EXECUTION COPY

$275,000,000

SENIOR SECURED REVOLVING FACILITY CREDIT AGREEMENT

Dated as of November 10, 2010
among
CHEMTURA CORPORATION and
the Subsidiary Borrowers referenced herein,
as Borrowers
and
BANK OF AMERICA, N.A.
as Administrative Agent and Swing Line Lender
and
WELLS FARGO CAPITAL FINANCE, LLC
as Syndication Agent
and
CITIBANK, N.A.
BARCLAYS BANK PLC
GOLDMAN SACHS LENDING PARTNERS LLC
as Co-Documentation Agents
and
WELLS FARGO BANK, N.A.
as Initial Issuing Bank
and
THE INITIAL LENDERS AND THE OTHER LENDERS PARTY HERETO

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
and
CITIGROUP GLOBAL MARKETS INC.
as Joint Lead Arrangers

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
WELLS FARGO CAPITAL FINANCE, LLC
CITIGROUP GLOBAL MARKETS INC.
BARCLAYS CAPITAL
and
GOLDMAN SACHS LENDING PARTNERS LLC
as Joint Bookrunners

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.01 Representations and Warranties of the Loan Parties	77
ARTICLE V

COVENANTS OF THE LOAN PARTIES
Section 5.01 Affirmative Covenants	82
Section 5.02 Negative Covenants	86
Section 5.03 Reporting Requirements	96
Section 5.04 Financial Covenant	99
ARTICLE VI

EVENTS OF DEFAULT
Section 6.01 Events of Default	100
Section 6.02 Actions in Respect of the Letters of Credit upon Default	102
ARTICLE VII

THE AGENTS
Section 7.01 Appointment and Authority	102
Section 7.02 Rights as a Lender	103
Section 7.03 Exculpatory Provisions	103
Section 7.04 Reliance by Administrative Agent	104
Section 7.05 Delegation of Duties	104
Section 7.06 Resignation of Administrative Agent	104
Section 7.07 Non-Reliance on Administrative Agent and Other Lender Parties	105
Section 7.08 No Other Duties, etc	105
Section 7.09 Administrative Agent May File Proofs of Claim	106
Section 7.10 Collateral and Guaranty Matters	106

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Designated Account Debtors
Schedule III	-	Form of Invoices
Schedule IV	-	Existing Letters of Credit
Schedule 1.01A	-	Fixed Charge Coverage Ratio Components
Schedule 1.01B	-	Subsidiary Borrowers
Schedule 1.01C	-	Guarantors
Schedule 4.01(a)	-	Equity Investments; Subsidiaries
Schedule 4.01(b)	-	Loan Parties
Schedule 4.01(i)	-	Disclosures
Schedule 4.01(m)	-	Environmental Liabilities
Schedule 4.01(t)	-	Surviving Debt and Effective Date Debt
Schedule 4.01(u)	-	Liens
Schedule 5.01(m)	-	Listed Subsidiaries
Schedule 5.02(r)	-	Exempt Accounts
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Swing Line Advance Notice
Exhibit C	-	Form of Assignment and Acceptance
Exhibit D	-	Form of Intercreditor Agreement
Exhibit E	-	Form of Borrowing Base Certificate
Exhibit F	-	Form of Security Agreement
Exhibit G	-	Form of Guaranty
Exhibit H	-	Form of Opinion of Counsel

SENIOR SECURED REVOLVING FACILITY CREDIT AGREEMENT

SENIOR SECURED REVOLVING FACILITY CREDIT AGREEMENT (this “Agreement”) dated as of November 10, 2010 among CHEMTURA CORPORATION, a Delaware corporation (the “Company”) and each of the Subsidiary Borrowers (as hereinafter defined) (each, including the Company, a “Borrower”, and collectively, the “Borrowers”), the Initial Lenders (as hereinafter defined) and the other banks, financial institutions and other institutional lenders party hereto (each, a “Lender”, and together with the Initial Lenders and any other person that becomes a Lender hereunder pursuant to Section 10.07, the “Lenders”), WELLS FARGO BANK, N.A., as the initial issuing bank (in such capacity, the “Initial Issuing Bank”), BANK OF AMERICA, N.A. (“Bank of America”), as administrative and collateral agent (or any successor appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties and the other Secured Parties (each as hereinafter defined) and as Swing Line Lender (as hereinafter defined), WELLS FARGO CAPITAL FINANCE, LLC (“Wells Fargo”), as syndication agent, CITIBANK. N.A. (“Citibank”), BARCLAYS BANK PLC (“Barclays Bank”) and GOLDMAN SACHS LENDING PARTNERS LLC (“GS”), as co-documentation agents, MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED (“MLPF&S”), Wells Fargo and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as joint lead arrangers (the “Lead Arrangers”), and MLPF&S, Wells Fargo, CGMI, BARCLAYS CAPITAL, the investment banking division of Barclays Bank (“Barclays Capital”), and GS, as joint bookrunners (the “Bookrunners”).

PRELIMINARY STATEMENTS

(1) On March 18, 2009 (the “Petition Date”), the Borrowers and the Guarantors (and certain other debtor Subsidiaries) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York for relief, and commenced proceedings (the “Cases”) under chapter 11 of the U.S. Bankruptcy Code (11 U.S.C. §§ 101 et seq.; the “Bankruptcy Code”) and have continued in the possession of their assets and in the management of their businesses pursuant to sections 1107 and 1108 of the Bankruptcy Code.

(2) The Company and the Company’s debtor Subsidiaries are party to that certain Amended and Restated Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of February 3, 2010 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing DIP Agreement”), among the Borrowers, the Guarantors and certain other Subsidiaries of the Company, as guarantors, the lenders party thereto, Citibank, as the initial issuing bank and as administrative agent, and the other agents party thereto.  The Existing DIP Agreement will be refinanced as part of the Transactions (as defined below).

(3) On November 3, 2010, the Company and the Company’s debtor Subsidiaries obtained an order of the Bankruptcy Court confirming a Chapter 11 plan of reorganization under the Bankruptcy Code filed by the Company with the Bankruptcy Court, and in connection therewith intends to substantially consummate the Plan on the date hereof.

(4) In connection with the transactions contemplated hereby and the reorganization of the Borrowers pursuant to the Plan, (a) the Company has issued $455,000,000 aggregate principal amount of 7.875% senior notes due 2018 (the “Senior Notes”), the proceeds of which have been funded into escrow, and (b) entered into a term loan credit facility in an aggregate principal amount not exceeding  $295,000,000, the proceeds of which have been funded into escrow (these transactions, together with all other transactions contemplated by the Confirmation Order and by this Agreement to occur on the Effective Date, being collectively referred to as the “Transactions”).  The proceeds of the Senior Notes and the Term Facility will be released from escrow concurrently with the effectiveness of the Facilities under this Agreement.

(5) The parties hereto hereby wish to enter into an asset-based revolving credit facility in an initial principal amount not exceeding $275,000,000, on the terms and conditions set forth in this Agreement, the proceeds of which would be used by the Borrowers to refinance Obligations outstanding under the Existing DIP Agreement and for working capital and other general corporate purposes and activities to the extent not prohibited by this Agreement or the other Loan Documents.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Debtor” means, with respect to any Account, the Person obligated on such Account.

“Accounts” has the meaning set forth in the UCC.

“Activities” has the meaning specified in Section 7.02(b).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Credit Advance, a Letter of Credit Advance or a Swing Line Advance.

“Affected Lender” has the meaning specified in Section 2.18.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms "controlling", “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agents” means, collectively, (i) the Administrative Agent, (ii) MLPF&S, CGMI and Wells Fargo in their capacities as Lead Arrangers, and (iii) MLPF&S, CGMI, Wells Fargo, Barclays Capital and GS in their capacities as Bookrunners.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to:  (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement, as if (i) such Hedge Agreement were being terminated early on such date of determination, (ii) such Loan Party or Subsidiary were the sole “Affected Party,” and (iii) the Administrative Agent were the sole party determining such payment amount (with the Administrative Agent reasonably making such determination pursuant to the provisions of the form of Master Agreement); (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination; or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized loss on such Hedge Agreement to the Loan Party or Subsidiary of a Loan Party party to such Hedge Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party or Subsidiary exceeds (ii) the present value of the future cash flows to be received by such Loan Party or Subsidiary pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition or this Agreement shall have the respective meanings set forth in the above described Master Agreement or any other document governing such Hedge Agreement.

“Albemarle Settlement and Cross License” means, collectively, (a) the mutual release by the Company and Great Lakes Chemical Corporation (“GLCC”), on the one hand, and Albemarle Corporation, on the other hand, of claims and counterclaims raised or that could be raised (i) in Albemarle Corporation v. Great Lakes Chemical Corporation, Civil Action Nos. 02-505-JVP-DLD and 02-506-JVP-DLD, consolidated, pending on the Effective Date in the United States District Court for the Middle District of Louisiana; (ii) in Albemarle Corporation v. Chemtura Corporation and Great Lakes Chemical Corporation, Civil Action No. 05-1239-JJB-SCR, pending on the Effective Date in the United States District Court for the Middle District of Louisiana; and (iii) in Chemtura Corporation v. Albemarle Corporation, Civil Action No. 3:09cv143-JRS, pending on the Effective Date in the United States District Court for the Eastern District of Virginia, (iv) in controversies relating to the Company’s and GLCC’s concerns that former employees of the Company or GLCC made available to Albemarle certain of the Company’s and/or GLCC’s trade secrets, confidential information and/or know-how, and/or (v) under U.S. Patent Numbers 4,719096, 4,725,425, 4,978518, 5,008,477, 5,030,778, 5,053,447, 5,077,334, 5,124,496, 5,302,768, 5,387,636, 5,457,248 and 6,958,423; and (b) the grant by the Company and/or GLCC to Albemarle Corporation of a nonexclusive, fully paid-up, royalty-free, irrevocable, world-wide license to manufacture, use, sell, offer for sale and import FM 2100 or any other products under the claims of U.S. Patent Number 5,457,248 and its respective foreign counterparts and continuations, including reissue patents, reexamined patents, as well as all of the applications to which this patent claims priority, the patents claiming priority from it, including continuation applications, continuation-in-part applications, CPA and RCE applications, divisional applications, and any patent that issues from a patent application that is subject to this clause (b), in consideration of the grant by Albemarle Corporation of certain licenses to the Company and GLCC with respect to certain of Albemarle Corporation’s intellectual property, in each case on substantially the terms set forth in the Settlement and Cross-License Agreement signed on December 24, 2009 among Albemarle Corporation, the Company and GLCC.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means, in the case of a Eurodollar Rate Advance or a Base Rate Advance outstanding on any date of determination, the applicable percentage per annum set forth below opposite Average Excess Availability, which shall for purposes of this definition be determined by reference to (i) for any such date during the fiscal quarter in which the Effective Date occurs or during the first full fiscal quarter commencing after the Effective Date, Average Excess Availability as of the Effective Date (after giving effect to all Transactions contemplated to occur on the Effective Date) and (ii) for any such date during each subsequent fiscal quarter, Average Excess Availability for the immediately preceding fiscal quarter:

Average Excess Availability	Eurodollar Rate Advances	Base Rate Advances
<$100 million	3.25%	2.25%
$100 million to $200 million	3.00%	2.00%
>$200 million	2.75%	1.75%

“Appropriate Lender” means, at any time, with respect to (a) the Revolving Credit Facility, a Lender that has a Commitment or Advances outstanding, in each case with respect to or under such Facility at such time, (b) the Letter of Credit Sublimit, (i) any Issuing Bank, and (ii) if the Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such Revolving Credit Lender, and (c) the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Advances are outstanding pursuant to Section 2.04(a), the Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale Cap” means, as of any date of determination, an amount equal to the greater of (i) $300,000,000 and (ii) 10.0% of Consolidated Net Tangible Assets.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 10.07 and in substantially the form of Exhibit C hereto.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Availability” means, at any time, (a) the lesser of (i) the Borrowing Base at such time (based on the most recent Borrowing Base Certificate), and (ii) the aggregate Commitments at such time minus (b) the sum of (i) the Advances outstanding at such time plus (ii) the aggregate Available Amount of all Letters of Credit outstanding at such time.  Availability at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.03(o) and the amount described in clause (b) above at such time.

“Average Excess Availability” means, for any period, the average amount of Availability for each day during such period.

“Bank of America” has the meaning specified in the recital of parties to this Agreement.

“Bank Product Reserves” means all reserves which the Administrative Agent from time to time establishes in its reasonable judgment for the Obligations under the Secured Cash Management Agreements then outstanding.

“Bankruptcy Code” has the meaning specified in the Preliminary Statements.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Cases or any other court having jurisdiction over the Cases, including, to the extent of the withdrawal of any reference under 28 U.S.C. § 157, the United States District Court for the Southern District of New York.

“Barclays Bank” has the meaning specified in the recital of parties to this Agreement.

“Barclays Capital” has the meaning specified in the recital of parties to this Agreement.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate, plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” means an Advance that bears interest based on the Base Rate.

“BBA LIBOR” has the meaning specified in the definition of “Eurodollar Base Rate”.

“Bookrunners” has the meaning specified in the recital of parties to this Agreement.

“Borrower” and “Borrowers” has the meaning specified in the recital of parties to this Agreement; provided, that, upon the request of the Company from time to time, additional wholly-owned domestic Subsidiaries of the Company that own assets eligible to be included in the Borrowing Base may be added as Borrowers hereunder, effective upon the execution and delivery to the Administrative Agent (i) by the relevant additional Subsidiary Borrower of Notes replacing the outstanding Notes or amendments or joinders to the outstanding Notes (in each case to the extent Notes have been issued under Section 2.17) and appropriate joinder agreements to this Agreement (and if applicable, to the Collateral Documents, the Guaranty and the Intercreditor Agreement) and (ii) by the Guarantors of their reaffirmation of each Guaranty, in each case in customary form reasonably satisfactory to the Administrative Agent, and any other Collateral Documents and other documents that such Subsidiary Borrower would be required to deliver pursuant to Section 5.01(m) hereof if it were becoming a Guarantor (with such modifications thereto as are reasonably necessary to accommodate the relevant Subsidiary Borrower becoming a Borrower and not a Guarantor).

“Borrower Materials” has the meaning specified in Section 10.12.

“Borrower’s Account” means the account of the Company maintained by the Company and specified in writing to the Administrative Agent from time to time.

“Borrowing” means a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means (i) 85% of the value of Eligible Receivables, plus (ii) the lesser of (A) 85% of the Net Orderly Liquidation Value Percentage of Eligible Inventory and (B) 75% of the cost of Eligible Inventory, minus (iv) Reserves.

“Borrowing Base Certificate” means a certificate in substantially the form of Exhibit E hereto (with such changes therein as may be required in accordance with the terms of this Agreement by the Administrative Agent to reflect the components of, and reserves against, the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Company or by the controller of the Company, which shall include detailed calculations as to the Borrowing Base as reasonably requested by the Administrative Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Canadian Debtor” means Chemtura Canada Co./Cie, a company organized under the laws of Ontario, Canada.

“Capital Expenditures” means, for any Person for any period, the sum (without duplication) of all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cases” has the meaning specified in the Preliminary Statements.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Banks or Swing Line Lender and the Lenders, as collateral for the L/C Obligations, Obligations in respect of Swing Line Advances, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances in an amount not less than 103% of the face amount of such L/C Obligations, pursuant to customary documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Banks or the Swing Line Lender (as applicable).  Derivatives of such term have corresponding meanings.

“Cash Dominion Period” means (a) the period commencing on any date that is the third consecutive day that Availability is less than the greater of (i) $40,000,000 and (ii) 15% of the aggregate amount of Revolving Credit Commitments then in effect and continuing until the date when Availability has been, for 45 consecutive days including such date, equal to or greater than the greater of (i) $40,000,000 and (ii) 15% of the aggregate amount of Revolving  Credit Commitments then in effect and (b) any period during which an Event of Default shall have occurred and be continuing.

“Cash Equivalents” means any of the following, to the extent having a maturity of not greater than 12 months from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) certificates of deposit of or time deposits with any commercial bank that is a Lender Party or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $25,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, and (d) Investments, classified in accordance with GAAP, as current assets of the Company or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender Party, an Affiliate of a Lender Party, a Lead Arrangers or an Affiliate of a Lead Arranger, in its capacity as a party to such Cash Management Agreement.

“CFC” means an entity that is classified as a controlled foreign corporation under Section 957 of the Internal Revenue Code.

“CFH” means Crompton Financial Holdings.

“CGMI” has the meaning specified in the recital of parties to this Agreement.

“Change of Control” means and shall be deemed to have occurred if (a) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Company (or other securities convertible into such Voting Stock) representing 35% or more (in the case of a single Person) or 50% or more (in the case of two or more Persons acting in concert) of the combined voting power of all Voting Stock of the Company; or (b) after the second anniversary of the date of this Agreement, individuals who as of the date of such second anniversary were directors of the Company, together with each individual on the board of directors of the Company who was either (x) elected or appointed by a majority of those members of the board of directors of the Company who were members at the time of such election or appointment or (y) nominated for election or appointment by a majority of those members of the board of directors of the Company who were members at the time of such nomination, shall cease for any reason to constitute a majority of the board of directors of the Company.

“Citibank” has the meaning specified in the recital of parties to this Agreement.

“Collateral” means all “Collateral” referred to in the Collateral Documents and all other property of the Loan Parties that is or is purported to be subject to any Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means any landlord waiver, mortgagee waiver, bailee letter, or any similar acknowledgment or agreement of any warehouseman or processor that owns or is in possession of property where any Inventory is stored or located, pursuant to which a Person shall waive or subordinate its rights and claims as landlord, mortgagee, bailee, warehouseman or processor in any Inventory of a Loan Party and grant access to the Administrative Agent for the repossession and sale of such Inventory, in each case in form and substance substantially identical to the collateral access agreements obtained in connection with the Existing DIP Agreement (with changes thereto to reflect Bank of America as the Administrative Agent).

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, the Mortgages and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Increase” has the meaning specified in Section 2.19.

“Commitment Increase Lender” has the meaning specified in Section 2.19.

“Commitment Letter” means the commitment letter dated as of August 11, 2010 among the Company and the Bookrunners.

“Company” has the meaning specified in the recital of parties to this Agreement.

“Confirmation Order” has the meaning specified in Section 3.01(b).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Net Income” of a Person (the “Specified Person”) for any period means the aggregate of the net income (loss) of the Specified Person and its Subsidiaries for such period, on a Consolidated basis, determined in accordance with GAAP; provided that:

(1)           the net income (loss) of any Person that is not a Subsidiary of the Specified Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash (or to the extent converted into cash) to the Specified Person or a Subsidiary thereof (subject, in the case of dividends or distributions paid to a Subsidiary, to the limitations contained in clause (2) below);

(2)           [Intentionally Omitted];

(3)           any gain or loss, together with any related provision for taxes on such gain or loss less all fees and expenses or charges relating thereto, realized in connection with: (a) any sale of assets outside the ordinary course of business of the Specified Person; or (b) the disposition of any securities by the Specified Person or a Subsidiary thereof or the extinguishment of any Debt of the Specified Person or any Subsidiary thereof, will be excluded;

(4)           any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss (less all costs and expenses if incurred in connection with the Cases, the Senior Notes, this Revolving Credit Facility or the Term Facility), will be excluded;

(5)           any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of the Specified Person and any Subsidiary thereof will be excluded; provided that such shares, options or other rights can be redeemed at the option of the holder only for Equity Interests (other than Redeemable Equity Interests) of the Specified Person;

(6)           the cumulative effect of a change in accounting principles will be excluded;

(7)           (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Effective Date and (b) any restoration to or deduction from income for changes in estimates related to the post-emergence settlement of prepetition claims obligations in relation with Chapter 11 of the Bankruptcy Code following the Effective Date, in each case, will be excluded;

(8)           any charges or credits relating to any purchase accounting adjustments or to the adoption of fresh-start accounting principles will be excluded;

(9)           to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss will be excluded;

(10)           fees and expenses related to a Foreign Asset Based Financing or any asset-based revolving credit agreement incurred in reliance on Section 5.02(b)(vi) or 5.02(b)(xi) and secured by Liens on inventory and/or accounts receivable (and related assets) of the relevant Foreign Subsidiaries will be excluded;

(11)           any net after-tax gains attributable to the termination of any employee pension benefit plan will be excluded;

(12)           (a) any non-cash net after-tax income or loss from operating results of discontinued operations as defined by GAAP and (b) any net after-tax gains or losses from sales of discontinued operations, in each case will be excluded;

(13)           any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Debt, Obligations in respect of Hedge Agreements or other derivative instruments entered into in relation with the Debt extinguished will be excluded;

(14)           any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Debt (including any net loss or gain resulting from Obligations in respect of Hedge Agreements for currency exchange risk entered into in relation with Debt) will be excluded;

(15)           any non-cash impairment charges or asset write-downs or write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP will be excluded; and

(16)           any increase in amortization or depreciation or other non-cash charges or the impact of write-off of deferred revenues resulting from the application of SOP 90-7 in relation to all transactions arising out of a plan of reorganization in any of the Cases and emergence from Chapter 11 of the Bankruptcy Code shall be excluded.

“Consolidated Net Tangible Assets” means, as of any date, the total assets of the Company and its Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of the Company and its Subsidiaries), in each case calculated on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Company as of the end of the most recent fiscal year or quarter in respect of which financial statements have been furnished to the Administrative Agent pursuant to Section 5.03 prior to such date; provided that in the event that the Company or any of its Subsidiaries has assumed or acquired any assets in connection with the acquisition by the Company and its Subsidiaries of another Person subsequent to such balance sheet date but prior to the event as a result of which the calculation of Consolidated Net Tangible Assets is being made, then Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred on such balance sheet date.

“Contract” means an agreement between any Borrower and an Account Debtor in any written form acceptable to such Borrower, or in the case of any open account agreement as evidenced by one of the forms of invoices set forth in Schedule III hereto or otherwise approved by the Administrative Agent from time to time (which approval shall not be unreasonably withheld), pursuant to or under which such Account Debtor shall be obligated to pay for goods or services from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Conversion”, “Convert” and “Converted” each refers to the conversion of Advances from one Type to Advances of the other Type.

“Conyers Fire Settlement” means the settlement of certain claims against Bio-Lab, Inc. (“BioLab”) and GLCC relating to a fire that occurred at BioLab’s Plant 14 finished goods warehouse in Conyers, Georgia on May 25 and May 26, 2004, pursuant to which settlement such claims against the Company and its Subsidiaries will be dismissed and released in consideration of BioLab and GLCC establishing, in an escrow account with Citibank or another escrow agent mutually agreed upon by the parties, a $7,000,000 settlement fund for the payment of such claims in accordance with the settlement agreement therefor approved by the Bankruptcy Court.

“Debt” of any Person means, without duplication, (a) the outstanding principal amount of all indebtedness of such Person for borrowed money (including Obligations hereunder), (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not overdue by more than 90 days), (c) all Obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person, (f) all Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guarantee Obligations of such Person, and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or any other applicable jurisdiction from time to time in effect and affecting the rights of creditors generally.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that, as determined by the Administrative Agent in good faith, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit or Swing Line Advances, within three Business Days of the date required to be funded by it hereunder,  (b) has notified the Borrowers or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Designated Litigation Liabilities” means liabilities for litigation matters the liabilities for which have been estimated or determined under and in accordance with the Plan and/or Disclosure Statement.

“Disclosure Statement” means that certain disclosure statement dated as of August 4, 2010 and filed with the Bankruptcy Court with respect to the Cases, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrowers and the Administrative Agent.

“EBITDA” means, for any Person for any period, Consolidated Net Income of such Person plus (a) without duplication, to the extent included in the calculation of Consolidated Net Income of such Person for such period in accordance with GAAP, the sum of (i) provision for taxes based on income or profits of such Person and its Subsidiaries, plus (ii) Fixed Charges (as defined in the Term Facility Credit Agreement in effect as of the date hereof), (iii) depreciation, (iv) amortization, and (v) other non-cash expenses (excluding any such non-cash expense to the extent that it represents an amortization of a prepaid cash expense that was paid in a prior period) minus (b) the sum of (i) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, and (ii) any cash expense paid in such period that had been accrued or reserved for as a non-cash expense (for expenses in any future period) and added back in the calculation of EBITDA in a prior period, except to the extent that such expense decreased Consolidated Net Income for such period in accordance with GAAP, plus (c) items reducing Consolidated Net Income of such Person confirmed by the chief financial officer of the Company in a certificate delivered to the Administrative Agent to be directly related to restructuring (including but not limited to facility closure and severance expense), asset impairments or other extraordinary items and fees (including professional fees) and expenses, in each case incurred through the end of the Company’s fiscal quarter ended March 31, 2011 in connection with the Cases and/or the Company’s emergence from Chapter 11 of the Bankruptcy Code pursuant to the Plan and/or the financings expressly contemplated by the Plan and/or the Disclosure Statement, plus (d) charges for legal and other expenses in connection with Designated Litigation Liabilities in an aggregate amount not to exceed $15,000,000, in the case of each of the foregoing clauses (a) through (d), for such Person and its Subsidiaries on a Consolidated basis in accordance with GAAP.  Except for purposes of the definition of “Excess Cash Flow”, EBITDA shall be calculated on a Pro Forma Basis.  For purposes of calculating EBITDA for any month that ends prior to the Effective Date, EBITDA for each such month set forth in Schedule 1.01A hereto shall be deemed to be the amount set forth opposite such month in Schedule 1.01A.

“Effective Date” has the meaning specified in Section 3.01.

“Effective Date Debt” has the meaning specified in Section 5.02(b).

“Eligible Assignee” means (i) a Lender Party; (ii) an Affiliate of a Lender Party; (iii) an Approved Fund; and (iv) any other Person (other than an individual) approved by (w) the Administrative Agent, (x) each Issuing Bank, (y) the Swing Line Lender and (z) unless an Event of Default has occurred and is continuing, the Company (such approval not to be unreasonably withheld or delayed, and provided that if the Company shall not grant or deny any such approval in writing within 10 days of any request therefor, such approval shall be deemed to have been given); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eligible Inventory” means, at the time of any determination thereof, without duplication, the Inventory Value of the Borrowers at such time that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (m) below.  No Inventory shall be deemed Eligible Inventory if, without duplication:

(a) a Borrower does not have good, valid and unencumbered title thereto, subject only to Liens granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents, Permitted Liens and Liens that are subject to the Intercreditor Agreement; or

(b) it is not located in the United States; or

(c) it is either (i) not located on property owned by a Borrower or (ii) located at a third party processor or (except in the case of consigned Inventory, which is covered by clause (f) below) in another location not owned by a Borrower (it being understood that the Company will provide its best estimate of the value of such Inventory to be agreed to by the Administrative Agent and reflected in the Borrowing Base Certificate), and either (A) is not covered by a Collateral Access Agreement, (B) a Rent Reserve has not been taken with respect to such Inventory or, in the case of any third party processor, a Reserve has not been taken by the Administrative Agent in the exercise of its reasonable discretion or (C) is not subject to an enforceable agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which the relevant Borrower has validly assigned its access rights to such Inventory and property to the Administrative Agent; provided, however, that no Inventory of a Person that is not a Borrower as of the Effective Date but becomes a Borrower after the Effective Date shall be deemed ineligible solely pursuant to this clause (c) during the 40-day period following the later of (x) the date such Person becomes a Borrower and (y) such later date as the Administrative Agent may reasonably determine (it being understood that such later date shall not be more than 20 days after the end of such 40-day period); provided, further, however, that during the 60-day period following the Effective Date (or such later date as the Administrative Agent reasonably determines), no Inventory of a Person at any location shall be deemed ineligible pursuant to this clause (c) so long as a Rent Reserve is taken with respect to such location (and such Rent Reserve shall be taken with respect to such location if the Borrower shall so notify the Administrative Agent) in an amount equal to the “Rent Reserve” taken under the Existing DIP Agreement with respect to such location immediately prior to the Effective Date; or

(d) it is operating supplies, labels, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts, nonproductive stores inventory and other such materials, in each case not considered used for sale in the ordinary course of business of the Borrowers by the Administrative Agent in its reasonable discretion from time to time; or

(e) it is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent subject only to Permitted Liens (it being understood that Eligible Inventory may be subject to a second priority Lien securing the Term Facility in accordance with the Intercreditor Agreement); or

(f) it has been sold or is consigned at a customer, supplier or contractor location but still accounted for in the Borrowers’ inventory balance; or

(g) it is in transit (unless it is in transit from one location within the United States of a Borrower to another location of a Borrower within the United States and as to which a Reserve has been taken by the Administrative Agent in the exercise of its reasonable discretion); or

(h) it is obsolete, slow-moving, nonconforming or unmerchantable or is identified as a write-off, overstock or excess by a Borrower, or does not otherwise conform to the representations and warranties contained in this Agreement and the other Loan Documents applicable to Inventory; or

(i) it is Inventory used as a sample or prototype, display or display item; or

(j) and to the extent any portion of Inventory Value thereof is attributable to intercompany profit among Borrowers or their Affiliates; or

(k) it is damaged, defective or marked for return to vendor, has been deemed by a Loan Party to require rework or is being held for quality control purposes; or

(l) it does not meet all material applicable standards imposed by any Governmental Authority having regulatory authority over it; or

(m) in the case it is owned by a Person that is not a Borrower as of the Effective Date but becomes a Borrower after the Effective Date, as to which the Administrative Agent shall not have completed its due diligence investigation in scope, and with results, satisfactory to the Administrative Agent (the Administrative Agent hereby agrees to use its commercially reasonable efforts to complete its due diligence investigation of any such Person on or prior to the date such Person becomes a Borrower; provided the Administrative Agent is given all diligence information on a timely basis pursuant to Section 5.01(n)(iv)).

“Eligible Receivables” means, at the time of any determination thereof, each Account that satisfies the following criteria: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Borrower from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Borrower and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (w) below.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (A) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), (B) the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (C) the aggregate amount of all cash received in respect of such Account but not yet applied by a Borrower to reduce the amount of such Account.  No Account shall be an Eligible Receivable if, without duplication:

(a) any representation or warranty contained in this Agreement or any other Loan Document with respect to such specific Account is not true and correct with respect to such Account; or

(b) the Account Debtor on such Account has disputed liability or made any claim with respect to such Account or any other Account due from such Account Debtor to any Borrower but only to the extent of such dispute or claim; or

(c) the Account Debtor in respect of such Account or any of its Affiliates is also a supplier to any Borrower; provided that such Account shall be ineligible pursuant to this clause (c) only to the extent of an amount equal to the aggregate amount of accounts payable or other indebtedness owing by the Borrowers to such Account Debtor or any of its Affiliates as at such date, unless the Account Debtor has executed a satisfactory no-offset letter; or

(d) the transaction represented by such Account is to an Account Debtor which, if a natural person, is not a resident of the United States or, if not a natural person, is organized under the laws of a jurisdiction outside the United States or has its chief executive office outside the United States, unless (i) such Account is backed by a letter of credit in customary and reasonable form from an issuer reasonably deemed creditworthy by the Administrative Agent, which letter of credit is reasonably acceptable to the Administrative Agent in its reasonable discretion and such letter of credit names the Administrative Agent as the beneficiary or the issuer of such letter of credit has consented to the assignment of the proceeds thereof to the Administrative Agent, (ii) such Account Debtor is, if a natural person, a resident of Canada or the United Kingdom or, if not a natural person, is organized under the laws of the United Kingdom, Canada or a province of Canada and has its chief executive office in the United Kingdom or Canada, as applicable, and such Account is denominated in U.S. Dollars, (iii) such Account Debtor is listed on Schedule II or (iv) such Account is backed by insurance reasonably acceptable to the Administrative Agent and the relevant insurance policy names the Administrative Agent as additional insured and loss payee; provided that if the Account Debtor is located in a jurisdiction outside the United States, the United Kingdom or Canada, this clause (d) shall not apply with respect to Accounts to the extent that such Accounts are denominated in U.S. Dollars and arise from sales of inventory shipped from the United States and the face amount thereof does not exceed 10% of the face amount of all Eligible Receivables; or

(e) the sale to the Account Debtor on such Account is on a bill-and-hold, guaranteed sale, sale-and-return, sale-on-approval or consignment basis; or

(f) such Account is not subject to a valid and perfected first priority Lien in favor of the Administrative Agent for the benefit of the Secured Parties; or

(g) such Account is subject to any deduction, offset, counterclaim, return privilege or other conditions; or

(h) the Account Debtor on such Account is located in any State of the United States requiring the holder of such Account, as a precondition to commencing or maintaining any action in the courts of such State either to (i) receive a certificate of authorization to do business in such State or be in good standing in such State or (ii) file a Notice of Business Activities Report with the appropriate office or agency of such State, in each case unless the holder of such Account has received such a certificate of authority to do business, is in good standing or, as the case may be, has duly filed such a notice in such State; or

(i) the Account Debtor on such Account is a Governmental Authority, unless the applicable Borrower has assigned its rights to payment of such Account to the Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended, in the case of a federal Governmental Authority, and pursuant to applicable law, if any, in the case of any other Governmental Authority, and such assignment has been accepted and acknowledged by the appropriate government officers; or

(j) 50% or more of the face amount of the Accounts of the Account Debtor are not, or are determined by the Administrative Agent not to be, Eligible Receivables as a result of the provisions of clause (o) below; or

(k) the payment obligation represented by such Account is denominated in a currency other than U.S. Dollars; or

(l) such Account is not evidenced by an invoice or other writing in form acceptable to the Administrative Agent, in its sole discretion; or

(m)  any Borrower, in order to be entitled to collect such Account, is required to deliver any additional goods or merchandise to, perform any additional service for, or perform or incur any additional obligation to, the Person to whom or to which it was made; or

(n) the total Accounts of the Account Debtor on such Account to the Borrowers (taken as a whole) represent (a) if such Account Debtor has an Investment Grade Rating, more than 15% of the face amount of the Eligible Receivables of the Borrowers (taken as a whole) at such time, or (b) if such Account Debtor does not have an Investment Grade Rating, more than 5% of the face amount of the Eligible Receivables of the Borrowers (taken as a whole) at such time, but in each case only to the extent of such excess; or

(o) such Account (or any portion thereof) remains unpaid for more than (x) 60 days from the original payment due date, or (y) 90 days from the original invoice date thereof, except that for purposes of clause (y) above, in the case of an Account that is a Long Term Account, such Account shall be an Eligible Receivable for the period commencing with the day that is 180 days prior to the original payment due date for such Account until the day that is 60 days after the original payment due date for such Account, notwithstanding that such Account remains unpaid for more than 90 days from the original invoice date thereof; provided that the total Long Term Accounts that represent (A) on any day in the month of January, February, March, April, May or June, more than 35%, (B) on any day in the month of July, more than 20%, (C) on any day in the month of August, September or October, more than 10% or (D) on any day in the month of November or December, more than 15%, in each case, of the face amount of the Eligible Receivables of the Account Debtors (taken as a whole) at such time, shall not be Eligible Receivables to the extent of such excess); or

(p) the Account Debtor on such Account has (i) filed a petition for bankruptcy or any other relief under any Debtor Relief Law, (ii) made an assignment for the benefit of creditors, (iii) had filed against it any petition or other application for relief under any Debtor Relief Law, (iv) failed, suspended business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation or (v) had or suffered a receiver or a trustee to be appointed for all or a significant portion of its assets or affairs; or

(q) such Account is not payable into a deposit account maintained with the Administrative Agent or which is the subject of an account control agreement described in Section 5.01(k); provided that no such Account shall be deemed ineligible pursuant to this clause (q) solely because it is not payable into a deposit account meeting the foregoing requirements until such time as the Borrowers are required to have obtained control agreements with respect to such deposit account under Section 5.01(k); or

(r) such Account does not arise under a Contract which has been duly authorized and which, together with such Account, is in full force and effect and constitutes the legal, valid and binding obligation of the Account Debtor of such Account enforceable against such Account Debtor in accordance with its terms; or

(s) such Account, together with the Contract related thereto, contravenes in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) or with respect to which any party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect; or

(t) the inventory giving rise to such Account has not been sent to the Account Debtor or the services giving rise to such Account have not yet been rendered to the Account Debtor; or

(u) the sale to such Account Debtor on such Account is not a final sale; or

(v) such Account relates to inventory not yet shipped or services not yet rendered; or

(w) in the case such Account is owned by a Person that is not a Borrower as of the Effective Date but becomes a Borrower after the Effective Date, as to which the Administrative Agent shall not have completed its due diligence investigation in scope, and with results, satisfactory to the Administrative Agent (the Administrative Agent hereby agrees to use its commercially reasonable efforts to complete its due diligence investigation of any such Person on or prior to the date such Person becomes a Borrower; provided the Administrative Agent is given all diligence information on a timely basis pursuant to Section 5.01(n)(iv)).

For the avoidance of doubt, it is acknowledged and agreed that any calculation of ineligibility made pursuant to more than one clause above shall be made without duplication.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Environmental Action” means any action, suit, written demand, demand letter, claim, notice of noncompliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating to any Environmental Law, any Environmental Permit, or Hazardous Material, or arising from alleged injury or threatened injury to public or employee health and safety, as such relates to exposure to Hazardous Material, or to pollution or protection of the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response or remedial action and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any applicable federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree, or legally binding judicial or agency interpretation, relating to pollution or protection of the environment, public or employee health and safety, as such relates to exposure to Hazardous Material, or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any ERISA Plan (other than any such event with respect to which the notice requirement has been waived pursuant to applicable regulations in effect as of the date hereof); (b) the application by a Loan Party or any ERISA Affiliate for a minimum funding waiver with respect to an ERISA Plan; (c) the provision by the administrator of any ERISA Plan of a notice of intent to terminate such ERISA Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA on the assets of any Loan Party or ERISA Affiliate shall have been met with respect to any ERISA Plan; (g) the adoption of an amendment to an ERISA Plan requiring the provision of security by any Loan Party or ERISA Affiliate to such ERISA Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate an ERISA Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such ERISA Plan.

“ERISA Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Estimation/Settlement Orders” has the meaning specified in Section 3.01(b).

“Euro”, “€” and “EUR” means the single currency of participating member states of the EMU.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrowers and the Administrative Agent.

“Eurodollar Rate” means:

(a) for any Interest Period with respect to a Eurodollar Rate Advance, a rate per annum equal to the rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Rate Reserve Percentage

where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Advance being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b)           for any interest calculation with respect to a Base Rate Loan on any date, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Rate Reserve Percentage

where,

“Eurodollar Base Rate” means the rate per annum equal to (i) BBA LIBOR, as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to such date, for Dollar deposits with a term of one month commencing on such date or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on such date in same day funds in the approximate amount of the Base Rate Advance being made, continued or converted and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at approximately 11:00 a.m. (London time), two London Banking Days prior to such sale.

“Eurodollar Rate Advance” means an Advance that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Eurodollar Rate Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Advance shall be adjusted automatically as of the effective date of any change in the Eurodollar Rate Reserve Percentage.

“Events of Default” has the meaning specified in Section 6.01.

“Excluded Accounts” means payroll accounts, trust accounts, escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties not affiliated with the Company in the ordinary course of business or in connection with acquisitions, investments or dispositions permitted under this Agreement, deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and reserve accounts expressly contemplated under the Plan and/or Disclosure Statement (including, but not limited to reserves expressly contemplated under the Plan and/or Disclosure Statement for diacetyl claims and environmental claims), and escrow accounts established pursuant to contractual obligations to third parties not affiliated with the Company for casualty payments and insurance proceeds, or deposit accounts holding deposits below $1,000,000.

“Excluded Subsidiary” means (a) any Foreign Subsidiary, (b) any Subsidiary of the Company that is not a Foreign Subsidiary if substantially all of its assets consist of Equity Interests of one or more direct or indirect Foreign Subsidiaries, (c) any Receivables Entity, and (d) any wholly owned Subsidiary of the Company that is not a Foreign Subsidiary but that is a Subsidiary of a Foreign Subsidiary.

“Exempt Account” means each of the deposit accounts listed on Schedule 5.02(r) and each other deposit account that is opened after the Effective Date for similar operating or disbursement purposes and not for purposes of collecting payments on Accounts.

“Existing DIP Agreement” has the meaning specified in the Preliminary Statements.

“Existing Letter of Credit” means each “Letter of Credit” (as defined in the Existing DIP Agreement) issued under the Existing DIP Agreement and outstanding on the Effective Date (each of which that is outstanding as of the date hereof is set forth on Schedule IV).

“Extraordinary Receipt” means any proceeds of property or casualty insurance (in any event excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards in respect of any Revolving Facility Collateral (and payments in lieu thereof).

“Extraordinary Receipts Proceeds” has the meaning specified in Section 2.06(b)(i).

“Facility” means the Revolving Credit Facility and/or the Letter of Credit Sublimit and/or the Swing Line Sublimit.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means each of (i) the fee letter dated August 11, 2010 between the Company and Bank of America and (ii) the fee letter dated August 11, 2010 among the Company and the Bookrunners.

“Fiscal Year” means a fiscal year of the Company and its Subsidiaries ending on December 31.

“Fitch” means Fitch Ratings Ltd.

“Fixed Charge Coverage Ratio” means, at any time, the ratio, determined on a Consolidated basis for the Company and its Subsidiaries for the most recently ended period of twelve fiscal months, of (a) EBITDA for such period minus Capital Expenditures made (other than those funded by the issuance of Debt (it being understood such Debt does not include Debt borrowed under this Agreement) or equity) during such period minus taxes paid in cash during such period (to the extent added back to net income in the calculation of EBITDA for such period), to (b) the sum of (i) Interest Expense paid in cash during such period (minus the sum of (A) total cash interest income and (B) net payments received with respect to interest rate Hedge Agreements, in each case for such period) plus (ii) scheduled principal payments (it being understood that scheduled principal payments shall not include mandatory prepayments required as a result of an event other than the occurrence of a certain date) made on borrowed money plus (iii) declared or paid dividends or other distributions, or repurchases, redemption or other acquisition or retirement for value, in each case to the extent paid (or declared for payment) in cash with respect to capital stock (except that this clause (iii) shall not include such payments made or declared (1) to the Company or its Subsidiaries or (2) by a Subsidiary of the Company to a person other than the Company or its Subsidiaries if such payment or declaration is made ratably to holders of the relevant class of capital stock of the relevant Subsidiary), plus (iv) to the extent not deducted from Consolidated net income to determine EBITDA during such period, amounts paid during such period with respect to any (A) environmental liabilities, and (B) pension and other post employment benefit liabilities. Notwithstanding anything herein to the contrary, (A) the amounts described in clauses (i), (ii), (iii) and (iv) of the preceding sentence shall not include amounts paid as contemplated under and in accordance with the Plan and/or Disclosure Statement, (B) the initial contribution (and the payments made to fund such contribution) made by any Foreign Subsidiary to its pension plan on or after the Effective Date in an aggregate amount not in excess of $25 million shall be deemed to be contemplated under (and made in accordance with) the Plan and the Disclosure Statement, (C) the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis, and (D) for purposes of calculating the Fixed Charge Coverage Ratio for any portion of the relevant 12-month period that occurs prior to the Effective Date, the amounts described in clauses (i), (ii), (iii) and (iv) of the preceding sentence for each month set forth in Schedule 1.01A hereto shall be deemed to be the amount set forth opposite such month in Schedule 1.01A.

“Fixed Charge and Liquidity Conditions” means, on any date of determination of whether the Fixed Charge and Liquidity Conditions are satisfied with respect to a particular transaction, that (i) immediately after giving effect to such transaction, on a Pro Forma Basis, the Fixed Charge Coverage Ratio shall be no less than 1.10:1.00 and (ii) both the Average Excess Availability for the 30 day period ending on such date of determination and the Availability on such date of determination shall not be less than the greater of $40,000,000 and 20% of the aggregate Revolving Credit Commitments then in effect.

“Foreign Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Company that are organized outside of the laws of the United States or any state or political subdivision thereof at such time.

“Foreign Asset Based Financing” means any asset-based financing (including receivables and/or and inventory based financing), factoring arrangements or other securitization programs, in each case entered into by Foreign Subsidiaries; provided that Foreign Asset Based Financing Obligations shall be considered Debt, and the “principal amount” of a Foreign Asset Based Financing that is not indebtedness for borrowed money shall mean the amount invested by investors that are not Affiliates of the Company and paid to the Company or its Subsidiaries, as reduced by the aggregate amounts received by such investors from the payment of receivables and applied to reduce such invested amounts.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Advances other than Swing Line Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Granting Lender” has the meaning specified in Section 10.07(k).

“GS” has the meaning specified in the recital of parties to this Agreement.

“Guarantee Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guarantee Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guarantor” means (i) those Subsidiaries of the Company that enter into the Guaranty on the Effective Date, which Subsidiaries are listed on Schedule 1.01C annexed hereto, and are the same as the guarantors under the Senior Notes and the Term Facility, and (ii) each direct Subsidiary of any Loan Party to the extent that such direct Subsidiary (A) is a Material Subsidiary formed or acquired after the Effective Date and required to execute and deliver a counterpart to the Guaranty pursuant to Section 5.01(m) or (B) otherwise has delivered a counterpart to the Guaranty and remains a guarantor thereunder in accordance with the terms thereof.

“Guaranty” means a guaranty substantially in the form attached hereto as Exhibit G, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Guaranty Supplement” has the meaning set forth in the Guaranty.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous, toxic or words of similar import under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements.

“Honor Date” has the meaning specified in Section 2.03(c).

“Immaterial Subsidiary” means any Subsidiary of the Company meeting any one of the following conditions that has been designated by the Company as an Immaterial Subsidiary in a writing delivered to the Administrative Agent (which designation may be rescinded by the Company’s delivery of written notice of such rescission to the Administrative Agent): (a) the consolidated total assets of such Subsidiary determined as of the end of the fiscal year of the Company most recently ended for which financial statements are required to be delivered under Section 5.03 does not exceed $5 million, or (b) the EBITDA of such Subsidiary does not exceed $5 million, for the period of four consecutive quarters of the Company most recently ended for which financial statements are required to be delivered pursuant to Section 5.03; provided that, at any time or from time to time, Subsidiaries shall not be designated as Immaterial Subsidiaries to the extent that the Immaterial Subsidiaries would represent, in the aggregate, (a) 5% or more of the consolidated total assets of the Company at the end of the most recently ended fiscal year of the Company or (b) 5% or more of the EBITDA of the Company for the most recently ended fiscal year, in each case, based upon the most recent financial statements required to be delivered pursuant to Section 5.03; provided, further, that, if the most recent financial statements required to be delivered pursuant to Section 5.03 for any fiscal quarter indicate that, by reason of subsequent changes following the designation of any one or more Subsidiaries as an Immaterial Subsidiary, the foregoing requirements of this definition would not be complied with (other than as a result of an impairment charge), individually or in the aggregate, then the Company shall use commercially reasonable efforts to promptly (but in any event within 180 days after the delivery of such financial statements) rescind such designations as are necessary so as to comply with such requirements and, in connection therewith, shall comply with the requirements of Section 5.01(m) (provided that any failure to comply with the requirements of Section 5.01(m) that are applicable as a result of such a rescission shall not constitute a Default or Event of Default hereunder until the expiration of such 180-day period, provided that such efforts are used).

“Incremental Amendment” has the meaning specified in Section 2.19.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.11.

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” has the meaning specified in the recital of parties to this Agreement.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders, which shall consist of the Bookrunners and/or their Affiliates; provided that any such bank, financial institution or other institutional lender shall cease to be an Initial Lender on any date on which it ceases to have a Commitment.

“Initial Pledged Debt” has the meaning specified in the Security Agreement.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property Security Agreement” means the intellectual property security agreement dated as of the date hereof in substantially the form of Exhibit A to the Security Agreement, together with each other security agreement supplement delivered pursuant to Section 5.01(m).

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Effective Date among the Borrowers, the initial Guarantors, the Administrative Agent, the Collateral Agent, and the administrative agent and collateral agent under the Term Loan Facility, in substantially the form of Exhibit D attached hereto.

“Interest Expense” means, for any period, the sum for such period of (a) interest on, and amortization of debt discount in respect of, Debt of the Company and its Subsidiaries and (b) amortization of discount of receivables or other assets of the Company and its Subsidiaries that are subject to factoring or securitization programs.  Interest Expense shall be calculated on a Pro Forma Basis.

“Interest Period” means, as to each Eurodollar Rate Advance, the period commencing on the date such Eurodollar Rate Advance is disbursed or Converted to or continued as a Eurodollar Rate Advance and ending on the date one, two, three or six months thereafter, as selected by the Borrowers in their Notice of Borrowing, provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Inventory” has the meaning specified in the UCC.

“Inventory Value” means with respect to any Inventory of a Borrower at the time of any determination thereof, (a) the lower of market value and standard cost determined on a first-in-first-out basis and carried on the general ledger or inventory system of such Borrower stated on a basis consistent with its current and historical accounting practices, in U.S. Dollars, determined in accordance with the standard cost method of accounting less, (b) without duplication, (i) any markup on Inventory from an affiliate and (ii) in the event variances under the standard cost method are expensed, a reserve reasonably determined by the Administrative Agent as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment” means, with respect to any Person, (a) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of, or of a beneficial interest in, any Equity Interests or Debt of any other Person, (b) any direct or indirect purchase or other acquisition (whether for cash, securities, property, services or otherwise) by such Person of all or substantially all of the property and assets of any other Person or of any division, branch or other unit of operation of any other Person, (c) any direct or indirect loan, advance, other extension of credit or capital contribution by such Person to, or any other investment by such Person in, any other Person (including, without limitation, any arrangement pursuant to which the investor incurs indebtedness of the types referred to in clause (i) or (j) of the definition of “Debt” set forth in this Section 1.01 in respect of such other Person) and (d) any agreement irrevocably binding such Person to make any Investment prior to the Stated Maturity Date.  The amount of any Investment outstanding at any time shall be the original cost of such Investment plus the cost of all additions made thereto, without adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but deducting therefrom the amount of any cash repayments or distributions received on account of such Investment by the Person making such Investment.

“Investment Grade Rating” with respect to a Person means that the Public Debt Rating of such Person is at least BBB- by S&P and Baa3 by Moody’s and such rating shall not be accompanied by either, in the case of S&P, a negative outlook, creditwatch negative or the equivalent thereof, or in the case of Moody’s, a negative outlook, a review for possible downgrade or the equivalent thereof (or, if such Person does not have a Public Debt Rating from S&P and Moody’s, the Public Debt Rating of such Person is at least BBB- by Fitch, and such rating shall not be accompanied by a negative watch or the equivalent thereof).

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance” or “issuance” means, with respect to any Letter of Credit, the issuance (or the deemed issuance under Section 2.03(a) in the case of any Existing Letter of Credit), amendment, renewal or extension of such Letter of Credit. “issue”, “issues” and “issued” have correlative meanings.

“Issuing Bank” means each Initial Issuing Bank (including any that issued an Existing Letter of Credit), and any other Revolving Credit Lender approved as an Issuing Bank by the Administrative Agent and any Eligible Assignee to which a Letter of Credit Commitment hereunder has been assigned pursuant to Section 7.09 or 10.07.

“Joint Venture” means a joint venture formed by the Company or any Subsidiary of the Company and a Person that is not an Affiliate of the Company or any Subsidiary of the Company.

“L/C Cash Collateral Account” means the account established by the Borrowers in the name of the Administrative Agent and under the sole and exclusive control of the Administrative Agent that shall be used solely for the purposes set forth herein.

“L/C Obligations” means, as at any date of determination, the aggregate Available Amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all Letter of Credit Advances.

“Lead Arrangers” has the meaning specified in the recital of parties to this Agreement.

“Lender Party” means any Lender or any Issuing Bank.

“Lenders” has the meaning specified in the recital of parties to this Agreement  and, as the context requires, includes the Swing Line Lender.

“Letter of Credit” means any letter of credit issued (or deemed issued in the case of any Existing Letter of Credit) under Section 2.03.

“Letter of Credit Advance” means an advance made by any Issuing Bank or Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable Issuing Bank.

“Letter of Credit Commitment” means with respect to any Issuing Bank, at any time, the obligation of such Issuing Bank to issue Letters of Credit pursuant to the terms and conditions of this Agreement in the dollar amount (a) set forth opposite such Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, set forth for such Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Issuing Bank’s Letter of Credit Commitment, in each case as the amount of such obligation may be reduced at or prior to such time pursuant to Section 2.06.

“Letter of Credit Expiration Date” means as of any date of determination, the day that is 5 Business Days prior to the Maturity Date.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time and (b) $125,000,000 as such amount may be reduced from time to time pursuant to Section 2.06. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Listed Subsidiary” has the meaning specified in Section 5.01(m).

“Listed Subsidiary Date” has the meaning specified in Section 5.01(m).

“Loan Documents” means (i) this Agreement, (ii) the Notes, if any, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercreditor Agreement, (vi) the Fee Letters, (vii) solely for purposes of the Collateral Documents, each Secured Cash Management Agreement, (viii) each Letter of Credit Application and (ix) any other document, agreement or instrument executed and delivered by a Loan Party in connection with the Facilities, in each case as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Long Term Account” means an Account that relates to a Contract (a) which has an original payment due date that is more than 90 days after the invoice date specified in such Contract and (b) pursuant to or under which the Account Debtor is obligated to pay for crop protection goods or services or consumer goods or services (including pool and spa treatment products and household cleaning products).

“Lyondell Property Purchase” means the purchase, in the approximate amount of $3,600,000, of certain real property (located in Lake Charles, Louisiana), equipment and related assets from Lyondell Chemical Company in resolution of existing disputes related to such property.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means a material adverse change, or any event or occurrence which could reasonably be expected to result in a material adverse change, in (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrowers, the Guarantors and their respective Subsidiaries, taken as a whole (it being understood that (i) matters disclosed prior to the date hereof in connection with the Cases, and (ii) to the extent consistent with the disclosure described in clause (i), the continuation and prosecution of the Cases, and the filing, solicitation of approvals and negotiation of the Plan for the Cases, shall not constitute such a change), (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document and (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties, contingent liabilities, material agreements or prospects of the Borrowers, the Guarantors and their respective Subsidiaries, taken as a whole (it being understood that (i) matters disclosed prior to the date hereof in connection with the Cases, and (ii) to the extent consistent with the disclosure described in clause (i), the continuation and prosecution of the Cases, and the filing, solicitation of approvals and negotiation of the Plan for the Cases, shall not be deemed to have such an effect),  (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document and (c) the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party.

“Material Real Property” means any real property owned or leased by any Loan Party reasonably determined by the Administrative Agent to be material (it being understood and agreed that no real property held on the date hereof is Material Real Property unless it was already designated as such pursuant to the Existing DIP Agreement).

“Material Subsidiary” means, on any date of determination, any Subsidiary of the Company that, on such date, is not an Immaterial Subsidiary.

“Maturity Date” means the fifth anniversary of the Effective Date.

“MLPF&S” has the meaning specified in the recital of parties to this Agreement.

“MNPI” has the meaning specified in Section 10.12.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage Policies” has the meaning specified in Section 3.01(f)(vi)(C)

“Mortgages” has the meaning specified in Section 3.01(f)(vi)(A).

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person that is not a Loan Party or an ERISA Affiliate or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate would reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any sale or other disposition of ownership of any asset of any Borrower constituting Revolving Facility Collateral consummated after the Effective Date (other than any sale or other disposition of assets pursuant to Section 5.02(h)(i), (ii), (iii), (v), (vi), (vii), (viii), (ix), (xi), (xiii), (xiv), (xv), (xvi), (xvii), (xviii), (xix), (xx); or (xxi)) or any single sale or other disposition (or series of related sales or other dispositions) of assets for cash proceeds of less than $50,000), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such sale or other disposition (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the amount required to be paid in respect of any Debt permitted hereunder (other than Debt under the Loan Documents) that is secured by a lien permitted under Section 5.02(a) on such asset and that is required to be repaid in connection with such sale or other disposition thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by such Borrower or its Subsidiaries, (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of such sale or other disposition, and (D) a reasonable reserve (which reserve shall be deposited into an escrow account with the Administrative Agent) for any purchase price adjustment or any indemnification payments (fixed and contingent) or other liabilities attributable to the seller’s obligations to the purchaser undertaken by such Borrower or any of its Subsidiaries in connection with such sale or other disposition (but excluding any purchase price adjustment or any indemnity which, by its terms, will not under any circumstances be made prior to the Maturity Date); and

(b) with respect to any Extraordinary Receipt of any Borrower after the Effective Date that is not otherwise included in clause (a) above, the excess, if any, of (i) the sum of the cash and Cash Equivalents received in connection therewith over (ii) the sum of (A) the amount required to be paid in respect of any Debt permitted hereunder (other than Debt under the Loan Documents) that is secured by a lien permitted under Section 5.02(a) on the assets giving rise to such Extraordinary Receipt and that is required to be repaid in connection with such Extraordinary Receipt, (B) the amount required to be paid with such Extraordinary Receipt under the terms of any contractual obligations permitted hereunder then in effect, (C) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by such Borrower or its Subsidiaries, and (D) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable within the current or the immediately succeeding tax year as a result of such Extraordinary Receipt.

“Net Orderly Liquidation Value Percentage” means, with respect to Inventory at any time, the quotient (expressed as a percentage) of (a) the Net Orderly Liquidation Value of all Inventory owned by the Borrowers divided by (b) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted third party appraisal in form and substance, and performed by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.

“Net Orderly Liquidation Value” means, with respect to Inventory, the orderly liquidation value with respect to such Inventory, net of expenses estimated to be incurred in connection with such liquidation, based on the most recent third party appraisal in form and substance, and by an independent appraisal firm, reasonably satisfactory to the Administrative Agent.

“Non-Consenting Lender” means, in the event that the Required Lenders have agreed to any consent, waiver or amendment pursuant to Section 10.01 that requires the consent of one or more Lenders in addition to the Required Lenders (other than in the case of any consent, waiver or amendment that solely requires the consent of the Required Lenders), any Lender whose agreement is necessary for the effectiveness of such consent, waiver or amendment but who does not so agree.

“Non-Loan Party” means any Subsidiary of a Loan Party that is not a Loan Party.

“Note” means a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding under any Debtor Relief Law.  Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.13(b).

“Outstanding Amount” means (a) with respect to Revolving Credit Advances or Swing Line Advances on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Advances or Swing Line Advances, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Letter of Credit Advance occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the Available Amount of any Letter of Credit taking effect on such date.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquired Debt” means Debt of a Person existing at the time that such Person becomes a Subsidiary of the Company pursuant to an Investment permitted hereunder, which Debt is existing at the time such Person becomes a Subsidiary of the Company (other than Debt incurred solely in contemplation of such Person’s becoming a Subsidiary of the Company).

“Permitted Discretion” means the Administrative Agent’s determination based upon such credit and collateral considerations as it may deem appropriate, in its sole discretion acting in a commercially reasonable manner and in accordance with its customary business practices.

“Permitted Lien” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (or if commenced, shall have been stayed):  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(d) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that individually or together with all other Permitted Liens outstanding on any date of determination do not materially and adversely affect the use of the property to which they relate; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments for the payment of money not constituting a Default under Section 6.01(f) or securing appeal or other surety bonds related to such judgments; (f) any banker's Lien or right of offset on moneys of the Company or any of its Subsidiaries in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business; (g) interest of lessees in property owned by the Company or any of its Subsidiaries where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Debt by the Company or any of its Subsidiaries; (h) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens arising from or related to precautionary UCC or like personal property security financing statements regarding operating leases (if any) entered into by the Company and its Subsidiaries in the ordinary course of business; (j) licenses, sublicenses, leases and subleases, to the extent that such would be an encumbrance, in each case entered into in the ordinary course of business and not materially interfering with the business of the Company or any of its Subsidiaries; (k) easements, restrictions (including zoning restrictions), rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (l) pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products; (m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including under Article 2 of the Uniform Commercial Code) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by the Company or any of its Subsidiaries; (n) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business; (o) Liens solely on any cash earnest money deposits made by the Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement; (p) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and consistent with past practice; (q) Liens consisting of escrow arrangements with respect to escrow accounts, to the extent such escrow accounts hold deposits by any proposed buyer in connection with any sale or disposition of assets permitted under this Agreement; (r) Liens consisting of an agreement to sell or otherwise dispose of any property in each case solely to the extent such sale or disposition would have been permitted on the date of the creation of such Lien; and (s) any netting or set-off arrangements entered into by the Company or any Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Subsidiary of the Company.

“Permitted Refinancing Debt” means any Debt of the Company or any Subsidiary thereof issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Debt of the Company or any Subsidiary thereof (other than Debt owed to the Company or to any Subsidiary of the Company); provided that:

(1) the amount of such Permitted Refinancing Debt does not exceed the amount of the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued and unpaid interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Debt has a final maturity date equal to or later than the final maturity date of, and has a weighted average life to maturity equal to or greater than the weighted average life to maturity of, the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to any of the Obligations under the Loan Documents, such Permitted Refinancing Debt is subordinated in right of payment to such Obligations on terms at least as favorable, taken as a whole, to the Lenders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded ranks equally in right of payment with any of the Obligations under the Loan Documents, such Permitted Refinancing Debt ranks equally in right of payment with, or is subordinated in right of payment to, such Obligations; and

(5) such Debt is incurred by either (a) the Subsidiary that is the obligor on the Debt being extended, refinanced, renewed, replaced, defeased or refunded or (b) a Loan Party.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” has the meaning specified in Section 3.01(b).

“Plan Documents” has the meaning specified in Section 3.01(b).

“Platform” has the meaning specified in Section 10.12.

“PMC Settlement” means the settlement of certain claims relating to the asset purchase agreement (the “PMC APA”) entered into by the Company and PMC Biogenix, Inc. (“PMC”) prior to the Petition Date, pursuant to which the Company sold its oleochemicals business and certain related assets to PMC, pursuant to which settlement (i) the value of a subordinated unsecured promissory note in the original principal amount of $10,000,000 owed by PMC to the Company shall be fixed (the “PMC Note Value”); (ii) the amount of PMC’s claim for amounts due and owing by Great Lakes Chemical Corporation (“GLCC”) to PMC in connection with certain products sold and delivered on various dates prior to the Petition Date by PMC to GLCC (the “GLCC Trade Receivables”) shall be fixed at $7,782; (iii) the amount of PMC’s claim for amounts due and owing by the Company to PMC in connection with certain products sold and delivered on various dates prior to the Petition Date by PMC to the Company (the “Chemtura Trade Receivables”) shall be fixed; (iv) the amount of the Company’s claims for amounts due and owing by PMC to the Company in connection with the parties’ ongoing business relationship (the “Chemtura Trade Payables”) shall be fixed; (v) PMC’s claims against the Company specified in the proof of claim (No. 392) filed in the Cases on account of alleged breaches of representations and warranties under the PMC APA, for rejection of the PMC APA and for prepetition and postpetition interest allegedly arising from the PMC APA shall be deemed an allowed unsecured claim in the amount of $5,500,000 (the “Initial PMC Allowed Chemtura Claim”); (vi) the PMC APA shall be deemed rejected under and pursuant to section 365(a) of the Bankruptcy Code; (vii) the amount of the Initial PMC Allowed Chemtura Claim shall be set off against the PMC Note Value, resulting in a net obligation of PMC to the Company of $3,209,810 for which PMC shall issue a new subordinated unsecured promissory note in like principal amount; (viii) the amount of the GLCC Trade Receivables shall be allowed as a general unsecured claim against GLCC; (ix) the amount of the Chemtura Trade Receivables shall be set off against the amount of the Chemtura Trade Payables, resulting in net obligation of the Company to PMC of $70,777.26, to be allowed against the Company as an administrative expense priority claim; (x) the subordinated secured promissory note in the original principal amount of $5,000,000 owed by PMC to the Company as of the Petition Date shall remain in full force and effect; and (xi) PMC and the Company shall execute a mutual release.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Forma Basis” means, in connection with the calculation of EBITDA, clause (b) of the definition of Fixed Charge Coverage Ratio (for purposes of this definition, “Fixed Charges”) or Interest Expense (each, a “Specified Metric”), that:

(1) in the event that the Company or any Subsidiary incurs, repays, repurchases or redeems any Debt or issues, repurchases or redeems Redeemable Equity Interests or Preferred Interests subsequent to the commencement of the period for which any Specified Metric is being calculated but on or prior to the date on which the event for which the calculation of such Specified Metric is made (the “Calculation Date”), then such Specified Metric will be calculated giving pro forma effect to such incurrence, repayment, repurchase or redemption of Debt, or such issuance, repurchase or redemption of Redeemable Equity Interests or Preferred Interests, and the use of the proceeds therefrom as if the same had occurred at the beginning of such period;

(2) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the Company or any Subsidiary (or by any Person that has subsequently become a Subsidiary or has subsequently merged or consolidated with or into the Company or any Subsidiary), including through mergers or consolidations, in each case, during the 12-month reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the 12-month reference period, and EBITDA for such reference period will be calculated on a pro forma basis, but without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(3) any EBITDA attributable to discontinued operations, as determined in accordance with GAAP, will be excluded;

(4) any Fixed Charges or Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges or Interest Expense, as the case may be, will not be obligations of the Company or any Subsidiary following the Calculation Date;

(5) whenever pro forma effect is to be given to an acquisition or disposition, the amount of EBITDA relating thereto and the amount of Fixed Charges or Interest Expense associated with any Debt incurred in connection therewith, unless otherwise specified, the pro forma calculations will be made in compliance with Article 11 of Regulation S-X under the Securities Act, as determined in good faith by a responsible financial or accounting officer of the Company provided that, pro forma calculations may include operating expense reductions and other operating improvements or synergies for such period resulting from such transaction (as determined in accordance with GAAP) for which pro forma effect is being given that have been realized, including but not limited to (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead;

(6) Fixed Charges or Interest Expense attributable to interest on any Debt (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate will be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Debt if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Debt) had been the applicable rate for the entire period; and

(7) Fixed Charges or Interest Expense attributable to interest on any Debt incurred under a revolving credit facility computed on a pro forma basis will be calculated based on the average daily balance of such Debt for the four fiscal quarters subject to the pro forma calculation to the extent that such Debt was incurred solely for working capital purposes.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 6.01, such Lender’s Commitment as in effect immediately prior to such termination) under the applicable Facility or Facilities at such time and the denominator of which is the amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.06 or 6.01, the amount of such Facility or Facilities as in effect immediately prior to such termination).

“Protective Advances” has the meaning specified in Section 2.01(c).

“Public Debt Rating” means, with respect to any Person, as of any date, the rating that has been most recently announced by either S&P, Moody’s or Fitch, as the case may be, for any class of non-credit enhanced long-term senior unsecured debt issued by such Person or, if any such rating agency shall have issued more than one such rating, the lowest such rating issued by such rating agency for such debt of such Person.  For purposes of the foregoing, (a) if any rating established by S&P, Moody's or Fitch shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P, Moody's or Fitch shall change the basis on which ratings are established, each reference to the Public Debt Rating announced by S&P, Moody's or Fitch, as the case may be, shall refer to the then equivalent rating by S&P, Moody's or Fitch, as the case may be.

“Public Lender” has the meaning specified in Section 10.12.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing a line of credit, which may be irrevocable, from the Company or any Subsidiary of the Company to a Receivables Entity in connection with a Foreign Asset Based Financing, which note is intended to finance that portion of the purchase price that is not paid in cash or a contribution of equity and which is customary in a Foreign Asset Based Financing as determined in good faith by the Company.

“Receivables Assets” means any accounts receivable and any assets related thereto, including, without limitation, all collateral securing such accounts receivable and assets and all contracts and contract rights including rights to returned or repossessed goods, all insurance policies, security deposits, indemnities, checks or other negotiable instruments relating to debtor(s) obligations, and all guarantees or other supporting obligations (within the meaning of the New York Uniform Commercial Code Section 9-102(a)(77)) (including Obligations under Hedge Agreements), in respect of such accounts receivable and assets and all proceeds of the foregoing and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with asset securitization transactions involving Receivables Assets.

“Receivables Entity” means a Subsidiary of the Company or another Person formed for the purposes of engaging in a Foreign Asset Based Financing or which is regularly engaged in receivables financings and to which any Foreign Subsidiary transfers Receivables Assets, and which is designated by the Board of Directors of such Foreign Subsidiary (as provided below) to be a Receivables Entity (a) no portion of the Debt or any other Obligations (contingent or otherwise) of which (1) is guaranteed by the Company or any Subsidiary of the Company (excluding guarantees of Obligations (other than the principal of, and interest on, Debt) pursuant to Standard Receivables Undertakings), (2) is recourse to or obligates the Company or any Subsidiary of the Company (other than the Receivables Entity) in any way other than pursuant to Standard Receivables Undertakings or (3) subjects any property or asset of the Company or any Subsidiary of the Company (other than Receivables Assets and related assets as provided in the definition of “Foreign Asset Based Financing”), directly or indirectly, contingently or otherwise, to the satisfaction thereof other than pursuant to Standard Receivables Undertakings, (b) with which neither the Company nor any Subsidiary of the Company has any material contract, agreement, arrangement or understanding (other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company) other than fees payable in the ordinary course of business in connection with servicing Receivables Assets, and (c) with which neither the Company nor any Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results; provided that any such designation by the Board of Directors of such Foreign Subsidiary is evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of a resolution of the Board of Directors of such Foreign Subsidiary giving effect to such designation, together with a certificate signed by a Responsible Officer of the Company certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means all yield, interest, distributions or other payments made directly or by means of discounts with respect to any interest issued or sold in connection with, and other fees paid to a Person that is not a Receivables Entity in connection with, any Foreign Asset Based Financing.

“Receivables Repurchase Obligation” means any obligation of a seller of Receivables Assets in a Foreign Asset Based Financing to repurchase Receivables Assets arising as a result of a breach of a Standard Receivables Undertaking, including as a result of a Receivables Asset or portion thereof becoming subject to any asserted defense, dispute, off set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Redeemable” means, with respect to any Equity Interest, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates at any time prior to the date that is six months after the Maturity Date, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer (other than a change of control, so long as any rights of the holders thereof upon the occurrence of a change of control shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable under the Loan Documents) or (b) is redeemable at the option of the holder at any time prior to the date that is six months after the Maturity Date.

“Register” has the meaning specified in Section 10.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates’ respective administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Related Security” means, with respect to any Account, (a) all of the applicable Borrower’s right, title and interest in and to the goods (including returned or repossessed goods), if any, relating to the sale which gave rise to such Account, (b) all other security interests or Liens and property subject thereto from time to time purporting to secure payment of such Account, whether pursuant to the obligation giving rise to such Account or otherwise, (c) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Account whether pursuant to the obligation giving rise to such Account or otherwise, (d) all records relating to the foregoing and (e) all proceeds of the foregoing.

“Rent Reserve” means, with respect to any plant, warehouse distribution center or other operating facility where any Inventory subject to landlords’ Liens or other Liens arising by operation of law is located and a Collateral Access Agreement has not been duly executed and delivered by the lessor or bailee at such location, a reserve equal to three (3) month’s rent at such plant, warehouse distribution center, or other operating facility, and such other reserve amounts that may be determined by the Administrative Agent in its reasonable discretion.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Advances being deemed owned or held by such Lender for purposes of this definition), (b) the aggregate Available Amount of all Letters of Credit outstanding at such time (with the aggregate amount of each Lender’s risk participation in outstanding Letters of Credit being deemed owned or held by such Lender for purposes of this definition) and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time.

“Reserves” means, at any time of determination, (a) Bank Product Reserves, (b) Rent Reserves, and (c) such other reserves as determined from time to time in the Permitted Discretion of the Administrative Agent to preserve and protect the value of the Collateral.

“Responsible Officer” means the chief executive officer, president, any executive vice president, chief financial officer, principal accounting officer, controller, chief restructuring officer or treasurer of a Loan Party.  Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” has the meaning specified in Section 5.02(e).

“Revolving Credit Advance” has the meaning specified in Section 2.01(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous  Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Lender at any time, the amount set forth for such time opposite such Lender’s name on Schedule I hereto under the caption “ Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 10.07(d) as such Lender’s “ Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.06 or as increased pursuant to a Commitment Increase in accordance with Section 2.19.  The aggregate principal amount of the Revolving Credit Commitments shall be $275,000,000 as of the Effective Date.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means any Lender that has a Revolving Credit Commitment.

“Revolving Credit Note” means a promissory note of the Borrowers payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrowers to such Lender resulting from the Revolving Credit Advances or Swing Line Advances made by such Lender.

“Revolving Facility Collateral” means all of the existing and future Inventory and Accounts of the Loan Parties, together with all related general intangibles, contract rights under agreements relating to Inventory and Accounts, documents relating to Inventory, supporting obligations and letter-of-credit rights relating to Inventory and Accounts, instruments representing payments for Inventory and Accounts; money, cash, Cash Equivalents, securities and other property held by the Administrative Agent or any Lender; deposit accounts, credits and balances which contain proceeds of or collections on Inventory and Accounts; books, records and other property related to or referring to any of the foregoing; and all proceeds of any of the foregoing, including, proceeds of any insurance policies and claims against third parties with respect to the foregoing, all as more fully described in the Security Agreement and the Intercreditor Agreement.

“S&P” means Standard & Poor’s, a division of The Mc-Graw Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission or any governmental authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement permitted under Article V that is entered into by and between any Loan Party and any Cash Management Bank and designated in a writing delivered by the Company, in its sole discretion, to the Administrative Agent as a “Secured Cash Management Agreement”, in each case solely to the extent that (a) the obligations in respect of such Cash Management Agreement are not cash collateralized or otherwise secured (other than pursuant to the Collateral Documents) and (b) the aggregate principal amount of Obligations under all Secured Cash Management Agreements that are secured under the Loan Documents shall not exceed $10,000,000 at any time outstanding.

“Secured Obligation” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lender Parties and the Cash Management Banks.

“Security Agreement” means the pledge and security agreement in substantially the form of Exhibit F, together with each other security agreement supplement delivered pursuant to Section 5.01(m).

“Senior Notes” has the meaning specified in the Preliminary Statements.

“Senior Notes Indenture” means the Indenture, dated as of August 27, 2010, between the Company, the guarantors named therein, and U.S. Bank National Association, as trustee, under which the Senior Notes are issued, as amended, supplemented, amended and restated, modified, replaced or refinanced to the extent permitted by the terms hereof.

“Settlement Agreement” has the meaning specified in Section 3.01(b).

“Settlement Motion” has the meaning specified in Section 3.01(b).

“Settlement Order” has the meaning specified in Section 3.01(b).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and is not a Multiple Employer Plan or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to the Loan Parties on a particular date, that on such date (a) the fair value of the property of the Loan Parties, taken as a whole, is greater than the total amount of debt, including, without limitation, contingent liabilities, of the Loan Parties, taken as a whole, (b) the present fair salable value of the assets of the Loan Parties and their Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liability of the Loan Parties, taken as a whole, on their debts as they become absolute and matured, (c) the Loan Parties do not intend to, and do not believe that they will, incur debts beyond their collective ability to pay such debts as such debts mature and (d) the Loan Parties do not have unreasonably small capital to conduct their business as currently conducted and as currently contemplated to be conducted.  For purposes of the foregoing, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(k).

“Specified Credit Agreement” means any agreement to provide foreign working capital facilities or foreign vendor financing facilities in an aggregate principal amount at any one time outstanding not to exceed $25,000,000 or the foreign currency equivalent thereof.

“Specified Credit Bank” means any Person that, at the time it enters into a Specified Credit Agreement, is a “Lender”, an Affiliate of a “Lender”, a “Lead Arranger”, or an Affiliate of a “Lead Arranger” in each case, as such terms are defined in the Term Facility Credit Agreement, and in each case in its capacity as a party to such Specified Credit Agreement.

“Specified Default” means any Event of Default under Section 6.01(a), 6.01(b) (but only with respect to a representation made in a Borrowing Base Certificate or a certificate of an officer accompanying any financial statement), or 6.01(l), or consisting of a failure to comply with Section 5.01(e)(ii), 5.01(e)(iii), 5.01(e)(iv), 5.01(k) or 5.03(o).

“Standard Receivables Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which are customary in a Foreign Asset Based Financing, including, without limitation, those relating to the servicing of the assets of a Receivables Entity, it being understood that any Receivables Repurchase Obligation shall be deemed a Standard Receivables Undertaking.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Borrowers” means the Subsidiaries of the Company set forth on Schedule 1.01B hereto, and any Subsidiary of the Company that becomes a Borrower.

“Supermajority Lenders” means, at any time, Lenders owed or holding 75% or more in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time (with the aggregate amount of each Lender’s risk participation and funded participation in Swing Line Advances being deemed owned or held by such Lender for purposes of this definition), (b) the aggregate Available Amount of all Letters of Credit outstanding at such time (with the aggregate amount of each Lender’s risk participation in outstanding Letters of Credit being deemed owned or held by such Lender for purposes of this definition) and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (ii) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the Unused Revolving Credit Commitment of such Lender at such time.

“Surviving Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before and after the Effective Date (but excluding, for the avoidance of doubt, Debt under the Senior Notes and the Term Facility).

“Swing Line Advance” has the meaning specified in Section 2.04(a).

“Swing Line Advance Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B-2.

“Swing Line Borrowing” means a borrowing of a Swing Line Advance pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Advances, or any successor swing line lender hereunder.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $30,000,000 and (b) the Revolving Credit Facility.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all Obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Debt” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning specified in Section 2.13(a).

“Term Facility” means the term loan credit facility entered into on August 27, 2010  in the initial principal amount of $295 million (subject to subsequent commitment increases), as amended, supplemented, amended and restated, modified, replaced or refinanced from time to time (subject to any restrictions on such amendments, supplements, modifications, replacements or refinancings set forth herein and in the Intercreditor Agreement, and provided that any such amendment, supplement, amendment and restatement, modification, replacement or refinancing that constitutes Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund the Term Facility complies with the definition of “Permitted Refinancing Debt”, provided that for purposes of clause (1) of such definition, the amount of the Debt being extended, refinanced, renewed, replaced, defeased or refunded shall be deemed to be $420,000,000).

“Term Facility Collateral” means all tangible and intangible assets of the Loan Parties (other than any assets comprising Revolving Facility Collateral), including, without limitation, real property, equipment, Intellectual Property, Equity Interests of their direct Subsidiaries (including 100% of the non-Voting Stock of their respective Foreign Subsidiaries and no more than (to the extent the pledge of any greater percentage would result in material adverse tax consequences to the Loan Parties) 65% of the Voting Stock of their respective Foreign Subsidiaries that are CFCs and entities that are treated as partnerships or disregarded entities for United States federal income tax purposes and whose assets are solely capital stock of CFCs) and other investment property.

“Term Facility Credit Agreement” means Senior Secured Term Facility Credit Agreement, dated as of August 27, 2010, among the Company, the Loan Parties, the lenders party thereto and Bank of America, as administrative agent, to govern the Term Facility, as such agreement may thereafter be amended, supplemented, amended and restated, modified, replaced or refinanced from time to time (subject to any restrictions on such amendments, supplements, amendments and restatements, modifications, replacements or refinancings set forth herein and in the Intercreditor Agreement, and provided that any such amendment, supplement, amendment and restatement, modification, replacement or refinancing that constitutes Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund, the Term Facility complies with the definition of “Permitted Refinancing Debt”, provided that for purposes of clause (1) of such definition, the amount of the Debt being extended, refinanced, renewed, replaced, defeased or refunded shall be deemed to be $420,000,000).

“Termination Date” means the earliest to occur of (i) the Maturity Date and (ii) the date of termination in whole of the Commitments pursuant to Section 2.06 or 6.01.

“Testing Period” means the period (a) commencing on

(x) when such term is used in Section 5.04, any date on which Availability is less than the greater of (i) $34 million and (ii) 12.5% of the aggregate Revolving Credit Commitments then in effect, or

(y) when such term is used in Section 5.03, any date that is the fifth consecutive day that Availability is less than the greater of (i) $34 million and (ii) 12.5% of the aggregate Revolving Credit Commitments then in effect, and

(b) continuing until the date when Availability has been, for 45 consecutive days including such date, equal to or greater than the greater of (i) $34 million and (ii) 12.5% of the aggregate Revolving Credit Commitments then in effect.

“Transactions” has the meaning specified in the Preliminary Statements hereto.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“UCC” means the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unused Revolving Credit Commitment” means, with respect to any Lender at any time, (a) such Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances made by such Lender (in its capacity as a Lender (as opposed to the capacity of the Issuing Bank or Swing Line Lender)) and outstanding at such time, plus (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Banks pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Lender pursuant to Section 2.04(a) and outstanding (i.e., not yet reimbursed by the Lenders) at such time; provided that for purposes of Section 2.09(a), Swing Line Advances shall be excluded from the determination of Unused Revolving Credit Commitment (i.e., not deducted), whether pursuant to clause b(i) or b(ii)(C) above.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Wells Fargo” has the meaning specified in the recital of parties to this Agreement.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

Section 1.02 Computation of Time Periods; Other Definitional Provisions.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document in any Loan Document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document) and (b) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) (“GAAP”).

Section 1.04 Terms Generally.  When any Reserve is to be established or a change in any amount, percentage, reserve, eligibility criteria or other item in the definitions of the terms “Bank Product Reserves”, “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, “Rent Reserve” and “Reserves” is to be determined in each case in the Administrative Agent’s “reasonable discretion” or “Permitted Discretion”, such Reserve shall be implemented or such change shall become effective on the second Business Day after the date of delivery of a written notice thereof to the Borrowers, or immediately, without prior written notice, during the continuance of an Event of Default.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

Section 2.01 The Advances.  (a)  The Revolving Credit Advances.  Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each, a “Revolving Credit Advance”) to the Borrowers from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed the lesser of (A) such Revolving Credit Lender’s Revolving Credit Commitment at such time and (B) such Revolving Credit Lender’s Pro Rata Share of Availability at such time; provided that the aggregate amount of Advances that may be made at any time shall not exceed the Availability at such time.

(b) Borrowings.  Each Borrowing shall be in a principal amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof (other than (x) a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances and (y) a Borrowing in an amount equal to the aggregate unused principal amount of the Commitments under any Facility) and shall consist of Advances made simultaneously by the Lenders under the applicable Facility ratably according to the Lenders’ Commitments under such Facility.  Within the limits of each Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrowers may borrow under Section 2.01(a), prepay pursuant to Section 2.07, and reborrow under Section 2.01(a).

(c) Protective Advances.  The Administrative Agent shall be authorized, in its discretion, at any time that an Event of Default has occurred and is continuing, and without regard to whether any conditions in Article III are satisfied, to make Base Rate Advances (“Protective Advances”) (a) of up to an aggregate amount of $20,000,000 outstanding at any time (provided that the sum of all Revolving Credit Advances, Swing Line Advances, L/C Obligations and Protective Advances do not exceed the aggregate Revolving Credit Commitments), if the Administrative Agent deems such Protective Advances necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations under the Loan Documents; or (b) to pay any other amounts chargeable to any Loan Party under any Loan Documents, including costs, fees and expenses to the extent due and payable.  Each Lender shall participate in each Protective Advance in an amount equal to its Pro Rata Share thereof.  The Required Lenders may at any time revoke the Administrative Agent’s authority to make further Protective Advances by written notice to the Administrative Agent.  Absent such revocation, the Administrative Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive, provided, that the aggregate outstanding principal amount of Protective Advances shall not, at any one time, exceed the lesser of $20,000,000 and 7.5% of the Revolving Credit Facility at such time.

Section 2.02 Making the Advances.  (a) Except as otherwise provided in Section 2.02(b), or 2.03, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrowers to the Administrative Agent, which shall give to each Lender prompt notice thereof by telex or telecopier.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed promptly in writing, or telex or telecopier, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Borrowing, (ii) the Facility under which such Borrowing is to be made, (iii) Type of Advances comprising such Borrowing, (iv) aggregate amount of such Borrowing and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrowers by crediting the Borrower’s Account or such other account as the Borrowers shall request; provided, however, that, in the case of Revolving Credit Advances, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Letter of Credit Advances outstanding on the date of such Borrowing, plus interest accrued and unpaid thereon to and as of such date.

(b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrowers may not select Eurodollar Rate Advances for the initial Borrowing hereunder or for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.10 or 2.11,  and (ii) the Revolving Credit Advances may not be outstanding as part of more than 15 separate Borrowings.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrowers.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrowers shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from any Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrowers, the interest rate applicable at such time under Section 2.08 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes of this Agreement.

(e) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance or make available on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by it.

(f) If any Lender makes available to the Administrative Agent funds for any Advance to be made by such Lender as provided in the foregoing provisions of this Section 2.02, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Borrowing are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

Section 2.03 Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)  The Letter of Credit Commitment.

(i) The Lenders (including each Lender that issued any Existing Letter of Credit) and the Borrowers agree that effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement as Letters of Credit.  Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower or any of their Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or any of its Subsidiaries; provided that the Issuing Banks shall not be obligated to issue any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit, if as of the date of such issuance, (x) the Available Amount for all Letters of Credit issued by such Issuing Bank would exceed the lesser of the Letter of Credit Sublimit at such time and such Issuing Bank’s Letter of Credit Commitment at such time, (y) the Available Amount of such Letter of Credit would exceed the aggregate Unused Revolving Credit Commitments or (z) the Available Amount of such Letter of Credit would exceed the Availability at such time.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) No Issuing Bank shall be under any obligation to issue any Letter of Credit, and no Revolving Credit Lender shall be obligated to participate in any Letter of Credit, if:  (A) any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing such Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which such Issuing Bank in good faith deems materially adverse to it; (B) the expiry date of such requested Letter of Credit would occur more than twelve months after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date; (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank; or (D) such Letter of Credit is in an initial amount less than $100,000 (unless such Issuing Bank agrees otherwise), or is to be denominated in a currency other than U.S. dollars.

(iii) No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) [Reserved]

(v) In addition to the other conditions precedent herein set forth, if any Lender becomes, and during the period it remains a Defaulting Lender, no Issuing Bank shall be required to issue any Letter of Credit or to amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless such Issuing Bank is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Revolving Credit Commitments of the non-Defaulting Lenders or by Cash Collateralization or a combination thereof reasonably satisfactory to such Issuing Bank.

(b) Procedures for Issuance and Amendment of Letters of Credit.

(i) Each Letter of Credit (other than with respect to deemed issuance of Existing Letters of Credit) shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Company.  Such Letter of Credit Application must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 A.M. (New York City time) at least two Business Days (or such later date and time as such Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such Issuing Bank may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such Issuing Bank may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application for a Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share in respect of the Revolving Credit Facility times the amount of such Letter of Credit.

(iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrowers and the Administrative Agent thereof.  Not later than 11:00 A.M. (New York City time) on the Business Day following the date of any payment by the applicable Issuing Bank under a Letter of Credit, so long as the Borrowers have received notice of such drawing by 10:00 A.M. (New York City time) on such following Business Day (each such date, an “Honor Date”), the Borrowers shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing (together with interest thereon at the rate set forth in Section 2.08 for Revolving Credit Advances bearing interest at the Base Rate).  If the Borrowers fail to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the  Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof.  In such event, the Borrowers shall be deemed to have requested a Borrowing to be disbursed on the Honor Date in an amount equal to the  Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Borrowings, but subject to the amount of the Unused Revolving Credit Commitments and the conditions set forth in Section 3.02 (other than the delivery of a Notice of Borrowing).  Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender (including a Revolving Credit Lender acting as Issuing Bank) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable Issuing Bank at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the  Unreimbursed Amount not later than 1:00 P.M. (New York City time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Letter of Credit Advance to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing because the conditions set forth in Section 3.02 cannot be satisfied or for any other reason, the  Borrowers shall be deemed to have incurred from the applicable Issuing Bank a Letter of Credit Advance in the amount of the Unreimbursed Amount that is not so refinanced, which Letter of Credit Advance shall be due and payable on demand (together with interest) and shall bear interest at the rate described in Section 2.08(b) for Revolving Credit Advances bearing interest based upon the Base Rate.  In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such Letter of Credit Advance and shall constitute a Letter of Credit Advance from such Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Advance or Letter of Credit Advance pursuant to this Section 2.03(c) to reimburse the applicable Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Revolving Credit Lender’s Pro Rata Share of such amount shall be solely for the account of such Issuing Bank.

(v) Each Revolving Credit Lender’s obligation to make Letter of Credit Advances to reimburse the applicable Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against such Issuing Bank, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing.  No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable Issuing Bank any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such Issuing Bank shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the applicable Issuing Bank submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after any Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Revolving Credit Lender’s Letter of Credit Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the applicable Issuing Bank any payment in respect of the related  Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Credit Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s Letter of Credit Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.03(c)(i) is required to be returned under any circumstances (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse any Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Advance shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly notify the applicable Issuing Bank.  The Borrowers shall be conclusively deemed to have waived any such claim against the applicable Issuing Bank and its correspondents unless such notice is given as aforesaid.

(f) Role of Issuing Bank. Each Revolving Credit Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Banks, any of their Related Parties nor any of the respective correspondents, participants or assignees of any Issuing Bank shall be liable to any Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application therefor.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Banks, any of their Related Parties, nor any of the respective correspondents, participants or assignees of any Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an Issuing Bank, any of its Related Parties, any of their respective correspondents, participants or assignees of such Issuing Bank or of their Related Parties, and they may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such Issuing Bank’s, any such Related Party’s, or any of such respective correspondents, participants or assignees of such Issuing Bank or of any such Related Party’s willful misconduct or gross negligence or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the applicable Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.  (i) Certain Credit Support Events.  Upon the request of the Administrative Agent or any Issuing Bank (A) if such Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Advance, or (B) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, any Issuing Bank or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender) or make other arrangements satisfactory to the Administrative Agent and the respective Issuing Bank, in their reasonable discretion.

(ii)           Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Banks and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to clause (iii) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 103% of the applicable Fronting Exposure, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(iii)           Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.03(g) or Sections 2.07, 2.16, 5.01(j) or 6.02 in respect of Letters of Credit or Swing Line Advances shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Advances, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(iv)           Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (A) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(a))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default, and (y) the Person providing Cash Collateral and the Issuing Banks or the Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Letter of Credit Application.  In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.04 Swing Line Advances.  (a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04,  may in its sole discretion make advances (each such advance, a “Swing Line Advance”) to the Borrowers from time to time on any Business Day during the period from the Effective Date to the Termination Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Advances, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Advances and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Advance, (i) the aggregate Outstanding Amount of all Advances and all L/C Obligations shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Advances of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Advances at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrowers shall not use the proceeds of any Swing Line Advance to refinance any outstanding Swing Line Advance.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04.  Each Swing Line Advance shall be a Base Rate Advance.  Immediately upon the making of a Swing Line Advance, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Advance in an amount equal to such Revolving Credit Lender’s Pro Rata Share of such Swing Line Advance.

(b) Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Advance Notice, appropriately completed and signed by a Responsible Officer of any Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Advance Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Advance Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Advance as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article III is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Advance Notice, make the amount of its Swing Line Advance available to such Borrower.

(c) Refinancing of Swing Line Advances.  (i)  The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrowers (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Advances, but subject to the Unused Revolving Credit Commitments and the conditions set forth in Section 3.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Advance) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Advance to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Advance cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Advances submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Advance included in the relevant Revolving Credit Borrowing or funded participation in the relevant Swing Line Advance, as the case may be.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances or to purchase and fund risk participations in Swing Line Advances pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Advances pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 3.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Advances, together with interest as provided herein.

(d) Repayment of Participations.  (i)  At any time after any Revolving Credit  Lender has purchased and funded a risk participation in a Swing Line Advance, if the Swing Line Lender receives any payment on account of such Swing Line Advance, the Swing Line Lender will distribute to such Revolving Credit Lender its Pro Rata Share thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Advance is required to be returned by the Swing Line Lender under any circumstances (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations under the Loan Documents and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Advances.  Until each Revolving Credit Lender funds its Base Rate Advance or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Pro Rata Share of any Swing Line Advance, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Advances directly to the Swing Line Lender to such account of the Swing Line Lender as it shall notify the Borrowers from time to time.

Section 2.05 Repayment of Advances.  (a) [Intentionally Omitted].

(b) Revolving Credit Advances.  The Borrowers shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate outstanding principal amount of the Revolving Credit Advances then outstanding.

(c) Letter of Credit Advances.  The Borrowers shall repay to the Administrative Agent for the account of the Issuing Banks and each Revolving Credit Lender that has made a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them on the earlier of (i) the date of demand therefor and (ii) the Termination Date.

(d) Swing Line Advances.  The Borrower shall repay each Swing Line Advance on the earlier of (i) the date five Business Days after such Advance is made and (ii) the Termination Date.

Section 2.06 Termination, Reduction or Automatic Increase of Commitments.  (a)  Optional.  The Borrowers may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit (which shall be applied to the Unused Revolving Credit Commitments (it being understood that such “unused” portion of any such Commitments shall include any portion that becomes unused as a result of any repayment occurring concurrently with such Commitment reduction or termination), as applicable); provided, however, that each partial reduction shall be in an aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

(b) Mandatory.  The Letter of Credit Sublimit or the Swing Line Sublimit shall be automatically and permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Sublimit or Swing Line Sublimit, as the case may be, exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.

(c) Application of Commitment Reductions.  Upon each reduction of the Revolving Credit Facility pursuant to this Section 2.06, the Revolving Credit Commitment of each of the Revolving Credit Lenders shall be reduced by such Revolving Credit Lender’s Pro Rata Share of the amount by which the Revolving Credit Facility is reduced in accordance with the Lenders’ respective Revolving Credit Commitments.

Section 2.07 Prepayments.  (a)  Optional.  (i) The Borrowers may, upon at least three Business Days’ notice in the case of Eurodollar Rate Advances and one Business Day’s notice in the case of Base Rate Advances, in each case to the Administrative Agent received not later than 11:00 A.M. (New York City time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrowers shall, prepay the outstanding aggregate principal amount of Revolving Credit Advances and Letter of Credit Advances, in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid and any additional amounts required pursuant to Section 10.04(d); provided, however, that each partial prepayment shall be in the case of Revolving Credit Advances in an aggregate principal amount of $2,500,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate outstanding principal amount of any Advance.  Any prepayment of Advances pursuant to this Section 2.07(a) shall be applied to any one or more of the Revolving Credit Facility or the Letter of Credit Advances as directed by the Borrowers.

(ii) The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Advances in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by any Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) The Borrowers shall, on the Business Day following the date of receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries, prepay an aggregate principal amount of the Advances equal to such Net Cash Proceeds; provided, however, that (A) the Borrowers shall not be required to make any prepayment hereunder with Net Cash Proceeds unless and until the aggregate amount of all such Net Cash Proceeds (excluding Net Cash Proceeds from Extraordinary Receipts) that have not theretofore been applied to prepay the Advances pursuant to this Section 2.07(b)(i) exceeds $5,000,000 (at such time the Borrowers shall be required to make a prepayment hereunder with all such excess Net Cash Proceeds except to the extent such prepayment is not required under clause (B), (C), (D) or (E) of this proviso), (B) to the extent the aggregate amount of all Net Cash Proceeds (excluding Net Cash Proceeds from Extraordinary Receipts) received by the Loan Parties and their Subsidiaries shall exceed $10,000,000, only 75% of such excess amount of Net Cash Proceeds received shall be required to be applied to prepayment hereunder, (C) in the case of Net Cash Proceeds that are Extraordinary Receipts in respect of any casualty or condemnation event (“Extraordinary Receipts Proceeds”), to the extent such Extraordinary Receipts Proceeds are used to repair, restore or replace the assets that are the subject of such event in substantially the same location promptly after the receipt of such Extraordinary Receipts Proceeds by a Loan Party or any of its Subsidiaries, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder, (D) in the case of Extraordinary Receipts Proceeds received with respect to a casualty or condemnation event in respect of Inventory, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder and (E) in the case of Extraordinary Receipts Proceeds on account of the claims subject to the Conyers Fire Settlement, no such Extraordinary Receipts Proceeds shall be required to be applied to any prepayment hereunder to the extent that such Extraordinary Receipts Proceeds shall be used to pay or reimburse the Loan Parties and their Subsidiaries for funding the settlement fund described in the definition of “Conyers Fire Settlement” and/or for legal fees and expenses incurred in connection therewith.  Each such prepayment shall be applied first ratably to the outstanding Revolving Credit Facility as set forth in clause (iv) below, and second, if required under Section 2.03(g), deposited in the L/C Cash Collateral Account, in each case without any reduction of any Commitments.

(ii) The Borrowers shall, on each Business Day, if applicable, prepay, in each case without any reduction of any Commitments, an aggregate principal amount of the Revolving Credit Advances, the Letter of Credit Advances or the Swing Line Advances or deposit an amount in the L/C Collateral Account in an amount equal to the amount by which (A) the sum of (x) the Revolving Credit Advances, the Letter of Credit Advances and the Swing Line Advances then outstanding plus (y) the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the lesser of (x) the sum of the aggregate Revolving Credit Commitments and (y) the Borrowing Base.

(iii) The Borrowers shall, on each Business Day, if applicable, pay to the Administrative Agent for deposit in the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in such L/C Cash Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Sublimit on such Business Day.

(iv) Prepayments of the Revolving Credit Facility made pursuant to clauses (i) and (ii) above and (v) below shall be first applied ratably to prepay Letter of Credit Advances and the Swing Line Advances then outstanding, if any, until such Advances are paid in full, second applied ratably to prepay Revolving Credit Advances then outstanding, if any, until such Advances are paid in full and third, if required under Section 2.03(g), deposited in the L/C Cash Collateral Account, in each case without any reduction of any Commitments; and, in the case of any prepayment of the Revolving Credit Facility pursuant to clause (i) above, the amount remaining, if any, from the Revolving Credit Facility’s ratable portion of such Net Cash Proceeds after the prepayment of the Letter of Credit Advances, the Swing Line Advances and the Revolving Credit Advances then outstanding and any required Cash Collateralization of Letters of Credit then outstanding may be retained by the Borrowers for use in their business and operations.  Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the applicable Issuing Bank or Revolving Credit Lenders, as applicable.

(v) If at the end of any Business Day the amount of unrestricted cash and Cash Equivalents held by the Loan Parties (other than cash and Cash Equivalents held in (x) collection, lockbox and disbursement accounts in the ordinary course of collections and disbursements, and (y) payroll accounts, trust accounts, escrow accounts or security deposits established pursuant to statutory obligations or for the payment of taxes or holding funds in trust for third parties not affiliated with the Company in the ordinary course of business or in connection with acquisitions, investments or dispositions permitted under this Agreement, deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and reserve accounts expressly contemplated under the Plan and/or the Disclosure Statement (including, but not limited to reserves expressly contemplated under the Plan and/or Disclosure Statement for diacetyl claims and environmental claims), and escrow accounts established pursuant to contractual obligations to third parties not affiliated with the Company for casualty payments and insurance proceeds) shall exceed $20 million in the aggregate, mandatory prepayments of the Revolving Credit Advances (and Cash Collateralization of outstanding Letters of Credit) shall be required on the following Business Day in an amount necessary to eliminate such excess (net of the Loan Parties’ permitted known cash uses (for example, Senior Note and Term Facility interest payments and trade accounts payable) on the date of such prepayment and for the 2 Business Days thereafter).

(vi) All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid and any additional amounts required pursuant to Section 10.04(d).

Section 2.08 Interest.  (a)  Scheduled Interest.  The Borrowers shall pay interest on each Revolving Credit Advance or Swing Line Advance owing to each Lender from the date of such Revolving Credit Advance or Swing Line Advance, respectively, until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears monthly on the last Business Day of each month during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period (and, if such Interest Period has a duration of six months, also on the date falling three months from the first day of such Interest Period) and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Default Interest.  Upon the occurrence and during the continuance of an Event of Default the Borrowers shall pay interest on (i) the unpaid principal amount of each Revolving Credit Advance and Swing Line Advance owing to each Lender (whether or not due), payable in arrears on the dates referred to in clause (a) above and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a) and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Advances pursuant to clause (a)(i) above.

(c) Notice of Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), the Administrative Agent shall give notice to the Borrowers and each Lender of the interest rate determined by the Administrative Agent for purposes of clause (a) above.

Section 2.09 Fees. (a)  Commitment Fees.  The Borrowers shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the Effective Date in the case of each such Initial Lender and (if such date is later than the Effective Date) from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other such Lender until the Termination Date, payable in arrears monthly on the first day of each month ending after the Effective Date and on the Termination Date, at the rate of 0.50% per annum on the average daily unused portion of the Unused Revolving Credit Commitment of such Lender; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(a) Letter of Credit Fees, Etc.

(i) The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears on the first Business Day of each month, on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount during such month of all Letters of Credit outstanding from time to time  during such month at a rate per annum equal to the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit Facility; provided, however, that no such commission shall accrue on any of the Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(ii) The Borrowers shall pay to each Issuing Bank, for its own account, (A) a fronting fee, payable in arrears on the first Business Day of each month and on the Termination Date, on the average daily Available Amount during such month of all Letters of Credit issued by such Issuing Bank, at the rate of 0.125% per annum and (B) the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuing Bank.

(b) Initial Lender Fees.  The Borrowers shall pay to the Administrative Agent and the Bookrunners (or their respective Affiliates) such other fees as may be from time to time agreed among the Company, the Administrative Agent and the Bookrunners (or their respective Affiliates).

Section 2.10 Conversion of Advances.  (a)  Optional.  The Borrowers may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion (or the Business Day prior to the date of the proposed Conversion, in the case of a Conversion of a Eurodollar Rate Advance to a Base Rate Advance) and subject to the provisions of Section 2.11, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(b) and each Conversion of Advances comprising part of the same Borrowing shall be made ratably among the Lenders in accordance with their Commitments.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Borrowers.  Notwithstanding anything to the contrary herein, a Swing Line Advance may not be Converted to a Eurodollar Rate Advance.

(a) Mandatory.

(i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall, at the end of the applicable Interest Period, automatically Convert into Base Rate Advances.

(ii) If the Borrowers shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrowers and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

Section 2.11 Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.11, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender Party is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrowers shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Borrowers by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Borrowers by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrowers and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrowers through the Administrative Agent, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrowers that such Lender has determined that the circumstances causing such suspension no longer exist.

(e) For purposes of this Section 2.11, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of this Agreement.

Section 2.12 Payments and Computations.  (a)  The Borrowers shall make each payment hereunder and under the Notes, without condition or deduction for any counterclaim, defense, recoupment or set-off (except as otherwise provided in Section 2.16), not later than 11:00 A.M. (New York, New York time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Office in same day funds.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrowers is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties (except as set forth in the second sentence of Section 2.05(b)) and (ii) if such payment by the Borrowers is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date of such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender Party ratably in accordance with such Lender Party’s proportionate share of the principal amount of all outstanding Advances and the Available Amount of all Letters of Credit then outstanding, in repayment or prepayment of such of the outstanding Advances or other Obligations under the Loan Documents owed to such Lender Party, and for application to such principal installments, as the Administrative Agent shall direct.

(c) The Borrowers hereby authorize each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrowers’ accounts with such Lender Party any amount so due (subject to the limitations on the exercise of remedies upon an Event of Default set forth in Article VI hereof).  Each of the Lender Parties hereby agrees to notify the Borrowers promptly after any such setoff and application shall be made by such Lender Party; provided, however, that the failure to give such notice shall not affect the validity of such charge.

(d) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(f) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to any Lender Party hereunder that the Borrowers will not make such payment in full, the Administrative Agent may assume that the Borrowers have made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent the Borrowers shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party in immediately available funds together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.13 Taxes.  (a)  Any and all payments by any Loan Party to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.12 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or any political subdivision thereof and any United States federal withholding tax that would not have been imposed but for a failure by such Lender Party or such Agent (or any financial institution through which any payment is made to such Lender Party or such Agent) to comply with the applicable requirements of Sections 1471 through 1474 of the Internal Revenue Code and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).  If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by any Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).
(c) The Borrowers shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, including Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted.  A certificate as to the amount of any such taxes or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 10.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrowers (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and Borrowers with whichever of the following is applicable: (i) two executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) two executed originals of Internal Revenue Service Form W-8ECI, (iii) two executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation, (iv) in the case of a Lender Party claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Lender Party is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Loan Party within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) two executed originals of Internal Revenue Service Form W-8BEN, or (v) two executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Administrative Agent to determine the withholding or deduction required to be made.  If the forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Acceptance pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date.  Each Lender Party that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Company and the Administrative Agent two executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent if necessary to enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender Party is subject to backup withholding or information reporting requirements.  If any form or document referred to in this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service Form W-8BEN or W-8ECI, or the related certificate described above, that the applicable Lender Party reasonably considers to be confidential, such Lender Party shall give notice thereof to the Borrowers and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Lender Party has failed to provide the Borrowers with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such taxes.

(g) Unless required by applicable laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender Party, or have any obligation to pay to any Lender Party, any refund of Taxes withheld or deducted from funds paid for the account of such Lender Party. If the Administrative Agent or any Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent or such Lender Party, agree to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Person.

(h) Any Lender Party claiming any additional amounts pursuant to this Section 2.13 shall use its reasonable efforts (consistent with its internal policies and requirements of law) to change the jurisdiction of its lending office if such a change (i) is necessary to reduce any such additional amounts and (ii) would not, in the sole determination of such Lender Party, be disadvantageous to such Lender Party.

Section 2.14 Sharing of Payments, Etc.  If any Lender Party shall obtain at any time any payment, whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise (other than pursuant to Section 2.11, 2.13, 10.04 or 10.07), (a) on account of Obligations due and payable to such Lender Party hereunder and under the Notes at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time (other than pursuant to Section 2.11, 2.13, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the Notes at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the Notes at such time (other than pursuant to Section 2.11, 2.13, 10.04 or 10.07) in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time (other than pursuant to Section 2.11, 2.13, 10.04 or 10.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the Notes at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such participations in the Obligations under the Loan Documents due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Borrowers agree that any Lender Party so purchasing a participation from another Lender Party pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender Party were the direct creditor of the Borrowers in the amount of such participation.

Section 2.15 Use of Proceeds.  The proceeds of the Revolving Credit Advances shall only be utilized (i) to refinance the Obligations outstanding under the Existing DIP Agreement, (ii) to pay fees, costs and expenses in connection with such refinancing and the Transactions and (iii) to provide financing for working capital, letters of credit, capital expenditures and other general corporate purposes of the Borrowers and the Guarantors, including but not limited to investments in other Subsidiaries to the extent not prohibited under this Agreement or to Cash Collateralize the Fronting Exposure with respect to Defaulting Lenders.

Section 2.16 Defaulting Lenders.  (a)  Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VI or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.05), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to any Issuing Bank or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any Issuing Bank or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit or Swing Line Advance; fourth, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any by any Lender, any Issuing Bank or the Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advances were made at a time when the conditions set forth in Section 3.01 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender shall not be entitled to receive any commitment fee or letter of credit fee pursuant to Sections 2.09(a) and (b), respectively,  for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Advances pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Advances shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Advances of that Lender.

(b) Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, the Issuing Banks and the Swing Line Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to the release of any Cash Collateral held pursuant to Section 2.16(a)(ii) to pay amounts owed by such Defaulting Lender or to pay to such Defaulting Lender), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swing Line Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.17 Evidence of Debt.  (a)  The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Advances made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations hereunder.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Advances in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Advances and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Advances.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.18 Replacement of Certain Lenders.  In the event a Lender shall have (a) become a Defaulting Lender under Section 2.16, (b) requested compensation from the Borrowers under Section 2.13 with respect to Taxes or Other Taxes or with respect to increased costs or capital or under Section 2.11 or other additional costs incurred by such Lender which, in any case, are not being incurred generally by the other Lenders, (c) delivered a notice pursuant to Section 2.11(d) claiming that such Lender is unable to extend Eurodollar Rate Advances to the Borrowers for reasons not generally applicable to the other Lenders or (d) become a Non-Consenting Lender (in each case, an “Affected Lender”), then, in any case, the Borrowers or the Administrative Agent may make written demand on such Affected Lender (with a copy to the Administrative Agent in the case of a demand by the Borrowers and a copy to the Borrowers in the case of a demand by the Administrative Agent) for the Affected Lender to assign, and such Affected Lender shall assign pursuant to one or more duly executed Assignments and Acceptances within 5 Business Days after the date of such demand, to one or more financial institutions that the Borrowers or the Administrative Agent, as the case may be, shall have engaged for such purpose, all of such Affected Lender’s rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitment, all Advances owing to it, all of its participation interests in existing Letters of Credit, and its obligation to participate in additional Letters of Credit hereunder), in accordance with Section 10.07.  The Administrative Agent is authorized to execute one or more of such Assignments and Acceptances as attorney-in-fact for any Affected Lender failing to execute and deliver the same within 5 Business Days after the date of such demand.  Further, with respect to such assignment, the Affected Lender shall have concurrently received, in cash, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document; provided that upon such Affected Lender’s replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11 and 10.04, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 7.09 with respect to losses, obligations, liabilities, damages, penalties, actions, judgments, costs, expenses or disbursements for matters which occurred prior to the date the Affected Lender is replaced.

Section 2.19 Commitment Increase.  (a)  The Borrowers may at any time or from time to time after the Effective Date (but no more than twice in any calendar year), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase”); provided that upon the effectiveness of any Incremental Amendment (as defined below), no Default or Event of Default shall have occurred and be continuing and each Commitment Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence).  Notwithstanding anything to the contrary herein, the aggregate amount of the Commitment Increases shall not exceed $125,000,000.  Each notice from the Borrowers pursuant to this Section 2.19 shall set forth the requested amount of the relevant Commitment Increase.  Commitment Increases may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide a portion of any Commitment Increase) or by any other Eligible Assignee (provided that any required approval of such Eligible Assignee by the Administrative Agent shall not be unreasonably withheld or delayed, and the commitment of any such Eligible Assignee to the relevant Commitment Increase is at least $5,000,000).  Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s applicable Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to Schedule I (with a joinder agreement in the case of any Eligible Assignee providing any portion of such Commitment Increases),  executed by the Administrative Agent, each Lender and Eligible Assignee that is in each case agreeing to provide any portion of the relevant Commitment Increase, and the Borrowers.  Any such Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate (including any increase in the Applicable Margin and the fees set out in Sections 2.09), provided that any such increase shall apply to and be for the benefit of all the Lenders), in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.19.  The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.02 (it being understood that all references to “the date of such Borrowing, issuance or renewal” or similar language in such Section 3.02 shall be deemed to refer to in such instance to the effective date of such Incremental Amendment).  The Borrowers may use Commitment Increases for any purpose not prohibited by this Agreement.

(b)           Upon each increase in the Commitments pursuant to this Section 2.19, (x) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such Commitment Increase Lender) will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment and (y) if, on the date of such increase, there are any Advances outstanding, portions of such Advances shall on the date of the effectiveness of such Commitment Increase be prepaid with the proceeds of additional Advances made by the Commitment Increase Lenders (such that after giving effect to such prepayment, the percentage of the Advances held by each Lender will equal the percentage of the aggregate Commitments of all Lenders represented by such Lender’s Commitment after giving effect to such Commitment Increase), which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 10.04(d).  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. Except as permitted under Section 2.19(a) with respect to any increase in Applicable Margin and fees, the terms and conditions of such Commitment Increases (including pricing and maturity date) shall be identical to those applicable to the Commitments immediately prior to the effectiveness of such Commitment Increases, and the applicable commitments to the relevant Commitment Increase shall, upon the effectiveness of the relevant Commitment Increase, constitute Commitments hereunder. This Section 2.19 shall supersede any provisions in Section 2.14 or 10.01 to the contrary.

Section 2.20 Nature and Extent of Each Borrower’s Liability.  (a)  Joint and Several Liability.  Each Borrower agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Administrative Agent and the Lenders the prompt payment and performance of, all Obligations under the Loan Documents.  Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such guaranty obligations shall not be discharged until the latest of (i) the payment in full in cash of all Obligations under the Loan Documents and (ii) the Termination Date, and that such guaranty obligations are absolute and unconditional, irrespective of (A) the validity or  enforceability of any Loan Document or any Obligations thereunder; (B) the absence of any action to enforce this Agreement (including this Section 2.20) or any other Loan Document, or any waiver, consent or indulgence of any kind by the Administrative Agent or any Lender with respect thereto; (C) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations under the Loan Documents or any action, or the absence of any action, by the Administrative Agent or any Lender in respect thereof (including the release of any security or guaranty); (D) the insolvency of any Loan Party; (E) any election by the Administrative Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (F) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code or otherwise; (G) the disallowance of any claims of the Administrative Agent or any Lender against any Loan Party for the repayment of any Obligations under the Loan Documents under Section 502 of the Bankruptcy Code or otherwise; or (H) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except the payment in full in cash of the Obligations under the Loan Documents.

(b)           Waivers.  (i)  Each Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel the Administrative Agent or the Lenders to marshal assets or to proceed against any Loan Party, other Person or security for the payment or performance of any Obligations under the Loan Documents before, or as a condition to, proceeding against such Borrower.  Each Borrower in its capacity as a guarantor waives all defenses available to a surety, guarantor or accommodation co-obligor other than the payment in full in cash of all Obligations under the Loan Documents.  It is agreed among each Borrower, the Administrative Agent and the Lenders that the provisions of this Section 2.20 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, the Administrative Agent and the Lenders would decline to make Revolving Credit Advances and issue Letters of Credit.  Each Borrower acknowledges that its guaranty pursuant to this Section 2.20 is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(ii)           At any time an Event of Default shall have occurred and be continuing, the Administrative Agent and the Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 2.20.  If, in taking any action in connection with the exercise of any rights or remedies, the Administrative Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any Borrower or other Person, whether because of any applicable laws pertaining to “election of remedies” or otherwise, each Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any Borrower might otherwise have had.  Any election of remedies that results in denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations under the Loan Documents.  Each Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations under the Loan Documents, even though that election of remedies destroys such Borrower’s rights of subrogation against any other Person.  The Administrative Agent may bid all or a portion of the Obligations under the Loan Documents at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by the Administrative Agent but shall be credited against the Obligations under the Loan Documents.  The amount of the successful bid at any such sale, whether the Administrative Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral acquired pursuant to such sale, and, after application of the proceeds of such sale and/or, if applicable, the amount of such credit bid to payment of the Obligations under the Loan Documents, the difference between such bid amount and the remaining balance of the Obligations under the Loan Documents shall be conclusively deemed to be the amount of the Obligations under the Loan Documents guaranteed under this Section 2.20, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which the Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

(c)           Extent of Liability; Contribution.  (i)  Notwithstanding anything herein to the contrary, each Borrower’s liability under this Section 2.20 shall be limited to the greater of (i) all amounts for which such Borrower is primarily liable, as described below, and (ii) such Borrower’s Allocable Amount.

(ii)           If any Borrower makes a payment under this Section 2.20 of any Obligations under the Loan Documents (other than amounts for which such Borrower is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations under the Loan Documents satisfied by such Guarantor Payments in the same proportion that such Borrower’s Allocable Amount bore to the total Allocable Amounts of all Borrowers, then such Borrower shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.  The “Allocable Amount” for any Borrower shall be the maximum amount that could then be recovered from such Borrower under this Section 2.20 without rendering such payment voidable under Section 548 of the Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(iii)           Nothing contained in this Section 2.20 shall limit the liability of any Borrower to pay Revolving Credit Advances made directly or indirectly to that Borrower (including Revolving Credit Advances advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), L/C Obligations relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations under the Loan Documents, with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

ARTICLE III

CONDITIONS TO EFFECTIVENESS

Section 3.01 Conditions Precedent to Effectiveness.  The initial obligation of the Revolving Credit Lenders to make Revolving Credit Advances, and the obligation of any Issuing Bank to issue the initial Letter of Credit are, in each case, subject to the satisfaction or waiver of the following conditions precedent (the first date on which all such conditions shall have been satisfied or waived being the “Effective Date”):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified) and (except for the Notes) in sufficient copies for each Initial Lender:

(i) Executed counterparts of this Agreement and the Guaranty.

(ii) The Notes payable to the order of the Lenders to the extent requested in accordance with Section 2.17(a).

(iii) Certified copies of the resolutions of the boards of directors of each of the Borrowers and each Guarantor (as constituted immediately prior to the Effective Date) in customary form approving the execution and delivery of this Agreement.

(iv) A copy of the charter or other constitutive document of each of the Borrowers and each Guarantor and each amendment thereto, certified (as of a date reasonably near the Effective Date), if applicable, by the Secretary of State of the jurisdiction of its incorporation or organization, as the case may be, thereof as being a true and correct copy thereof.

(v) A certificate of each of the Borrowers and each Guarantor signed on behalf of each such Borrower and each such Guarantor, respectively, by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), in customary form, certifying as to (A) the accuracy and completeness as of the Effective Date of the charter of each such Borrower or such Guarantor delivered in connection with this Agreement and the absence of any changes thereto (other than those, if any, occurring on the Effective Date upon effectiveness of, and as contemplated by, the Plan); (B) the accuracy and completeness of the bylaws (or equivalent organizational document) delivered in connection with this Agreement of each such Borrower or such Guarantor as in effect on the date on which the resolutions of the board of directors (or persons performing similar functions) of such Person referred to in Section 3.01(a)(ii) were adopted and the absence of any changes thereto; and (C) the absence of any proceeding known to be pending or threatened in writing for the dissolution, liquidation or other termination of the existence of any Borrower or any Guarantor, except as set forth in the Plan.

(vi) A certificate of the Secretary or an Assistant Secretary of each of the Borrowers and each Guarantor, in customary form, certifying the names and true signatures of the officers of each such Borrower and such Guarantor, respectively, authorized to sign this Agreement and the other documents to be delivered hereunder to which it is a party.

(vii) A certificate (in form and substance reasonably satisfactory to the Administrative Agent) of the Chief Financial Officer of the Company attesting to the Solvency of the Loan Parties, taken as a whole, immediately after giving effect to the Transactions.

(viii) A certificate of a Responsible Officer of the Company, in customary form, certifying that the conditions specified in Sections 3.01(f)(i) and Sections 3.02(i)(A) and (B) have been satisfied.

(ix) The following:  (A) reasonably satisfactory evidence that certificates representing the Initial Pledged Equity, accompanied by undated stock powers, duly executed in blank, and such instruments evidencing the Initial Pledged Debt, duly indorsed in blank, as the Loan Parties may be able to deliver using their reasonable best efforts, have been delivered to the administrative agent under the Term Facility (B) proper financing statements (Form UCC-1 or a comparable form) under the UCC of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the Liens and security interest created or purported to be created under the Security Agreement, covering the Collateral described therein, in each case completed in a manner reasonably satisfactory to the Administrative Agent, and (C) evidence of insurance (to the extent required to be maintained pursuant to this Agreement) as reasonably requested by the Administrative Agent.

(x) (A) The Security Agreement, duly executed by each Loan Party, together with evidence that all actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the first priority Liens and security interests in the Revolving Facility Collateral and the second priority Liens and security interests in the Term Facility Collateral, in each case created under the Security Agreement, have been taken or will be taken in accordance with the terms of the Loan Documents, (B) the Intellectual Property Security Agreement, duly executed by each Loan Party having Intellectual Property covered thereby as of the Effective Date, together with evidence that all actions that the Administrative Agent may deem reasonably necessary or desirable in order to perfect and protect the second priority Liens and security interests created under the Intellectual Property Security Agreement in the United States have been taken or will be taken in accordance with the terms of the Loan Documents, (C) the Deposit Account Control Agreements and Securities Account Control Agreements, in each case referred to in the Security Agreement and duly executed by the appropriate parties and (D) the Intercreditor Agreement, duly executed by the parties thereto; provided, however, that if the Company is unable to deliver one or more of the items described in clause (C) above after the exercise of commercially reasonable efforts, delivery of such undelivered items shall not be a condition precedent under this Section 3.01, and the Company hereby agrees to deliver such items to the Administrative Agent within 45 days after the Effective Date; provided further that in each case, the Administrative Agent may, in its reasonable discretion, grant extensions of such time period.

(xi) Certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches, each of a recent date listing financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions, as applicable, in which any Loan Party is organized or maintains its principal place of business, none of which encumber the Collateral covered or intended to be covered by the Collateral Documents (other than Liens to be satisfied or discharged on the Effective Date pursuant to the Plan or Permitted Liens and other Liens permitted under Section 5.02(a)).

(xii) (A) audited annual financial statements of the Company and its Subsidiaries, on a Consolidated basis, for the year ended December 31, 2009; (B) interim unaudited monthly and quarterly financial statements of the Company and its Subsidiaries since December 31, 2009 through the most recently ended fiscal month ending at least 30 days prior to the Effective Date (or in the case of quarterly financial statements, through the most recently ended fiscal quarter ending at least 45 days prior to the Effective Date); and (C) the Company’s business plan which shall include a financial forecast on a monthly basis for the first twelve months following the funding date of the Term Loan Credit Agreement and on an annual basis thereafter through the year 2014, prepared by the Company’s management.

(xiii) A Notice of Borrowing for any Borrowing to be made, and/or one or more Letter of Credit Applications for each Letter of Credit (other than Existing Letters of Credit) to be issued, on the Effective Date.

(xiv) A favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, in substantially the form of Exhibit H hereto.

(b) Confirmation Order.  The Bankruptcy Court shall have entered a final order (the “Confirmation Order”) confirming a Chapter 11 plan of reorganization for the Debtors (as amended, supplemented or modified, or with any of the terms or conditions thereof waived, in each case as described below, the “Plan”) in accordance with Section 1129 of the Bankruptcy Code, which plan shall be substantially as set forth in the plan dated July 20, 2010 (together with all exhibits and other attachments thereto, as such plan and any of the foregoing shall be amended, modified or supplemented from time to time or any of the terms or conditions thereof waived (with the consent of the Initial Lenders with respect to any amendment, modification, supplement or waiver that is adverse in any material respect to the Initial Lenders (it being understood that any amendment, modification, supplement or waiver that would result in an aggregate increase of more than $75 million in (w) Debt of or reinstated liquidated claims against the Company and its Subsidiaries and/or (x) Restricted Payments by the Company and its Subsidiaries and/or (y) amounts (without duplication of amounts in clause (w)) secured by liens on assets of the Company and its Subsidiaries or (z) investments or loans by the Company and its Subsidiaries, in each case from the respective amounts therefor contemplated under the Plan and/or Disclosure Statement, each as in effect on the date of the Commitment Letter, shall be deemed (solely for purposes of this sentence) adverse in a material respect to the Initial Lenders), as reasonably determined by the Initial Lenders), the “Plan Documents”), or otherwise reasonably satisfactory to the Initial Lenders.  The Confirmation Order shall approve the transactions contemplated by Revolving Credit Facility, shall be in full force and effect and shall not have been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of the Lenders (unless otherwise reasonably satisfactory to the Initial Lenders).  The Plan shall have, or contemporaneous with the effectiveness of the Revolving Credit Facility and the Initial Extension of Credit hereunder will, become effective.  Further, either (i) the settlement of certain diacetyl claims as set forth in the settlement agreement (the “Settlement Agreement”), a copy of which is annexed to the motion filed with the Bankruptcy Court on July 29, 2010 (the “Settlement Motion”), shall have been approved, without material modification (it being understood that modifications contemplated under and in accordance with Section 3.3 of the Settlement Agreement are not material), by an order of the Bankruptcy Court (the “Settlement Order”) and both (x) the Settlement Agreement shall remain in full force and effect, without a right of the Company to terminate the Settlement Agreement in accordance with Section 4.2 thereof and (y) the Settlement Order shall not be reversed, vacated or stayed or (ii) claims that were the subject of the Settlement Agreement in an amount and number such that (if such amount and number of claimants had accepted the Settlement Agreement) the Company would not have had the right to terminate the Settlement Agreement in accordance with Section 4.2 thereof, shall have been (A) estimated, for purposes of creating a cash reserve that will provide the sole source of recovery for such estimated claims, and/or (B) settled pursuant to settlement agreements in full force and effect, with such settlements and estimates described in clauses (A) and (B) being in an aggregate cash amount substantially consistent with (or less than) the aggregate settlement amount set forth in the Settlement Agreement and in each case being approved pursuant to one or more orders of the Bankruptcy Court (collectively, the “Estimation/Settlement Orders”), and  such Estimation/Settlement Orders shall not be reversed, vacated or stayed.

(c) Other Indebtedness.  The Lenders shall have received reasonably satisfactory evidence that the obligations of the Company and each of its other debtor Subsidiaries with respect to the Existing DIP Agreement have been satisfied and discharged and any collateral in respect thereof released, except that letters of credit issued under the Existing DIP Agreement that are supported by cash or letters of credit issued under the Facilities may remain outstanding.  Concurrently with the consummation of the Plan, all pre-existing Debt of the Company and its Subsidiaries (other than Debt permitted to remain outstanding under the Plan and the Loan Documents) shall have been repaid, repurchased, discharged or otherwise satisfied in full, all commitments relating thereto shall have been terminated, and all Liens or security interests related thereto shall have been terminated or released.  In addition, the Agents shall have received evidence that the Company has received the net cash proceeds from the issuance of at least $750 million in principal amount of Term Loans and/or the Senior Notes.  (A) Neither the Term Loans nor the Senior Notes shall have been amended or modified after the date of funding thereof into escrow if such amendment or modification shall cause the Term Loans or the Senior Notes to (i) have a stated maturity date earlier or a weighted average life to maturity shorter than six months after the Termination Date or (ii) have any direct restriction on any specific payment of the Revolving Credit Facility or impose any other direct restriction on the Company or any of its Subsidiaries that by its express terms conflicts with any express term or provision set forth in the Loan Documents and (B) the priority of any lien on the Revolving Facility Collateral securing the Term Loans or Senior Notes shall be subject to the Intercreditor Agreement.  The terms of the Term Loans, taken as a whole, solely in the event and to the extent such terms are amended or modified after the date of funding thereof into escrow, shall be substantially consistent with those set forth on the term sheet attached to the engagement letter dated as of the date of the Commitment Letter among the Company and the joint book runners or their affiliates, except to the extent failure to be substantially consistent is not materially adverse to the interests of the Lenders.  The terms of each of the Senior Notes and the Term Loans shall not have been amended or modified after the date of funding thereof into escrow if such amendment or modification shall cause the Term Loans or the Senior Notes to contain any financial covenant with such maximum or minimum level for any period that (i) is materially adverse to the interests of the Lenders or (ii) does not take into account drawings under the Revolving Credit Facility and the forecasts delivered by the Company pursuant to Section 3.01 (a)(xii)(C) above.

(d) Payment of Fees.  All costs, fees and expenses (including, without limitation, legal fees and expenses, title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letters and payable to the Agents and/or the Lenders shall have been paid to the extent due.

(e) Minimum Availability.  Availability after giving effect to all Borrowings and issuances of Letters of Credit on the Effective Date, and to all other Transactions contemplated in Section 3.01(b) above to occur on the Effective Date, shall be no less than $150 million.

(f) Others.
(i) Since December 31, 2009, there shall not have occurred a Material Adverse Change, or any event or occurrence which would reasonably be expected to result in a Material Adverse Change.  There shall exist no action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality that (i) could reasonably be expected to result in a Material Adverse Change or (ii) restrains, prevents or imposes or can reasonably be expected to impose conditions materially adverse to the Lenders upon the Revolving Credit Facility or any of the other material transactions contemplated hereby.

(ii) The Administrative Agent shall have received a field exam and audit with respect to Inventory and Receivables and an appraisal with respect to Inventory of the Borrowers performed by the Administrative Agent working in conjunction with the administrative agent under the Existing DIP Agreement.

(iii) All material governmental and third party consents and approvals necessary in connection with the Facilities and the Transactions shall have been obtained (without the imposition of any adverse conditions that are not reasonably acceptable to the Lenders) and shall remain in effect.

(iv) The Administrative Agent shall have received, to the extent requested no later than 3 Business Days prior to the Effective Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(v) Subject to the terms of the Intercreditor Agreement, the Administrative Agent shall have received endorsements naming the Administrative Agent, on behalf of the Lenders, as an additional insured and loss payee under all insurance policies to be maintained with respect to the properties of the Borrowers, the Guarantors and their respective Subsidiaries forming part of the Collateral.

(vi) The Administrative Agent shall have received, with respect to each Material Real Property, each of the following, in form and substance reasonably satisfactory to the Administrative Agent (it being agreed that for purposes of this Section 3.01(f)(vi), the form and substance of any document or instrument received substantially in the form delivered pursuant to the Term Loan Credit Agreement shall be deemed reasonably satisfactory to the Administrative Agent):

(A)           deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form and substance substantially consistent with the corresponding documents delivered pursuant to the Existing DIP Agreement (together with each other mortgage delivered pursuant to Section 5.01(l), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(B)           evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid second and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(C)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid second and subsisting Liens on the property described therein, free and clear of all defects and encumbrances, excepting only Liens permitted under Section 5.02(a);

(D)           American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated or rectified to the reasonable satisfaction of the Administrative Agent no more than 30 days before the Effective Date, certified (or, in the case of existing surveys, recertified) to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent;

(E)           a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties (and if applicable, a favorable opinion of in-house counsel or local counsel to the Loan Parties), as to corporate formalities and as to such other matters as the Administrative Agent may reasonably request, in customary form and in substance reasonably satisfactory to the Administrative Agent;

(F)           opinions of local counsel for the Loan Parties in states in which the Material Real Properties are located with respect to the enforceability and perfection of the Mortgages and any related fixture filings in customary form and in substance reasonably satisfactory to the Administrative Agent;

(G)           evidence that all other action that the Administrative Agent may reasonably deem necessary or desirable in order to create valid second and subsisting Liens on the property described in the Mortgages has been taken; and

(H)           evidence of insurance required by the terms of the Mortgages;

provided, however, that if the Company is unable to deliver one or more of the items described in Section 3.01(f)(vi) above after the exercise of commercially reasonable efforts, delivery of such undelivered items shall not be a condition precedent under this Section 3.01, and the Company hereby agrees to deliver such items to the Administrative Agent within 45 days after the Effective Date; provided further that in each case, the Administrative Agent may, in its reasonable discretion, grant extensions of such time period.

Section 3.02 Conditions Precedent to Each Borrowing and Each Issuance of a Letter of Credit.  Each of (a) the obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance to be made by the Issuing Banks or a Lender pursuant to Section 2.03(c)) on the occasion of each Borrowing, and (b) the obligation of the Issuing Banks to issue a Letter of Credit (other than an Existing Letter of Credit) or to renew a Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing, issuance or renewal:

(i) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Swing Line Advance Notice or Letter of Credit Application and the acceptance by the Borrowers of the proceeds of such Borrowing or the issuance or renewal of such Letter of Credit, as the case may be, shall constitute a representation and warranty by the Borrowers that both on the date of such notice and on the date of such Borrowing, issuance or renewal such statements are true):

(A) the representations and warranties contained in each Loan Document, are correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects) on and as of such date, immediately before and immediately after giving effect to such Borrowing, issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, issuance or renewal, in which case such representations or warranties were true and correct in all material respects (provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language were true and correct in all respects) as of such specific date; and

(B) no event has occurred and is continuing, or would result from such Borrowing, issuance or renewal or from the application of the proceeds, if any, therefrom, that constitutes a Default; and

(ii) the Lenders shall have received the Borrowing Base Certificate most recently required to be delivered pursuant to Section 5.03(o).

Section 3.03 Determinations Under Sections 3.01 and 3.03.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party that is an Initial Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to one or more of the Lender Parties that are Initial Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto, and if a Borrowing occurs on the Effective Date, such Lender Party that is an Initial Lender shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation, limited liability company or limited partnership, as applicable, duly organized or formed, validly existing and in good standing (or its equivalent) under the laws of the jurisdiction of its incorporation or formation, except where the failure to be so duly organized, validly existing or in good standing in the case of a Foreign Subsidiary has not had, or would not reasonably be expected to have, a Material Adverse Effect, (ii) is duly qualified and in good standing (to the extent applicable with respect to the subject jurisdiction) as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not  reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted, except where the failure to have such power or authority, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  All of the outstanding capital stock of each Loan Party (other than the Company) has been validly issued, is fully paid and non-assessable and is owned by the Persons listed on Schedule 4.01(a) hereto in the percentages specified on Schedule 4.01(a) hereto free and clear of all Liens, except those created under the Collateral Documents or otherwise permitted under Section 5.02(a) hereof.

(b) Set forth on Schedule 4.01(a) hereto is a complete and accurate list of all Subsidiaries of the Company, showing as of the Effective Date (as to each such Subsidiary) the jurisdiction of its incorporation or organization, as the case may be, and the percentage of the Equity Interests owned (directly or indirectly) by the Company or its Subsidiaries.  Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Loan Parties, showing as of the Effective Date (as to each Loan Party) its U.S. taxpayer identification number.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(iii) is a true and correct copy of each such document as of the Effective Date, each of which is valid and in full force and effect.

(c) The execution, delivery and performance by each Borrower of this Agreement and the Notes and by each Loan Party of each other Loan Document to which it is or is to be a party, and the consummation of each aspect of the transactions contemplated hereby, including the Transactions, are within such Loan Party’s constitutive powers, have been duly authorized by all necessary constitutive action, and do not (i) contravene such Loan Party’s constitutive documents, (ii) violate any law (including, without limitation, the Securities Exchange Act of 1934), rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to such Loan Party, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or (iv) except for the Liens created or to be created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries except, in each case referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach or default would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(d) No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any third party is required for (i) the due execution, delivery, recordation, filing or performance by the Borrowers of this Agreement or the Notes or by any Loan Party of any other Loan Document to which it is or is to be a party, or for the consummation of each aspect of the transactions contemplated hereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents or (iv) the exercise by the Administrative Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for those authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given, waived or made and are in full force and effect, and those the failure to obtain which would not reasonably be expected to have a Material Adverse Effect.

(e) This Agreement has been, and each of the Notes, if any, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each of the Notes and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors rights generally or by equitable principles relating to enforceability and the effect of foreign laws, rules and regulations as they relate to Pledged Equity in Foreign Subsidiaries.

(f) The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2009, and the related Consolidated statements of income and cash flows of the Company and its Subsidiaries for the Fiscal Year then ended, which have been furnished to each Lender Party, present fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of such date and for such period, all in accordance with GAAP consistently applied.  Since December 31, 2009, there has not occurred a Material Adverse Change.

(g) All projected Consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries delivered to the Lender Parties pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such projections, it being understood that projections are subject to significant uncertainties and contingencies many of which are beyond the Company’s control, and that no guarantees can be given that the forecasts will be realized and that any differences from the projections may be material.

(h) The information, exhibits and reports furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, taken as a whole, made therein not misleading in any material respect in light of the circumstances under which such statements were made.

(i) Except as set forth on Schedule 4.01(i), there is no action, suit, investigation, litigation or proceeding affecting the Company or any of its Subsidiaries, including any Environmental Action, pending before any arbitrator or governmental instrumentality that (i) would reasonably be expected to result in a Material Adverse Change or (ii) purports to adversely affect the legality, validity or enforceability of this Agreement, any Note or any other Loan Document.

(j) No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or any drawing under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(k) The Company and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted except for those the failure to own or license which would not reasonably be expected to have a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company or any Subsidiary know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate would not reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by the Company and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(l) (i)  Other than the filing of the Cases, no ERISA Event has occurred or is reasonably expected to occur that has resulted in or is reasonably expected to result in a liability of any Loan Party or any ERISA Affiliate that in the aggregate would reasonably be expected to have a Material Adverse Effect.

(ii)           Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that in the aggregate would reasonably be expected to result in a Material Adverse Effect.

(iii)           Neither any Loan Party nor any ERISA Affiliate (A) has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and (B) no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, that, in the case of (A) or (B) above and in the aggregate is reasonably expected to result in a liability to a Loan Party or an ERISA Affiliate in excess of $15,000,000.

(m) Except as set forth on Schedule 4.01(m) or as would not reasonably be expected to result in a Material Adverse Effect, (i) the operations and currently owned, leased or operated properties of the Company and each of its Subsidiaries comply in all material respects with all applicable Environmental Laws and Environmental Permits, (ii) all material past non-compliance with Environmental Laws and Environmental Permits has been resolved, and (iii) to the knowledge of the Company and each of its Subsidiaries, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against the Company or any of its Subsidiaries or (B) cause any currently owned, leased or operated property to be subject to any restrictions on ownership, occupancy, use or transferability under any applicable Environmental Law.

(n) Except to the extent failure to do so is permitted by Chapter 11 of the Bankruptcy Code, each Loan Party and each of its Subsidiaries and Affiliates has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all Federal and material taxes shown thereon to be due, together with applicable interest and penalties except for those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided in accordance with GAAP.

(o) Except as would not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect, neither the business nor the properties of any Loan Party or any of its Subsidiaries are affected by any unfair labor practices complaint, union representation campaigns, strike, lockout or other labor dispute.

(p) Other than as a result of the filing of the Cases, each Loan Party and each of its Subsidiaries is in compliance with all contracts and agreements to which it is a party, except such non-compliances as have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(q) The Collateral Documents (to the extent required hereby and thereby) create a valid security interest in the Collateral having the priority set forth in the Loan Documents (subject to Liens and security interests permitted under the Loan Documents) securing the payment of the Secured Obligations, and all UCC financing statements and filings of security agreements in the U.S. Patent and Trademark Office and U.S. Copyright Office, as applicable, in appropriate form, required to perfect (subject to Liens and security interests permitted under the Loan Documents) such security interest, to the extent such security interests can be perfected by the filing thereof, have been duly filed or provided to the Administrative Agent for filing.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for (i) the Liens and security interests created or permitted under the Loan Documents and (ii) defects in legal title to Intellectual Property that do not materially adversely affect the use of such property for its present purposes.

(r) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, nor the consummation of the Transactions, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(s) [Intentionally Omitted]

(t) Set forth on Schedule 4.01(t) hereto is a complete and accurate list as of the Effective Date of all Surviving Debt that is Debt for borrowed money (other than Surviving Debt in an aggregate amount not exceeding $5,000,000), showing as of the Effective Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(u) Set forth on Schedule 4.01(u) hereto is a complete and accurate list as of the Effective Date of all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing any Debt for borrowed money (other than Debt in an aggregate amount not exceeding $5,000,000), showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(v) As of the Effective Date, (A) the Confirmation Order has not been stayed, reversed or vacated, or otherwise amended or modified in any manner that is materially adverse to the rights or interests of the Lenders (unless otherwise reasonably satisfactory to the Administrative Agent), and (B) after the date of the Commitment Letter, the Plan has not been amended, modified or supplemented, nor have any of the terms or conditions thereof been waived, in any manner that is adverse in any material respect to the Initial Lenders, (except where the consent of the Initial Lenders has been obtained to such amendment, modification, supplement or waiver if and solely to the extent such consent is required to satisfy the closing condition set forth in Section 3.01(b), it being understood that what is deemed adverse in a material respect to Initial Lenders shall be determined giving effect to the provisions of Section 3.01(b)); provided that for all purposes (including for purposes of Section 3.02) the representation and warranty contained in this clause (v) is made solely on the Effective Date.
(w) The Loan Parties and their Subsidiaries, taken as a whole, after giving effect to the Effective Date and the consummation of the Plan, are Solvent.

ARTICLE V

COVENANTS OF THE LOAN PARTIES

Section 5.01 Affirmative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a) Corporate Existence.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, material rights (charter and statutory) and material franchises; provided, however, that the Company and its Subsidiaries may consummate any transaction permitted under Section 5.02(h) or (l) and provided further that neither the Company nor any of its Subsidiaries shall be required to preserve any right or franchise, or the existence of any Subsidiary that is not a Loan Party, if the board of directors (or similar governing body) of the Company or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Company, such Subsidiary or the Lender Parties.

(b) Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply with all applicable laws, rules, regulations and orders material to the business of the Company and its Subsidiaries, such compliance to include, without limitation, compliance with ERISA, applicable Environmental Laws and the Patriot Act, except in each case where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates; provided, however, that the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates and to the extent consistent with prudent business practice.

(d) Obligations and Taxes.  Pay all its material obligations promptly and in accordance with their terms, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, and pay and discharge and cause each of its Subsidiaries to pay and discharge promptly all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, would become a Lien or charge upon such properties or any part thereof; provided, however, that the Company and each Guarantor shall not be required to pay and discharge or to cause to be paid and discharged any such obligation, tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, in each case, if the Company and the Guarantors shall have set aside on their books adequate reserves therefor in conformity with GAAP.

(e) Access to Books and Records.

(i) Maintain or cause to be maintained at all times books and records in accordance with GAAP of the financial operations of the Borrowers and the Guarantors; and, upon reasonable advance notice, provide the Lender Parties and their representatives (coordinated by the Administrative Agent) access to all such books and records during regular business hours (provided that so long as no Event of Default has occurred and is continuing, such visits shall be limited to, and the Borrowers shall not be required to pay the expenses of the Lender Parties for more than, one visit per calendar year), in order that the Lender Parties (coordinated by the Administrative Agent) may examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports delivered by the Borrowers or the Guarantors to any Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement and to discuss the affairs, finances and condition of the Borrowers and the Guarantors with the officers and independent accountants of the Borrowers.

(ii) Grant the Lender Parties (coordinated by the Administrative Agent) reasonable access to and the right to inspect all reports, audits and other internal information of the Borrowers and the Guarantors relating to environmental matters upon reasonable written notice (provided that so long as no Event of Default has occurred and is continuing, such inspections shall be limited to, and the Borrowers shall not be required to pay the expenses of the Lender for more than, one inspection per calendar year).

(iii) At any reasonable time during regular business hours, upon reasonable notice, permit the Initial Lenders and/or any representatives designated by the Initial Lenders (including any consultants, accountants, lawyers and appraisers retained by the Initial Lenders), in each case coordinated by the Administrative Agent, to visit the properties of the Borrowers and the Guarantors (provided that so long as no Event of Default has occurred and is continuing, such visits shall be limited to one visit per calendar year) to conduct evaluations, appraisals, environmental compliance reviews and ongoing maintenance and monitoring in connection with the Borrowers’ computation of the Borrowing Base and the assets included in the Borrowing Base and such other assets and properties of the Borrowers or their Subsidiaries as the Initial Lenders may require, and to monitor, examine and audit the Collateral and all related systems.

(iv) Permit third-party appraisals of Inventory and field audits and examinations of Receivables and Inventory; provided that such third-party appraisals may be conducted (A) at the reasonable request of the Administrative Agent, at any time during the continuance of an Event of Default, (B) except as otherwise provided in clause (A) above, if  Availability shall have become and continue to be less than the greater of (x) $40,000,000 and (y) 15% of the aggregate Revolving Credit Commitments then outstanding at such time, no more than three times per calendar year (provided that no such field audit and examination and appraisal shall be required under this clause (B) unless 120 days have elapsed since the most recent field audit and examination and appraisal conducted by the Administrative Agent and/or a third party and Availability continues to be less than the minimum amount described in this clause (B)) and (C) except as otherwise provided in clauses (A) and (B) above, no more than twice per calendar year.

(f) Use of Proceeds.  Use the proceeds of the Advances solely for the purposes, and subject to the restrictions, set forth in Section 2.15.

(g) [Intentionally Omitted].

(h) [Intentionally Omitted].

(i) [Intentionally Omitted].

(j) Cash Dominion.  During any Cash Dominion Period, any and all balances in each lockbox and deposit account subject to an account control agreement pursuant to Section 5.01(k) or Section 3.01(a)(x) (other than any Exempt Account) shall be transferred to the Administrative Agent’s Office on a daily basis to the extent necessary (and will thereupon be applied) to repay any outstanding Revolving Credit Advance and to Cash Collateralize any L/C Obligations.  Whether or not reporting by the Borrowers with respect to Availability is otherwise required on any particular day, the Borrowers may elect to deliver a certificate and supporting information as to Availability in the event a Cash Dominion Period has commenced.

(k) Account Control Agreements.  With respect to all lockboxes and deposit accounts (including all Exempt Accounts, but excluding Excluded Accounts and those (for so long as Bank of America, N.A. is the Administrative Agent hereunder) maintained with Bank of America, N.A.) (i) of each Person that is a Non-Loan Party as of the Effective Date but becomes a Loan Party after the Effective Date, obtain and deliver to the Administrative Agent, no later than 30 days following the date such Person becomes a Loan Party (or such later date as the Administrative Agent may reasonably determine), account control agreements in form and substance reasonably satisfactory to the Administrative Agent and (ii) of each other Loan Party, obtain and deliver to the Administrative Agent, no later than 45 days following the Effective Date (or such later date as the Administrative Agent may reasonably determine), account control agreements in form and substance reasonably satisfactory to the Administrative Agent, and maintain such account control agreements in form and substance reasonably satisfactory to the Administrative Agent.

(l) Mortgages.  With respect to any Material Real Property acquired by any Loan Party after the Effective Date or owned by any Person that is a Non-Loan Party as of the Effective Date but becomes a Loan Party after the Effective Date, obtain and deliver to the Administrative Agent, no later than 60 days following the date of such acquisition or the date on which such Person becomes a Loan Party (or such later date as the administrative agent under the Term Facility may reasonably determine), as applicable, duly executed Mortgages suitable for recording with respect to such Material Real Property and such other documents required to be furnished pursuant to Section 3.01(f)(vi).  Notwithstanding anything to the contrary in this Section 5.01(l), with respect to any leased Material Real Property with respect to which a Loan Party is the lessee, (i) such Loan Party shall use commercially reasonable efforts to obtain (x) (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the lessor of such leasehold interest, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, and (y) any lessor consent or approval of such Mortgage as may be required pursuant to the terms of the applicable lease with respect to such leasehold interest, and (ii) if such Loan Party shall fail to obtain the documents referred to in clauses (x) or (y) above with respect to any such leasehold interest, after using commercially reasonable efforts to do so, such Loan Party shall have no further obligation to comply with this Section 5.01(l) with respect to the applicable leasehold interest.

(m) Covenant to Guarantee Obligations and Give Security.  (i) Upon the formation or acquisition of any Material Subsidiary that is a wholly-owned direct Subsidiary (other than an Excluded Subsidiary) of any Loan Party, (ii) if any Subsidiary listed on Schedule 5.01(m) hereto (each, a “Listed Subsidiary”) shall not have been liquidated, dissolved or merged into any Guarantor in accordance with the Plan prior to the date (the “Listed Subsidiary Date”) that is 90 days after the Effective Date, or (iii) if any Subsidiary of the Company provides a guaranty of the Senior Notes or the Term Facility at a time when such Subsidiary is not already a Guarantor or a Borrower, or if the designation of any Subsidiary of the Company as an Immaterial Subsidiary is subsequently rescinded in accordance with the definition of “Immaterial Subsidiary” (the date on which such guarantee is provided, or on which such designation is rescinded, each being a “Relevant Date”), then in each case the Company shall, at the Company’s expense:

(A) within 10 days after (x) such formation or acquisition (in the case of clause (i) above), (y) the Listed Subsidiary Date (in the case of clause (ii) above), or (z) the Relevant Date (in the case of clause (iii) above), cause such Subsidiary to duly execute and deliver to the Administrative Agent a Guaranty Supplement guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(B) within 15 days after (x) such formation or acquisition (in the case of clause (i) above), (y) the Listed Subsidiary Date (in the case of clause (ii) above), or (z) the Relevant Date (in the case of clause (iii) above), cause such Subsidiary to duly execute and deliver to the Administrative Agent a Security Agreement Supplement and an IP Security Agreement Supplement (to the extent such Subsidiary owns registered Intellectual Property) in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of such Subsidiary under the Loan Documents and constituting Liens on all the Collateral owned by such Subsidiary,

(C) [Intentionally Omitted],

(D) within 60 days after (x) such formation or acquisition (in the case of clause (i) above), (y) after the Listed Subsidiary Date (in the case of clause (ii) above), or (z) the Relevant Date (in the case of clause (iii) above), deliver to the Administrative Agent, upon the reasonable request of the Administrative Agent in its sole discretion, a signed copy of a customary favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to the matters contained in clauses (A) and (B) above.

(n) Further Assurances.

(i) Promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof (except to the extent such correction requires consent of one or more third parties that cannot be obtained after commercially reasonable efforts).

(ii) Promptly upon reasonable request by any Agent, or any Lender Party through the Administrative Agent, except with respect to real properties that are not Material Real Properties, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s Collateral to the Liens now or hereafter required to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens required to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so (but in any event subject to the terms, provisions and limitations set forth therein).

(iii) Use commercially reasonable efforts to cause to be delivered promptly to the Administrative Agent copies of Collateral Access Agreements duly signed by all parties thereto with respect to all Inventory of Borrowers located at a third party processor or in a location not owned by a Loan Party.

(iv) Use commercially reasonable efforts to deliver information reasonably requested by the Administrative Agent with respect to the business or assets of any additional Subsidiary Borrower on a timely basis so that the Administrative Agent may complete its due diligence investigation thereof as described in the definitions of “Eligible Inventory” and “Eligible Receivables”.

(o) Maintenance of Properties, Etc.  Except as otherwise permitted under Sections 5.02(h) and (l), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its material properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted.

(p) Quarterly Conference Call.  The Company shall host one conference call or meeting with the Lenders, if requested by the Administrative Agent, during each calendar quarter at a time mutually agreed by the Company and the Administrative Agent and upon reasonable advance notice to the Administrative Agent.

Section 5.02 Negative Covenants.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a) Liens.  Incur, create, assume or suffer to exist any Lien on any asset of the Borrowers or any of their Subsidiaries now owned or hereafter acquired by any of the Borrowers or the Guarantors, other than: (i) Liens listed on Schedule 4.01(u), Liens outstanding on the Effective Date as permitted under the Existing DIP Agreement as in effect immediately prior to the Effective Date (as modified by any amendments, modifications or waivers thereto (other than those that in the reasonable judgment of the Administrative Agent are adverse to the interests of the Lenders in more than a de minimis respect), Liens (with the priority set out in the Intercreditor Agreement) securing Debt under the Term Facility (and Obligations under certain credit facilities, cash management agreements and Hedge Agreements secured by the Liens securing the Term Facility) and any refinancing or replacement thereof permitted hereunder, and Liens securing Permitted Refinancing Debt issued in exchange for, or the net cash proceeds of which are used to extend, refinance, renew, replace, defease or refund Effective Date Debt (as defined below), to the extent that such Liens extend solely to the property securing the Effective Date Debt being so exchanged, extended, refinanced, renewed, replaced, defeased or refunded; (ii) Permitted Liens; (iii) Liens on assets of Foreign Subsidiaries to secure Debt permitted by Section 5.02(b)(vi); (iv) Liens in favor of the Administrative Agent and the Secured Parties granted under the Loan Documents; (v) Liens in connection with Debt permitted to be incurred pursuant to Section 5.02(b)(vii) so long as such Liens extend solely to the property (and improvements and proceeds of such property) acquired with the proceeds of such Debt or subject to the applicable Capitalized Lease and so long as the assets subject to such Lien do not include any assets included in the calculation of the Borrowing Base); (vi) Liens on assets of Foreign Subsidiaries securing Debt permitted under Section 5.02(b)(x); (vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and consistent with past practice; (viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, Liens on documents of title in respect of documentary letters of credit or banker’s acceptances issues or credit for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (ix) Liens granted by a Non-Loan Party in favor of any Loan Party; (x) Liens pursuant to the Albemarle Settlement and Cross License; (xi) Liens consisting of escrow arrangements with respect to escrow accounts, to the extent such escrow accounts hold deposits in connection with any acquisition, Investment, sale or disposition of assets permitted under this Agreement;  (xii) Liens on assets (not including any assets included in the calculation of the Borrowing Base) of the Company and its Subsidiaries securing Debt permitted under Sections 5.02(b)(xi) and/or (if limited to the assets acquired pursuant to, and not incurred in contemplation of, the Permitted Acquisition to which such Debt relates) 5.02(b)(xiii); (xiii) Liens on assets (not including any assets included in the calculation of the Borrowing Base) of any Foreign Subsidiary securing obligations to its pension plan or other similar obligations of up to $60,000,000 at any time outstanding; (xiv) Liens on assets (not including any assets included in the calculation of the Borrowing Base) securing obligations of the Company and its Subsidiaries (other than Foreign Subsidiaries) in an aggregate amount not to exceed $25,000,000 at any time outstanding; (xv) Liens securing Debt incurred in reliance on Section 5.02(b)(xii); and (xvi) Liens on assets (not including any assets included in the calculation of the Borrowing Base) or Equity Interests of Joint Ventures securing Debt permitted under Section 5.02(b)(xiv).

(b) Debt.  Contract, create, incur, assume or suffer to exist any Debt, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Debt, except for (i) Debt under this Agreement and the other Loan Documents; (ii)(A) Surviving Debt, Debt and leases (including any operating leases recharacterized as capital leases) outstanding on the Effective Date that are in each case permitted under the Existing DIP Agreement as in effect immediately prior to the Effective Date (as modified by amendments, modifications or waivers thereto (other than those that in the reasonable judgment of the Administrative Agent are adverse to the interests of the Lenders in more than a de minimis respect)) and (in the case of the Loan Parties) contemplated under (and remaining outstanding on the Effective Date in accordance with) the Plan and/or the Disclosure Statement (such Debt and leases, together with Surviving Debt, the "Effective Date Debt"), Debt under the Term Facility in an aggregate principal amount not to exceed $420,000,000 at any time outstanding, and Debt under the Senior Notes in an aggregate principal amount not to exceed $455,000,000 at any time outstanding, and (B) any Permitted Refinancing Debt refunding, replacing or refinancing, in whole or in part, any Effective Date Debt or any such Debt under the Term Facility or the Senior Notes; provided that the terms of any such extending, refunding, replacing or refinancing Debt, and of any agreement entered into and of any instrument issued in connection therewith, are otherwise permitted by the Loan Documents and such refunding or refinancing complies with Section 5.02(j); (iii) Debt arising from Investments among the Company and its Subsidiaries that are permitted hereunder; (iv) Debt in respect of customary overdraft protection and netting services and related liabilities arising from treasury, depository and cash management services in the ordinary course of business; (v) Debt consisting of Guarantee Obligations permitted by Section 5.02(c); (vi) Debt of Foreign Subsidiaries owing to third parties in an aggregate principal amount not in excess of $50,000,000 (or the foreign currency equivalent) at any time outstanding; (vii) Debt constituting mortgage financing, purchase money debt and Capitalized Lease obligations (not otherwise included in subclause (ii) above) in an aggregate amount outstanding at any time not in excess of $30,000,000; (viii) (A) Debt in respect of Hedge Agreements entered into in the ordinary course of business to protect against fluctuations in interest rates, foreign exchange rates and commodity prices and (B) Debt outstanding under Cash Management Agreements; (ix) Debt which may be deemed to exist pursuant to any surety bonds, appeal bonds or similar obligations or guarantees or letters of credit, in each case incurred in connection with any judgment not constituting an Event of Default or arising from agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations, surety, performance, bid or appeal bonds and other similar types of performance and completion guarantees securing any obligations of the Company or any Subsidiary pursuant to such agreements, in any case incurred or assumed in connection with the disposition or acquisition of any business, assets or Equity Interests held by a Subsidiary (other than guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or Equity Interests held by a Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Company or any Subsidiary in connection with such disposition; (x) Debt of Foreign Subsidiaries arising under any Foreign Asset Based Financing, in an aggregate principal amount for all such Foreign Asset Based Financings not to exceed $250,000,000 (or the foreign currency equivalent) at any time outstanding; (xi) Debt not otherwise permitted hereunder in an aggregate principal amount not to exceed $25,000,000 at any time outstanding; (xii) Debt under Specified Credit Agreements not in excess of $25,000,000 at any one time outstanding; (xiii) Permitted Acquired Debt and Permitted Refinancing Debt refunding, replacing or refinancing, in whole or in part, such Permitted Acquired Debt, provided, that the aggregate amount of Debt under this clause (xiii) shall not exceed $100,000,000 at any time outstanding; (xiv) Debt incurred on behalf of Joint Ventures of the Company or any Subsidiary not to exceed, at any one time outstanding, together with any Guarantee Obligations incurred in reliance on Section 5.02(c)(vii), the greater of $50,000,000 and 2.0% of Consolidated Net Tangible Assets (as measured at the time of incurrence of such Debt); (xv) Debt constituting guarantees permitted under Section 5.02(c)(vi); (xvi) an aggregate of up to $25,000,000 of Debt at any one time outstanding constituting obligations with respect to letters of credit issued, or surety bonds incurred, in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Debt with respect to reimbursement obligations regarding workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Debt with respect to reimbursement-type obligations regarding workers’ compensation claims; provided that, upon the drawing of such letters of credit or the incurrence of such Debt, such obligations are reimbursed within 30 Business Days following such drawing or incurrence; (xvii) Debt arising in connection with endorsement of instruments for deposit in the ordinary course of business; (xviii) Debt consisting of take-or-pay obligations contained in supply agreements relating to products, services or commodities of a type that the Company or any of its Subsidiaries uses or sells in the ordinary course of business; (xix) Debt consisting of the financing of insurance premiums; (xx) Debt consisting of guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business; (xxi) customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business; (xxii) Debt issued by the Company or a Subsidiary of the Company to future, current or former employees, directors and consultants thereof, or their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company to the extent described in Section 5.02(e)(iii); and (xxiii) Debt not in excess of $60,000,000 at any time outstanding of Foreign Subsidiaries and/or Joint Ventures to the extent such Debt is supported by one or more Letters of Credit.

(c) Guarantees and Other Liabilities.  Contract, create, incur, assume or permit to exist, or permit any Subsidiary to contract, create, assume or permit to exist, any Guarantee Obligations, except (i) Guarantee Obligations of a Loan Party in respect of Debt or other obligations of the Company or a Subsidiary of the Company, if such Debt or other obligations are then permitted under this Agreement, (ii) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (iii) Guarantee Obligations constituting Investments of the Company and its Subsidiaries permitted hereunder, (iv) (A) to the extent constituting Guarantee Obligations, Letters of Credit issued to support Foreign Subsidiaries and other Non-Loan Parties so long as such Guarantee Obligations and all other Investments in Foreign Subsidiaries and other Non-Loan Parties under Section 5.02(g)(xii) do not exceed $60,000,000 in the aggregate at any time outstanding and (B) any other support arrangements supporting Debt permitted under Section 5.02(b)(x) that are in form and substance reasonably satisfactory to the Required Lenders, (v) any Guarantee Obligation or guaranty of Debt or other obligations of any Non-Loan Party by another Non-Loan Party, (vi) guarantees by the Company (which shall not be secured by assets of the Company) of contribution obligations existing on the Effective Date of Foreign Subsidiaries to pension plans of such Foreign Subsidiaries not to exceed $25,000,000 at any one time outstanding, (vii) guarantees of Debt of Joint Ventures of the Company or any Subsidiary so long as such Guarantee Obligations, if the amounts thereof were Investments under Section 5.02(g), would be permitted Investments under Section 5.02(g); (viii) the Guaranty; (ix) Guarantee Obligations outstanding on the Effective Date that are in each case permitted under the Existing DIP Agreement that is in effect on the Effective Date (as modified by amendments, modifications or waivers thereto (other than those that in the reasonable judgment of the Administrative Agent are adverse to the interests of the Lenders in more than a de minimis respect)); (x) Guarantee Obligations in respect of Debt incurred in reliance on Section 5.02(b)(xii); and (xi) Guarantee Obligations in respect of (or constituting) Debt incurred or assumed in reliance on Section 5.02(b)(viii), 5.02(b)(xiii), or 5.02(b)(xx).

(d) [Intentionally Omitted].

(e) Dividends; Capital Stock.  Declare or pay, directly or indirectly, any dividends or make any other distribution, redemption, repurchase or payment, whether in cash, property, securities or a combination thereof, with respect to (whether by reduction of capital or otherwise) any shares of capital stock (or any options, warrants, rights or other equity securities or agreements relating to any capital stock) of the Company, or set apart any sum for the aforesaid purposes (any such dividend, distribution, redemption, repurchase or payment declared, paid or made, or sum set apart therefor, a “Restricted Payment”) except for (i) Restricted Payments made on or after the Effective Date in accordance with the Plan and/or the Disclosure Statement; (ii) Restricted Payments made when (A) no Default or Event of Default shall have occurred and is continuing or would result immediately therefrom and (B) the Fixed Charge and Liquidity Conditions with respect thereto are satisfied on the date such Restricted Payment is made; provided that solely for purposes of this clause (B), a non-recurring discretionary payment of dividends, if any, that has been made under Section 5.02(e)(v) shall be excluded from the calculation of Fixed Charge Coverage Ratio in determining whether the Fixed Charge and Liquidity Conditions are satisfied; (iii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company (and any direct or indirect parent thereof) held by any future, current or former employee, director, officer or consultant of the Company (or any Subsidiary) (or their respective spouses and/or estates) pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year will not exceed $5,000,000 (with unused amounts in any calendar year being carried over to the next two succeeding calendar years); (iv) the declaration and payment of dividends by the Company to any direct or indirect parent company of the Company that owns 100% of the Company’s common stock in aggregate amounts not to exceed the aggregate amount required for such parent company to pay, in each case without duplication: (A) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Company and its Subsidiaries; (B) foreign, federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Company and its Subsidiaries, provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Company and its Subsidiaries would be required to pay in respect of foreign, federal, state and local taxes for such fiscal year were the Company, and Subsidiaries to pay such taxes separately from any such parent company; (C) customary salary, bonus, indemnification obligations and other benefits payable to officers, directors and employees or former officers, directors or employees of such parent company to the extent such salaries, bonuses, indemnification obligations and other benefits are attributable to the ownership or operation of the Company and its Subsidiaries; (D) general corporate overhead expenses of such parent company to the extent such expenses are attributable to the ownership or operation of the Company and its Subsidiaries; (E) fees and expenses incurred by such parent company in connection with any unsuccessful equity issuances or incurrences of Debt to the extent the net proceeds thereof were intended to be contributed to the Company; and (F) taxes with respect to income of any such parent company derived from funding made available to the Company and its Subsidiaries by such parent company; (v) the payment of dividends on the Company’s common stock in an annual amount not to exceed 6.0% of the net cash proceeds received by or contributed to the Company from any public offering of common stock, other than public offerings (provided that such dividends are provided substantially contemporaneously with such offering) with respect to the Company’s common stock registered on Form S-8 (or any successor form); (vi) the payment of dividends by the Company consisting solely of shares of the Company’s common stock or other Equity Interests of the Company (other than Redeemable Equity Interests); (vii) the payment of any dividend by a Subsidiary of the Company to the holders of its Equity Interests (on a pro rata basis, subject to any preferential arrangements in existence at the time of, and not entered into in contemplation of, such dividend); (viii) the repurchase of Equity Interests deemed to occur upon the exercise of options or warrants to the extent that such Equity Interests represent all or a portion of the exercise price thereof and applicable withholding taxes, if any; (ix) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any of its Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (A) the exercise of options or warrants or (B) the conversion or exchange of Equity Interests of any such Person; (x) any Restricted Payment made in connection with the transactions arising out of the Plan; (xi) the declaration and payment of dividends or distributions to holders of any class or series of Redeemable Equity Interests of the Company or any Subsidiary issued in accordance with Section 5.02(b); and (xii) purchases of Receivables Assets pursuant to a Receivables Repurchase Obligation in connection with a Foreign Asset Based Financing and the payment or distribution of Receivables Fees.

(f) Transactions with Affiliates.  Enter into or permit any of its Subsidiaries to enter into any transaction with any Affiliate, other than on terms and conditions at least as favorable to the Company or such Subsidiary as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except for the following: (i) any transaction between any Loan Party and any other Loan Party or between any Non-Loan Party and any other Non-Loan Party; (ii) any transaction between any Loan Party and any Non-Loan Party that is at least as favorable to such Loan Party as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than an Affiliate; (iii) any transaction expressly permitted pursuant to the terms of the Loan Documents, including, without limitation, Investments permitted under Section 5.02(g); (iv) customary fees and other benefits to officers, directors, managers and employees of the Company and its Subsidiaries; (v) reasonable and customary employment and severance arrangements with officers and employees of the Company and its Subsidiaries in the ordinary course of business; (vi) transactions pursuant to contractual obligations or arrangements in existence on the Effective Date; or (vii) any transaction with a Receivables Entity effected as part of a Foreign Asset Based Financing and otherwise in compliance with the terms of this Agreement on fair and reasonable terms that are not materially less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Subsidiary with a Person that is not an Affiliate of the Company or any Subsidiary (as determined in good faith by the Company).

(g) Investments.  Make or hold, or permit any of its Subsidiaries to make, any Investment in any Person, except for (i) Investments outstanding on the Effective Date that are in each case permitted under the Existing DIP Agreement as in effect immediately prior to the Effective Date (as modified by amendments, modifications or waivers thereto (other than those that in the reasonable judgment of the Administrative Agent are adverse to the interests of the Lenders in more than a de minimis respect)); (ii) Investments in Cash Equivalents (and other customary cash equivalents acceptable to the Administrative Agent in its reasonable discretion) and Investments by Foreign Subsidiaries in securities and deposits similar in nature to Cash Equivalents and customary in the applicable jurisdiction; (iii) Investments not to exceed $35,000,000 (subject to reduction pursuant to the proviso in Section 5.02(j)(ii)) at any time outstanding; (iv) Investments or intercompany loans or advances made on or after the Effective Date (A) by any Loan Party to or in any other Loan Party, (B) by any Non-Loan Party to or in any Loan Party or (C) by any Non-Loan Party to or in any other Non-Loan Party; (v) investments (A) received in satisfaction or partial satisfaction thereof from financially troubled account debtors or in connection with the settlement of delinquent accounts and disputes with customers and suppliers, or (B) received  in settlement of debts created in the ordinary course of business and owing to any Borrower or any Subsidiary or in satisfaction of judgments; (vi) Investments (A) in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices, (B) in the form of extensions of trade credit in the ordinary course of business, or (C) in the form of prepaid expenses and deposits to other Persons in the ordinary course of business; (vii) Investments made in any Person to the extent such investment represents the non-cash portion of consideration received for an asset disposition permitted under the terms of the Loan Documents; (viii) investments constituting guaranties permitted pursuant to Section 5.02(c)(i), (ii), (iv), (v), (vi), (vii), (viii), (ix), (x) or (xi) above; (ix) loans and advances to employees, directors and officers of the Company and its Subsidiaries (A) required by applicable employment laws or (B) otherwise in the ordinary course of business for travel, business, related entertainment, relocation, as part of a recruitment or retention plan and related expenses in an aggregate principal amount at any time outstanding not to exceed $10,000,000 (provided that the aggregate amount thereof consisting of loans or advances for travel, business, related entertainment and related expenses shall not exceed $5,000,000 at any time outstanding); (x) Hedge Agreements, Cash Management Agreements and Specified Credit Agreements entered into in the ordinary course of business and otherwise permitted under this Agreement; (xi) Investments by any Foreign Subsidiary through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property rights pursuant to joint venture arrangements, in each case in the ordinary course of business and consistent with past practice; provided that, in the case of this clause (xi), in the event any Non-Loan Party becomes a Loan Party, all such Investments made by such Person and outstanding on the date such Person becomes a Loan Party shall continue to be permitted under this Section 5.02(g)(xi); (xii) any Investment made if (A) the Fixed Charge and Liquidity Conditions with respect thereto are satisfied on the date such Investment is made and (B) no Default has occurred and is continuing immediately before or immediately after giving effect thereto; (xiii) Investments made by the Company or any of its Subsidiaries in joint ventures that are not Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding (with unfunded guarantees not counting against such dollar limitation), it being understood that funding and reimbursement arrangements with respect to the Rubicon LLC joint venture that are consistent with past practices shall not be deemed loans or investments subject to limitation under this Section 5.02(g); (xiv) the Lyondell Property Purchase; (xv) Investments consisting of guarantees by the Company or Non-Loan Parties of loan obligations of the Gulf Stabilizers Industries, Ltd. joint venture in an aggregate amount not to exceed $12,000,000 at any time outstanding; (xvi) Investments consisting of (A) equity investments by Chemtura Organometallics GmbH or other Non-Loan Parties and (B) guarantee or other credit support obligations by Chemtura Organometallics GmbH, other Non-Loan Parties or Loan Parties (including letters of credit issued for the account of such Persons), in each case in or for the benefit of a joint venture for a manufacturing facility in Saudi Arabia, so long as the aggregate amount of Investments pursuant to this clause (xvi) shall not exceed $20,000,000 at any time outstanding; (xvii) Investments by any Loan Party to Canadian Debtor consisting of intercompany advances not to exceed $30,000,000 in the aggregate at any time outstanding, provided that a portion of such advances shall be applied to repay in full the intercompany obligations owed by Canadian Debtor to CFH; and (xviii) any Investment by the Company or a Subsidiary of the Company in (x) a Receivables Entity or (y) any other Person (in the case of an Investment by a Receivables Entity or by the Company or any of its Subsidiaries in connection with a European securitization transaction) in connection with a Foreign Asset Based Financing, including Investments of funds held in accounts permitted or required by the arrangement governing such Foreign Asset Based Financing or any related Debt; provided that such Investment is in the form of a Purchase Money Note, contribution of additional Receivables Assets, Cash Equivalents or Equity Interests (other than Redeemable Equity Interests) of the Company.

(h) Disposition of Assets.  Sell or otherwise dispose of, or permit any of its Subsidiaries to sell or otherwise dispose of, any assets (including, without limitation, the Equity Interests in any Subsidiary) except (i) sales or other dispositions of inventory in the ordinary course of its business; (ii) in a transaction authorized by Section 5.02(l); (iii) in transactions between or among the Loan Parties or between or among the Non-Loan Parties; (iv) dispositions of obsolete or worn-out tools, equipment or other property no longer used or useful in business and sales or other dispositions of intellectual property determined to be uneconomical, negligible or obsolete; (v) licenses and sub-licenses of intellectual property incurred in the ordinary course of business or to customers on a non-exclusive basis for the purpose of ensuring supply of product; (vi) dispositions made in the ordinary course of business in connection with any Investment permitted under Section 5.02(g)(ii), (v) or (vi) above; (vii) leases of real property; (viii) equity issuances by any Subsidiary to the Company or any other Subsidiary to the extent such equity issuance constitutes an Investment permitted under Section 5.02(g)(iv) above; (ix) transfers of Receivables Assets or any interest therein by any Foreign Subsidiary in connection with any Foreign Asset Based Financing incurred under Section 5.02(b)(vi) or (x) or (xi) above; (x) other sales, leases, transfers or dispositions of assets for fair value in an aggregate amount of all such sales, leases transfers or dispositions made in reliance on this clause (x) not to exceed the Asset Sale Cap as measured at the time of such sale, lease, transfer or disposition so long as (A) in the case of any such sale or other disposition, not less than 75% of the consideration is cash and (B) no Default or Event of Default has occurred and is continuing immediately before or after giving effect to any such sale, lease, transfer or other disposition; (xi) transfers or dispositions of property that is the subject of a casualty event; (xii) sales, leases, transfers or other dispositions of assets provided that the aggregate fair value of all such sales or dispositions effected in reliance on this clause (xii) shall not exceed $25,000,000; (xiii) sales or dispositions of property in the ordinary course of business to the extent that (A) such property is exchanged for credit against the purchase price of similar replacement property in substantially the same location or (B) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property; provided that, in each case, the proceeds of such sale or disposition are retained and applied by the entity making the sale or disposition to purchase such replacement property; (xiv) dispositions of cash and property and issuance of Equity Interests solely to consummate Investments permitted under Section 5.02(g)(iv), (ix), (x), (xi), (xii), (xiii), (xiv), (xv), (xvi) or (xviii); (xv) dispositions of property made or deemed made solely because Liens permitted under Section 5.02(a) on such property are granted; (xvi) sales or dispositions pursuant to the Albemarle Settlement and Cross License; (xvii) the sale or disposition of equity securities of Persons that are not Subsidiaries held by the Company and its Subsidiaries as of the Effective Date for cash consideration not exceeding $500,000; (xviii) dispositions pursuant to the PMC Settlement or in accordance with the Plan; (xix) netting by the Company or any Subsidiary of intercompany loans, advances and accounts receivable (and interest receivable on such loans, advances and receivables) that are held by the Company or such Subsidiary, as applicable, against intercompany loans, advances and accounts payable (and interest payable with respect to such loans, advances and payables) owed by the Company or such Subsidiary, as applicable, and dispositions thereof to accomplish such netting, and dispositions of intercompany loans, advances, accounts receivable and accounts payable (and of interest receivable on, and interest payable with respect to, such loans, advances, receivables and payables) in accordance with the Plan and/or the Disclosure Statement; (xx) Restricted Payments made in accordance with Section 5.02(e); and (xxi) dispositions of cash or Cash Equivalents in the ordinary course in any transaction otherwise permitted hereunder.

(i) Nature of Business.  Engage, or permit any of its Subsidiaries to engage in any material line of business other than businesses in which they are engaged in on the Effective Date or which are substantially related thereto or are reasonable extensions thereof, it being understood that transactions permitted by Sections 5.02(a), 5.02(b), 5.02(c), 5.02(d), 5.02(e), 5.02(f), 5.02(g), 5.02(h) and 5.02(l) and (for the avoidance of doubt) the discontinuance of a particular line or lines of business shall not constitute a breach of this Section 5.02(i).

(j) Limitation on Prepayments, Redemption and Repurchase of Debt.  Make, or permit any other Loan Party to make, any payment or prepayment or redemption or acquisition for value (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or any cancellation or other retirement of any Debt for borrowed money of any Loan Party or any intercompany loan or advance (other than ordinary course accounts payable for goods and services and interest payable thereon) owed by any Loan Party to a Non-Loan Party, either prior to the scheduled maturity thereof or (if such Debt for borrowed money, intercompany loan or advance is stated to be payable on demand or has no scheduled maturity) upon demand, in any manner other than the refinancing thereof with Permitted Refinancing Debt (provided that, for the avoidance of doubt, nothing in this Section 5.02(j) shall be construed to prohibit the incurrence of additional Debt contemporaneously with such refinancing if the incurrence of additional Debt is permitted under Section 5.02(b)); provided that (i) nothing in this Section 5.02(j) shall be construed to prohibit (A) any Loan Party from paying, prepaying, redeeming, acquiring, cancelling or retiring (or netting against intercompany loans, advances and accounts receivable (and interest receivables on such loans, advances and receivables)) (1) accounts payable or (2) Debt or intercompany loans or advances owed to any other Loan Party, or (B) any Non-Loan Party with respect to any of its Debt, or (C) any Loan Party from paying, prepaying, redeeming, acquiring, cancelling or retiring (or netting against intercompany loans, advances and accounts receivable (and interest receivables on such loans, advances and receivables)) ) Debt or intercompany loans or advances owed to any Non-Loan Party or Joint Venture unless a Default has occurred and is continuing; provided that notwithstanding the occurrence and continuance of a Default, any Loan Party may pay, prepay, redeem, acquire, cancel or retire (or net against intercompany loans, advances and accounts receivable (and interest receivables on such loans, advances and receivables)) such Debt or intercompany loans or advances in the ordinary course of the Loan Parties’ management of their intercompany receivables and payables, (ii) the Loan Parties may make any prepayment or redemption or acquisition for value or any cancellation or other retirement of Debt or other obligations of the Company or any Loan Party not to exceed in the aggregate $10,000,000, and notwithstanding the occurrence and continuance of a Default, the Loan Parties may make any prepayment or redemption or acquisition for value or any cancellation or other retirement of any Debt of a Loan Party or intercompany loans or advances owed by any Loan Parties to any Non-Loan Parties not to exceed in the aggregate $35,000,000 (provided that any portion of such amount utilized for such repayment and not re-loaned or re-advanced to Loan Parties shall count against the $35,000,000 of Investments permitted under Section 5.02(g)(iii)), (iii) nothing in this Section 5.02(j) shall be construed to prohibit (A) the issuance of any Letter of Credit to support any Debt or other obligations of the Company or any Loan Party (and the drawing or reimbursement of any such Letter of Credit), to the extent the issuance of such Letter of Credit is otherwise permitted under this Agreement, (B) the Lyondell Property Purchase, or (C) the PMC Settlement, (iv) the Borrowers may (A) prepay the obligations under the Loan Documents, and (B) make mandatory prepayments required under the Term Facility in connection with any sale, transfer or other disposition of ownership of any asset of the Borrowers or the receipt of any proceeds of property or casualty insurance and condemnation awards (and payments in lieu thereof), (v) each Loan Party may make any such prepayment, redemption, acquisition, cancellation or other retirement if (A) the Fixed Charge and Liquidity Conditions with respect thereto are satisfied on the date of such transaction and (B) no Default has occurred and is continuing immediately before or immediately after giving effect thereto, and (vi) the Company and its Subsidiaries may make any prepayment or redemption or acquisition for value or any cancellation or other retirement of Debt or other obligations in accordance with the Plan and/or the Disclosure Statement.  In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition on behalf of such Loan Party which such Loan Party is prohibited from making under the provisions of this subsection (j).

(k) [Intentionally Omitted].

(l) Mergers.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to merge into or consolidate with any Person or permit any Person to merge into it, except (i) for mergers or consolidations constituting permitted Investments under Section 5.02(g) or dispositions (including dispositions of equity by means of a merger or consolidation) permitted pursuant to Section 5.02(h) (other than Section 5.02(h)(ii)); (ii) mergers, consolidations, liquidations or dissolutions (A) by any Loan Party (other than the Company) with or into any other Loan Party or any Non-Loan Party (provided that the surviving entity is a Loan Party or becomes a Loan Party in accordance with Section 5.01(m)) or (B) by any Non-Loan Party with or into any other Non-Loan Party or into any Loan Party (provided in the latter case that the surviving entity is a Loan Party or becomes a Loan Party in accordance with Section 5.01(m)); provided that, in the case of any such merger or consolidation under this clause (ii) involving a wholly owned Subsidiary of the Company that is a Loan Party, the Person formed by or surviving such merger or consolidation shall be a wholly owned Subsidiary of the Company that is a Loan Party; and provided further that in the case of any such merger or consolidation under this clause (ii)(x) to which the Company is a party, the Person formed by such merger or consolidation shall be the Company and (y) to which a Loan Party (other than the Company) is a party (other than a merger or consolidation made in accordance with subclause (B) above), the Person formed by such merger or consolidation shall be a Loan Party; (iii) the dissolution, liquidation or winding up of any Subsidiary of the Company, provided that such dissolution, liquidation or winding up would not reasonably be expected to have a Material Adverse Effect and the assets of the Subsidiary so dissolved, liquidated or wound-up are distributed to the Company or to a Loan Party or, in the case of any dissolution, liquidation or winding up of a Non-Loan Party, to the Persons holding the Equity Interests of such Subsidiary; (iv) mergers, liquidations, dissolutions and consolidations contemplated under (and consummated in accordance with) the Plan and/or the Disclosure Statement; and (v) any other merger or consolidation if (A) the Fixed Charge and Liquidity Conditions with respect thereto are satisfied on the date such merger or consolidation is consummated, (B) no Default has occurred and is continuing immediately before or immediately after giving effect thereto and (C) in the case of a merger or consolidation of any Loan Party (other than the Company) the surviving entity shall be a Loan Party and in the case of a merger or consolidation of the Company, the Company shall be the surviving entity.

(m) Amendments of Constitutive Documents, Etc.  Amend, or permit any other Loan Party to amend, its constitutive documents or any document evidencing Debt for borrowed money of any Loan Party in an aggregate principal amount exceeding $20,000,000, except for: (i) in the case of constitutive documents or Debt other than the Term Facility and the Senior Notes, amendments that would not reasonably be expected to materially adversely affect the interests of the Lenders and (ii) in the case of any document evidencing Debt under the Term Facility or the Senior Notes, amendments that (A) do not provide for an earlier final scheduled maturity date or scheduled amortization that would by its terms result in a shorter weighted average life to maturity of such Debt, (B) do not result in the principal amount of such Debt (excluding any accrual of interest) exceeding the applicable amount permitted under Section 5.02(b)(ii), (C) do not by their terms result in such Debt ranking senior in right of payment to the Obligations under the Loan Documents, (D) do not by their terms contravene any of the requirements contained in the definition of Permitted Refinancing Debt, mutatis mutandis (as if such amendments result in a replacement of such Debt with the Permitted Refinancing Debt thereof), (E) do not by their terms result in any additional direct restriction on any specific payment of the Revolving Credit Facility or imposition of any other additional direct restriction on the Company or any of its Subsidiaries that by its express terms conflicts with any express term or provision set forth in the Loan Documents or contravention of the Intercreditor Agreement and (F) do not result in such Debt containing any financial covenant with such maximum or minimum level for any period that (x) is materially adverse to the interests of the Lenders or (y) does not take into account drawings under the Revolving Credit Facility and the most recent applicable forecasts delivered by the Company pursuant to Section 3.01(a)(xii)(C) or 5.03(e).

(n) Accounting Changes.  Without the consent of the Administrative Agent (not to be unreasonably withheld or delayed), make or permit any changes in (i) accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles, or (ii) its Fiscal Year, it being understood that the application of fresh start accounting shall not be restricted.

(o) Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or allow to exist, or allow any Subsidiary to enter into or allow to exist, any agreement or arrangement prohibiting or conditioning the ability of the Company or any such Subsidiary to (i) create or assume any Lien upon any of its property or assets, (ii) pay dividends to, or repay or prepay any Debt owed to, any Loan Party, (iii) make loans or advances to, or other investments in, any Loan Party, or (iv) transfer any of its assets to any Loan Party, other than (A) any such agreement with or in favor of the Administrative Agent or the Lenders; (B) in connection with (1) any agreement evidencing any Liens (or the underlying obligations secured by such Liens) permitted pursuant to Section 5.02(a)(iii), (iv), (v), (vi), (vii), (viii), (xi), (xii), (xv) or (xvi) (so long as (x) in the case of agreements evidencing Liens (or the underlying obligations secured by such Liens) permitted under Section 5.02(a)(iii) or (xii), such prohibitions or conditions are customary for such Liens and the obligations they secure and (y) in the case of agreements evidencing Liens (or the underlying obligations secured by such Liens) permitted under Section 5.02(a)(v), (vi), (vii), (viii), (xi) or (xvi), such prohibitions or conditions relate solely to the assets that are the subject of such Liens or in the case of clause (vi), the assets of Foreign Subsidiaries) or (2) any Debt permitted to be incurred under Sections 5.02(b)(ii), (vi), (vii), (viii), (x), (xi), (xii), (xiii) or (xiv) above (so long as in the case of agreements evidencing Debt permitted under Section 5.02(b)(ii)(B), (vii), (x), (xi) or (xiv), such prohibitions or conditions are limited to the assets securing such Debt or in the case of clause (x), the assets of Foreign Subsidiaries); (C) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; (D) any restriction or encumbrance imposed pursuant to an agreement that has been entered into by the Company or any Subsidiary for the disposition of any of its property or assets so long as such disposition is otherwise permitted under the Loan Documents; (E) any such agreement imposed in connection with consignment agreements entered into in the ordinary course of business; (F) any agreement in existence on the Effective Date; (G) any agreement in existence at the time a Subsidiary is acquired so long as such agreement was not entered into in contemplation of such acquisition; (H) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; (I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and (J) the definitive agreements entered into with respect to the Senior Notes and the Term Facility.

(p) Sales and Lease Backs.  Enter into, or permit any of its Subsidiaries to enter into, any arrangement whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”) unless (a) such Sale and Leaseback Transaction is consummated for fair value as determined at the time of consummation in good faith by (i) the Company or such Subsidiary and (ii) in the case of any Sale and Leaseback Transaction (or series of related Sale and Leaseback Transactions) the aggregate proceeds of which exceed $25.0 million, the board of directors of the Company or such Subsidiary (which such determination may take into account any retained interest or other Investment of the Company or such Subsidiary in connection with, and any other material economic terms of, such Sale and Leaseback Transaction); (b) the sale of such property is permitted by Section 5.02(h)(x); (c) the Net Cash Proceeds of the sale of such property are applied as and to the extent required by Section 2.07(b)(i); and (d) the incurrence of any Attributable Indebtedness in respect thereof is permitted under Section 5.02(b); provided, this Section 5.02(p) shall not apply to Sale and Leaseback Transactions (i) between Loan Parties or (ii) between Non-Loan Parties.

(q) Speculative Transactions.  Engage, or permit any of its Subsidiaries to engage, in any interest rate, commodity, hedge, currency or future contract or similar speculative transaction, except for hedge transactions for the sole purpose of risk management of fluctuations in interest rates, exchange rates and commodity prices in the normal course of business and consistent with industry practice.

(r) Exempt Accounts.  Deposit or permit to be deposited into any Exempt Account or Excluded Account, or allow any of its Subsidiaries to deposit or permit to be deposited into any Exempt Account or Excluded Account, the proceeds of any Revolving Facility Collateral (to the extent when such proceeds are first received by the Company or any of its Subsidiaries, such proceeds are paid for sales of Inventory of the Loan Parties or collections of Accounts of the Loan Parties or related general intangibles and contract rights); provided that (i) so long as a Cash Dominion Period is not in effect, the Company and its Subsidiaries may transfer funds from any other account that is not an Exempt Account or Excluded Account into an Exempt Account or Excluded Account, which funds may contain proceeds of Revolving Facility Collateral, (ii) any such proceeds of such Revolving Facility Collateral that have been deposited in an Exempt Account or Excluded Account without causing a breach of this Section 5.02(r) shall immediately after such deposit cease to be subject to the restrictions of this Section 5.02(r) for all purposes, and (iii) if any such proceeds of such Revolving Facility Collateral are deposited in or transferred to any Exempt Account or Excluded Account (other than pursuant to clause (i) above and other than such proceeds which have ceased to be subject to the provisions of this Section 5.02(r)), the Borrowers shall promptly transfer, or cause to be transferred, such proceeds into a lockbox or deposit account other than an Exempt Account or an Excluded Account, and the Loan Parties shall not be deemed in breach of this Section 5.02(r) if the Borrowers comply with their obligation under this clause (iii).

Section 5.03 Reporting Requirements.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, the Borrowers will furnish to the Administrative Agent:

(a) Default Notice.  As soon as possible and in any event within (i) three Business Days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of each Default, (ii) five Business Days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of any event, development or occurrence that has had a Material Adverse Effect or (ii) 30 days after any Loan Party or any Responsible Officer thereof has knowledge of the occurrence of any event, development or occurrence that would reasonably be expected to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer (or person performing similar functions) of the Company setting forth details of such Default or other event and the action that the Company has taken and proposes to take with respect thereto.
(b) Monthly Financials.  As soon as available and in any event within 30 days after the end of each of the first two months of each fiscal quarter, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, and Consolidated statement of income of the Company and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, all in reasonable detail and duly certified by a Responsible Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its Subsidiaries as of such date and for such period (subject to quarterly adjustments and not being prepared in accordance with GAAP where noted in such financial statements).

(c) Quarterly Financials.  As soon as available and in any event within 45 days (or, if the Confirmation Order shall have been entered by the Bankruptcy Court on or prior to September 16, 2010, 90 days with respect to the third quarter of the Fiscal Year ending December 31, 2010) after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and Consolidated statements of income and cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous quarter and ending with the end of such quarter, and Consolidated statements of income cash flows of the Company and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth, in each case in comparative form,  the corresponding figures for the forecast delivered pursuant to Section 3.01(a)(xii) and the corresponding figures for the corresponding period of the immediately preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Company as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company has taken and proposes to take with respect thereto, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations that would be used (if such fiscal quarter ended during a Testing Period) in determining, as of the end of such fiscal quarter, compliance with the covenant contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.04 and a Testing Period has commenced and is continuing, a statement of reconciliation conforming such financial statements to GAAP.

(d) Annual Financials.  As soon as available and in any event no later than 90 days (or 105 days with respect to the Fiscal Year ending December 31, 2010) following the end of the Fiscal Year, a copy of the annual audit report for such Fiscal Year, including therein a Consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and Consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, in each case accompanied by (A) an opinion of independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and (B) a certificate of a Responsible Officer of the Company stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company has taken and proposes to take with respect thereto, together with (if such Fiscal Year ended during a Testing Period) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used in determining, as of the end of such Fiscal Year, compliance with the covenant contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Company shall also provide, if necessary for the determination of compliance with Section 5.04 and a Testing Period has commenced and is continuing, a statement of reconciliation conforming such financial statements to GAAP; provided further that in the event the Company’s accountants have not yet completed the procedures required to issue an opinion at the time delivery of such opinion would be required under preceding clause (A), the requirement to deliver the annual audit report (and the aforementioned financial statements) at such time shall be deemed satisfied by delivery at such time of a complete draft of the Company’s Form 10-K and delivery of such opinion not later than 120 days following the end of such Fiscal Year.

(e) Budget.  No later than 45 days after the beginning of each Fiscal Year, the budget for such Fiscal Year and each subsequent Fiscal Year through the Maturity Date, showing projected Consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries on an annual basis.

(f) Fixed Charge Coverage Ratio.  No later than 30 days after the end of each calendar month (or in the case of (x) the last calendar month of any of the first three quarters of a Fiscal Year, no later than 45 days after the end of such calendar month and (y) the last calendar month of a Fiscal Year, no later than 60 days after the end of such calendar month), a certificate by a Responsible Officer of the Company certifying whether the Company would be in compliance with the covenant in Section 5.04 if such covenant were applicable at such time for such calendar month, together with a schedule in form and substance reasonably satisfactory to the Administrative Agent of the computations used in making such determination, such certificate to be required whether or not the Testing Period applies; provided, that in the case of any such certificate delivered with respect to any of the first 2 months of any quarter or with respect to the last calendar month of a Fiscal Year, (i) such certification shall be made subject to quarterly (and/or annual, as the case may be) adjustments and not being prepared in accordance with GAAP where noted in such certificate and (ii) whether or not a Testing Period has commenced, the Company may submit an updated certificate with a recalculation of the Fixed Charge Coverage Ratio in accordance with GAAP without being subject to quarter end adjustments.

(g) ERISA Events and ERISA Reports.  Promptly and in any event within 10 Business Days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Company describing such ERISA Event and the action, if any, that such Loan Party or the applicable ERISA Affiliate has taken and proposes to take with respect thereto, on the date any records, documents or other information must be furnished to the PBGC with respect to any ERISA Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(h) Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any ERISA Plan or to have a trustee appointed to administer any ERISA Plan.

(i) Actuarial Reports.  Promptly and in any event within 20 Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, a copy of the annual actuarial valuation report for each Single Employer Plan with respect to any plan year with respect to which the funding target attainment percentage (as defined in Section 303(d)(2) of ERISA) is less than 90%.

(j) Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (i) the imposition of Withdrawal Liability upon a Loan Party or ERISA Affiliate by any such Multiemployer Plan, (ii) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (iii) the amount of liability that will be incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (i) or (ii) above.

(k) Litigation.  Promptly after the commencement thereof, notice of each unstayed action, suit, investigation, litigation and proceeding before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Loan Party or any of its Subsidiaries that (i) would be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Agreement, any Note, any other Loan Document or the consummation of the transactions contemplated hereby.

(l) Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that the Company sends to its public stockholders, copies of all regular, periodic and special reports, and all registration statements, that the Company files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange and copies of all private placement or offering memoranda pursuant to which securities of any Loan Party that are exempt from registration under the Securities Act are proposed to be issued and sold thereby; provided that such documents may be made available by posting on the Company’s website.

(m) Environmental Conditions.  As soon as practicable after the assertion or receipt thereof, written notice of any Environmental Action against or of any non-compliance by any Loan Party or any of its Subsidiaries with any applicable Environmental Law or Environmental Permit that would reasonably be expected to (i) have a Material Adverse Effect or (ii) cause any of its real property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(n) Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Lender Party (through the Administrative Agent) or the Administrative Agent may from time to time reasonably request.

(o) Borrowing Base Certificate.  A Borrowing Base Certificate substantially in the form of Exhibit E as of the date required to be delivered or so requested, in each case with supporting documentation, which shall be furnished to the Lenders:  (i) as soon as available and in any event prior to the Initial Extension of Credit to be made on the Effective Date, (ii) after the Effective Date, (A) if a Testing Period or Specified Default has commenced and is continuing, on or before Wednesday (or if such day is not a Business Day, the immediately succeeding Business Day) of each calendar week, which weekly Borrowing Base Certificate shall reflect the Inventory and Eligible Receivables updated as of the end of the immediately preceding Friday, and (B) if no Testing Period or Specified Default has commenced and is continuing, on or before the 10th Business Day of each calendar month, which monthly Borrowing Base Certificate shall reflect the Eligible Receivables and Eligible Inventory updated as of the end of the immediately preceding calendar month; provided that notwithstanding anything herein to the contrary, the Company shall be permitted upon notice of such election to the Administrative Agent to deliver an updated Borrowing Base Certificate more frequently than monthly (as specified in such notice) (provided that in such case, the Company shall, for the immediately following 90 days, deliver an updated Borrowing Base Certificate with the same frequency as the frequency specified in such notice), (iii) if there is any sale pursuant to Section 5.02(h)(x) or any casualty or condemnation event with respect to any Inventory or Accounts of the Borrowers, in any such case for an amount exceeding $25,000,000 in any single such transaction or event, as soon as practicable after such sale or casualty or condemnation event, and (iv) if reasonably requested by the Administrative Agent at any time when the Administrative Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available after such time or such request, in each case with supporting documentation as the Administrative Agent may reasonably request.

Section 5.04 Financial Covenant.  So long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding and not Cash Collateralized or any Lender Party shall have any Commitment hereunder, the Company will, at all times during any Testing Period, maintain a Fixed Charge Coverage Ratio of not less than 1.1:1.0.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01 Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a) a Borrower shall fail to pay any principal of any Advance or any unreimbursed drawing with respect to any Letter of Credit when the same shall become due and payable or any Loan Party shall fail to make any payment of interest on any Advance or any other payment under any Loan Document within three business days after the same becomes due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers acting in his/her capacity as such and on behalf of a Loan Party) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any Loan Party shall fail to perform or observe (i) any term, covenant or agreement contained in Section 2.15, 5.01(a) (with respect to the Loan Parties), 5.01(c), 5.01(f), 5.02, 5.03(o) or 5.04 or (ii) any term, covenant or agreement contained in Section 5.03 (other than subsection (o) thereof)  if such failure shall remain unremedied for 10 Business Days; or

(d) any Loan Party shall fail to perform any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days; or

(e) (i) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $20,000,000 when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable cure or grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount of at least $20,000,000, and such other event or condition shall continue after the applicable cure or grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature, provided that in the case that such other event or condition shall be a breach of the financial covenant contained in the Term Facility Credit Agreement that shall not have resulted in the acceleration of the Debt under the Term Facility Credit Agreement, such other event or condition shall have continued for 15 days after the end of the cure or grace period specified in the Term Facility Credit Agreement as being applicable to such breach; or (iii) one or more items of Debt of the Loan Parties and their Subsidiaries (excluding Debt outstanding hereunder) that is outstanding in an aggregate principal or notional amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $20,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) there is rendered against any Loan Party or any of its Subsidiaries one or more final, non-appealable judgments or orders for the payment of money in excess of $20,000,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage or by reserves established as contemplated under, and in accordance with, the Plan and/or the Disclosure Statement) in the aggregate at any time and (A) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and such proceedings are not stayed or vacated, or (B) there shall be any period of 30 consecutive days during which such judgment or order has not been vacated, discharged or bonded or a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) [Intentionally omitted]

(h) any Collateral Document after delivery thereof pursuant to Article III shall for any reason (other than pursuant to the terms thereof or as a result of an action or inaction of the Administrative Agent, the Collateral Agent or any Lender, to the extent that such action or inaction relates to the perfection or non-perfection of Collateral) cease to create a valid and perfected Lien on and security interest in the Collateral purported to be covered thereby and to the extent required therein; or

(i) the Company or any Loan Party shall incur, or shall be reasonably likely to incur liability as a result of one or more of the following:  (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Company or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan, except, in each case, (a) any liability that is reasonably expected to be treated as a general unsecured claim in the Cases and would not reasonably be expected to result in a Material Adverse Effect and (b) other liabilities not greater than $20,000,000 in the aggregate; or

(j) any Loan Party shall challenge the validity of any Loan Document or the applicability or enforceability of any Loan Document or shall seek to void, avoid, limit, or otherwise adversely affect the security interest created by or in any Loan Document or any payment made pursuant thereto; or

(k) a Change of Control shall occur; or

(l) any Borrower or any Material Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any Material Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Borrower or any Material Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (l);

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the obligation of each Lender to make Advances (other than Letter of Credit Advances by the Issuing Banks or a Lender pursuant to Section 2.03(c)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrowers, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, and (iii) shall at the request, or may with the consent, of the Required Lenders (A) set-off amounts in the L/C Cash Collateral Account, or any other accounts of the Loan Parties and apply such amounts to the Obligations of the Loan Parties that are due and payable hereunder and under the other Loan Documents, and (B) exercise any and all remedies against the Collateral under this Agreement, the Loan Documents, and applicable law available to the Agents and the Lenders; provided, however, that, upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Banks or a Lender pursuant to Section 2.03(c)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

Section 6.02 Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrowers to, and forthwith upon such demand the Borrowers will, pay to the Administrative Agent on behalf of the Lender Parties in same day funds at the Administrative Agent’s Office, for deposit in the L/C Cash Collateral Account, an amount equal to 103% of the aggregate Available Amount of all Letters of Credit then outstanding.  If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Administrative Agent and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to 103% of the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim.

ARTICLE VII

THE AGENTS

Section 7.01 Appointment and Authority.  (a)  Each of the Lender Parties hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lender Parties, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lender Parties and Lead Arrangers (including in its capacities as a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender Party or Lead Arranger for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 7.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VII and Article X (including Section 10.04(c), as though such co agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 7.02 Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03 Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender Party.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05 Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06 Resignation of Administrative Agent.  The Administrative Agent may at any time give prior written notice of its resignation to the Lender Parties and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such successor shall comply with the requirements of Section 2.12(e) prior to becoming the successor under this Agreement, and the Required Lenders shall not appoint a foreign agent as successor if such appointment would, upon the effectiveness of such appointment, result in a tax gross-up or indemnification payment under this Agreement.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lender Parties appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender Party directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Swing Line Lender and, if Bank of America shall have become an Issuing Bank, its resignation as an Issuing Bank.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender and, if applicable, Issuing Bank, (ii) the retiring Swing Line Lender and, if applicable, Issuing Bank shall be discharged from all of its duties and obligations as Swing Line Lender and Issuing Bank, as the case may be, hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 7.07 Non-Reliance on Administrative Agent and Other Lender Parties.  Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08 No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Lead Arrangers, the Syndication Agent or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Lender or Issuing Bank hereunder.

Section 7.09 Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Advance or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, L/C Obligations and all other Obligations hereunder and under the other Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lender Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations under the Loan Documents or the rights of any Lender Party to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 7.10 Collateral and Guaranty Matters.  Each of the Lender Parties and Lead Arrangers (including in its capacities as a potential Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Secured Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements, as to which arrangements reasonably satisfactory to the applicable Cash Management Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or if such Person is merged, liquidated, dissolved or consolidated into another Guarantor or its assets are sold as permitted under the terms of the Loan Documents and, in the case of such liquidation, dissolution or sale the assets of such Person or the proceeds thereof, as applicable, are distributed to (x) the Company or (y) the Subsidiary of the Company holding all of the Equity Interests of such Person or into which such Person is dissolved or liquidated; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 5.02(a).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 7.10.  In each case as specified in this Section 7.10, the Administrative Agent will, at the Company’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 7.10.

ARTICLE VIII

[INTENTIONALLY OMITTED]

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 3.01 without the written consent of each Initial Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 2.06 or Section 6.01) without the written consent of such Lender  (it being understood that a waiver of any condition precedent in Article III or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (but not any prepayment) of principal, interest (other than any default interest payable pursuant to Section 2.08), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document (it being understood that any waiver of default interest payable pursuant to Section 2.08, any waiver of a Default or Event of Default and/or any modification or amendment of defined terms used in the definition of Applicable Margin, shall not constitute a decrease in the rate of interest or fees for this purpose) or alter the pro rata sharing of payments required hereunder, whether by modification of Section 2.12 or 2.14 or otherwise, without the written consent of each Lender directly adversely affected thereby;

(e) change the definition of “Required Lenders,” “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, in each case in a manner that would have the direct effect of reducing the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or grant any consent hereunder, without the written consent of each Lender;

(f) release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties, or release all or substantially all of the Collateral, in each case without the written consent of each Lender;

(g) amend, modify or waive the provisions of Section 5.04 without the consent of the Supermajority Lenders; and

(h) change the definition of any of “Availability”, “Bank Product Reserves”, “Borrowing Base”, “Eligible Inventory”, “Eligible Receivables”, or “Reserves”, in each case in a manner adverse to the Lenders, without the written consent of the Supermajority Lenders;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks, in addition to the Lenders required above, by its terms adversely affect the rights or duties of the Issuing Banks under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, by its terms affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that a waiver of any condition precedent in Article III or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment of a Lender); and (iv) Schedule 1.01A may be supplemented by the Company to add the applicable numbers with respect to the month of September of 2010 solely with the written approval (not to be unreasonably withheld) of the Administrative Agent.  For the avoidance of doubt, Schedule I may be modified from time to time and technical and conforming modifications to the Loan Documents may be made to the extent necessary to effectuate any Commitment Increase or Incremental Amendment pursuant to Section 2.19, in each case with the prior written consent of Administrative Agent, the Loan Parties and each Lender or Eligible Assignee participating in such Commitment Increase pursuant to documentation reasonably satisfactory to Administrative Agent without the consent of any other Lender or any Issuing Bank.

Section 10.02 Notices, Posting of Approved Electronic Communications, Etc.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)           if to any Borrower or any other Loan Party, or to the Administrative Agent or Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)           if to any other Lender Party, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender Party on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications.  Notices and other communications to the Lender Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender Party pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any other Loan Party, any Lender Party or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any other Loan Party, any Lender Party or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc.  Each of the Borrowers, the other Loan Parties, the Administrative Agent and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender Party may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent the Issuing Banks and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lender Parties.  The Administrative Agent and the Lender Parties shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing and Swing Line Advance Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall, jointly and severally, indemnify the Administrative Agent, each Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Remedies.  No failure on the part of any Lender Party or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10.04 Costs, Fees and Expenses.  (a)  Each Borrower agrees (i) to pay or reimburse the Administrative Agent and the Lead Arrangers for all reasonable and documented out-of-pocket costs and expenses incurred by such Persons (including, without limitation, third-party appraisal costs, per diem costs and other charges of field examiners and other employees in connection with matters relating to the Collateral and reasonable attorneys’ fees and expenses (it being agreed that reasonable fees and expenses of not more than one counsel for the Administrative Agent and all of the Lead Arrangers (with one additional counsel if there is a conflict between or among the Administrative Agent and the Lead Arrangers in the opinion of counsel) shall be payable or reimbursable under the preceding provisions of this sentence, together with reasonable fees and expenses of special and local counsel, in each case reasonably retained by the Lead Arrangers jointly)) in connection with (A) the preparation, negotiation and execution of the Loan Documents; (B) the syndication and funding of the Advances and the issuance of any Letters of Credit; (C) the creation, perfection or protection of the liens under the Loan Documents (including all search, filing and recording fees); and (D) the on-going administration of the Loan Documents (including the preparation, negotiation and execution of any amendments, consents, waivers, assignments, restatements or supplements thereto) (provided that the Lead Arrangers shall not in their capacities as such be entitled to any such payments or reimbursements pursuant to this subclause (D)), and (ii) to pay or reimburse the Administrative Agent and each of the Lender Parties for all documented out-of-pocket costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Administrative Agent or such Lender Parties in connection with (A) the enforcement of the Loan Documents; (B) any refinancing or restructuring of the Facilities in the nature of a “work-out” or any insolvency or bankruptcy proceeding; and (C) any legal proceeding relating to or arising out of the Facilities or the other transactions contemplated by the Loan Documents.  All amounts due under this Section 10.04(a) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the termination of the Commitments, the termination or expiration of all Letters of Credit and repayment, satisfaction or discharge of all other Obligations under the Loan Documents.

(b) Each Borrower shall jointly and severally indemnify the Administrative Agent (and any sub-agent thereof), each Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including, without limitation, the reasonable and documented fees and disbursements of outside counsel), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under any Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any Environmental Action relating to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Borrowers’ or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.  In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, any of its directors, security holders or creditors, an Indemnitee or any other Person or whether or not an Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  Each Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any Borrower or any of their respective Affiliates or to its or their respective security holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent such liability is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.  In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including without limitation, any loss of profits, business or anticipated savings).  Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, except to the extent such damages are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee’s gross negligence or willful misconduct.  All amounts due under this Section 10.04(b) shall be payable within ten Business Days after demand therefor.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender Party, the termination of the Commitments, the termination or expiration of all Letters of Credit and the repayment, satisfaction or discharge of all the other Obligations under the Loan Documents.

(c) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by them to the Administrative Agent (or any sub-agent thereof) any Related Party thereof, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party thereof acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by any Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.07, 2.10(b)(i) or 2.11(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if any Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.05, 2.07 or 6.01 or otherwise, the Borrowers shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

Section 10.05 Right of Set-off.  If an Event of Default shall have occurred and be continuing, each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lender Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations under the Loan Documents owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or their respective Affiliates may have.  Each Lender Party agrees to notify the applicable Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.06 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers, each Agent, the Initial Issuing Bank and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrowers, each Agent and each Lender Party and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender Party.

Section 10.07 Successors and Assigns.  (a)  Each Lender may assign all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) unless otherwise agreed by the Administrative Agent each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of any or all Facilities, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to any such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall be, unless the Administrative Agent shall otherwise consent, $5,000,000 or an integral multiple of $500,000 in excess thereof, (iii) each such assignment shall be to an Eligible Assignee, (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes (if any) subject to such assignment and a processing and recordation fee of $3,500, (v) to the extent any such assignment immediately upon becoming effective shall increase amounts payable under Section 2.11 or 2.13, the Borrowers shall not be liable for payment of such increased amounts unless such assignment is made with the Borrowers’ prior consent after the Borrowers have been informed of such increased amounts and (vi) prior to such assignment, the assignor or the Administrative Agent shall have given notice of such assignment to the Borrowers.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Advances and participations in Letters of Credit and Swing Line Advances.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.11, 2.13 and 10.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any Lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrowers, shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Lender Parties may treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender.  The Register shall be available for inspection by any Borrower or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender Party and an assignee, together with any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrowers and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice and request by such Eligible Assignee of a new Note, the Borrowers, at their own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Issuing Bank, with the written consent of the Company, may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(g) Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and any Note or Notes held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement, (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest (other than default interest) on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the value of the Collateral or of the value of the Guaranties, (vi) the participating banks or other entities shall be entitled to the benefit of Section 2.13 to the same extent as if they were a Lender Party but, with respect to any particular participant, to no greater extent than the Lender Party that sold the participation to such participant and only if such participant agrees to comply with Section 2.13(e) as though it were a Lender Party and (vii) to the extent any such participation immediately upon becoming effective shall increase amounts payable under Section 2.11 or 2.13, the Borrowers shall not be liable for payment of such increased amounts unless such participation is made with the Borrowers’ prior consent after the Borrowers have been informed of such increased amounts.

(h) Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender Party by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Information received by it from such Lender Party in accordance with Section 10.11 hereof.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time (and without the consent of the Administrative Agent or the Borrowers) create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a fund that invests in bank loans may create a security interest in all or any portion of the Advances owing to it and the Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such fund as security for such obligations or securities, provided, however, that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Lender Party identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.11 and 2.13 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof; provided that each Lender Party designating any SPC hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPC during such period of forbearance.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrowers and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(l) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 10.07(a), Bank of America may, (i) if Bank of America shall have become an Issuing Bank, upon 30 days’ notice to the Borrowers and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender.  In the event of any such resignation as Issuing Bank or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Lender, as the case may be.  If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Advances or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Advances made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Advances or fund risk participations in outstanding Swing Line Advances pursuant to Section 2.04(c).  Upon the appointment of a successor Issuing Bank and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swing Line Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession (and the Letters of Credit being issued in substitution shall not be considered outstanding for purposes of determining Availability until substituted for the relevant Letters of Credit issued by Bank of America) or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.08 Execution in Counterparts; Integration.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by electronic transmission (e.g. “.pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.09 Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Advance or the issuance, extension or increase in the amount of any Letter of Credit, and shall continue in full force and effect as long as any Advance or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.10 Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.10, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.11 Confidentiality and Related Matters.  Each of the Administrative Agent and the Lender Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need to know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than the Company; provided that in the case of disclosure under subsection (c) of this Section 10.11, such party subject to such requirement or request shall, to the extent permitted by applicable law, rules and regulations,  provide the applicable Loan Party with written notice as promptly as practicable and use commercially reasonable efforts to cooperate with such Loan Party in such Loan Party’s efforts, at its own expense, to obtain a protective order or other confidential treatment.  For purposes of this Section, “Information” means all information received from the Borrowers or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender Party on a nonconfidential basis prior to disclosure by the Borrowers or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders Parties acknowledges that (a) the Information may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

Section 10.12 Treatment of Information.  Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the other Lead Arrangers will make available to the Lender Parties materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of the U.S. federal securities law) (“MNPI”) with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Each Borrower hereby agrees that it will, if so requested by the Administrative Agent, use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) at the request of the Administrative Agent, all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, and the Lender Parties to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.11); and (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

Section 10.13 Patriot Act Notice. (a)   Each Lender Party that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  Each Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti money laundering rules and regulations, including the Patriot Act.

Section 10.14 Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.15 Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.16 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17 No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees that:  (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Lead Arrangers and the other Bookrunners are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent, the Lead Arrangers and the other Bookrunners, on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) each of the Administrative Agent, the Lead Arrangers and the other Bookrunners is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any other Person and (ii) none of the Administrative Agent, the Lead Arrangers or the other Bookrunners has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent, the Lead Arrangers and the other Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Lead Arrangers or the other Bookrunners has any obligation to disclose any of such interests to the any Loan Party or any of their respective Affiliates.  To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Administrative Agent, the Lead Arrangers and the other Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18 Release of Guarantees and Collateral.  If (i) any Guarantor or any of its successors in interest shall cease to be a Subsidiary as a result of a transaction permitted hereunder or (ii) if any Guarantor is merged, liquidated, dissolved or consolidated into another Guarantor or its assets are sold as permitted under the terms of the Loan Documents and, in the case of such liquidation, dissolution or sale the assets of such Guarantor or the proceeds thereof, as applicable, are distributed in accordance with the Loan Documents or, if the Loan Documents do not provide for such distribution, to (x) the Company or (y) the Subsidiary of the Company holding all of the Equity Interests of such Person or into which such Person is dissolved or liquidated, the Administrative Agent shall execute and deliver to the Borrowers, at the Borrowers’ expense, all documents that the Borrowers shall reasonably request to evidence the release of such obligations of such Guarantor under the Guaranty and the Liens securing such obligations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CHEMTURA CORPORATION, as Borrower

By:	/s/ Stephen C. Forsyth
Name: Stephen C. Forsyth
Title: Executive Vice President and Chief
Financial Officer

BIO-LAB, INC., as Borrower

By:	/s/ Robert J. Cicero
Name: Robert J. Cicero
Title: Vice President and Secretary

GLCC LAUREL, LLC, as Borrower

By:	/s/ Robert J. Cicero
Name: Robert J. Cicero
Title: Secretary

GREAT LAKES CHEMICAL CORPORATION, as Borrower

By:	/s/ Robert J. Cicero
Name: Robert J. Cicero
Title:Vice President and Secretary

[Signature Page]

BANK OF AMERICA, N.A., as Administrative Agent, Initial Lender and Swing Line Lender

By:	/s/ James G. Gilbert
Name: James G. Gilbert
Title: AVP

[Signature Page]

WELLS FARGO CAPITAL FINANCE, LLC, as Initial Lender

By:	/s/ Sanat S. Amladi
Name: Sanat S. Amladi
Title: Senior Vice President

[Signature Page]

CITIBANK, N.A., as Initial Lender

By:	/s/ Matthew Paquin
Name: Matthew Paquin
Title: Vice President and Director

[Signature Page]

BARCLAYS BANK PLC, as Initial Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

[Signature Page]

GOLMAN SACHS LENDING PARTNERS, LLC, as Initial Lender

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

[Signature Page]

CIT Bank, as Lender

By:	/s/ Benjamin Haslam
Name: Benjamin Haslam
Title: Authorized Signatory

[Signature Page]

SIEMENS FINANCIAL SERVICES, INC., as Lender

By:	/s/ Anthony Casciano
Name: Anthony Casciano
Title: Managing Director

By:	/s/ Douglas Maher
Name: Douglas Maher
Title: Managing Director

[Signature Page]

SIEMENS FINANCIAL SERVICES, INC., as Lender

By:	/s/ Anthony Casciano
Name: Anthony Casciano
Title: Managing Director

[Signature Page]

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ Yoshihiro Hyakutome
Name: Yoshihiro Hyakutome
Title: General Manager

[Signature Page]

THE ROYAL BANK OF SCOTLAND PLC, as Lender

By:	/s/ Paul Chisholm
Name: Paul Chisholm
Title: Vice President

[Signature Page]

WELLS FARGO BANK, N.A., as Initial Issuing Bank

By:	/s/ Sanat S. Amladi
Name: Sanat S. Amladi
Title: Vice President

[Signature Page]